UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Motorola Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRINCIPAL EXECUTIVE OFFICES:	PLACE OF MEETING:
1303 East Algonquin Road Schaumburg, Illinois 60196	Willard InterContinental 1401 Pennsylvania Avenue NW Washington, DC 20004
March 18, 2013

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Our Annual Meeting will be held at the Willard InterContinental, 1401 Pennsylvania Avenue NW, Washington, DC 20004 on Monday, May 6, 2013 at 5:00 P.M., EDT. For your convenience, we are pleased to offer a live webcast (audio only) of the meeting at www.motorolasolutions.com/investors.

The purpose of the meeting is to:

1.	elect ten directors for a one-year term;

2.	hold a stockholder advisory vote to approve the Company’s executive compensation;

3.	ratify the appointment of KPMG LLP as Motorola Solutions’ independent registered public accounting firm for 2013;

4.	consider and vote upon stockholder proposals, if properly presented at the meeting; and

5.	act upon such other matters as may properly come before the meeting.

Only Motorola Solutions stockholders of record at the close of business on March 8, 2013 (the “record date”) will be entitled to vote at the meeting. Please vote in one of the following ways:

•	visit the website shown on your Motorola Solutions Notice of Internet Availability of Proxy Materials for the 2013 Annual Meeting (your “Notice”) or proxy card to vote via the Internet;

•	use the toll-free telephone number shown at the website address listed on your proxy card;

•	if you received a printed copy of the proxy card, mark, sign, date and return the enclosed proxy card using the postage-paid envelope provided; or

•	in person at the Annual Meeting.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA SOLUTIONS AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES). YOU WILL BE REQUIRED TO PROVIDE THE ADMISSION TICKET THAT IS DETACHABLE FROM YOUR PROXY CARD OR PROVIDE OTHER EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA SOLUTIONS STOCK ON THE RECORD DATE TO GAIN ADMISSION TO THE MEETING.

By order of the Board of Directors,

Lewis A. Steverson

Secretary

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2013

March 18, 2013

Dear Fellow Motorola Solutions Stockholders:

You are cordially invited to attend Motorola Solutions’ 2013 Annual Stockholders Meeting. The meeting will be held on Monday, May 6, 2013 at 5:00 P.M., EDT, at the Willard InterContinental, 1401 Pennsylvania Avenue NW, Washington, DC 20004.

We encourage you to vote your shares through one of the three convenient methods described in the enclosed Proxy Statement and, if your schedule permits, to attend the meeting. We would appreciate your support on the following management proposals:

•	the election of the ten nominated directors;

•	the advisory approval of the Company’s executive compensation; and

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Your vote is important, so please act at your first opportunity.

On behalf of your Board of Directors, thank you for your continued support of Motorola Solutions.

Gregory Q. Brown

Chairman and CEO

Motorola Solutions, Inc.

PROXY STATEMENT

PROXY STATEMENT	1

PROXY STATEMENT

ABOUT THE 2013 ANNUAL MEETING

This proxy statement (the “Proxy Statement”) is being furnished to holders of common stock, $0.01 par value per share (the “Common Stock”), of Motorola Solutions, Inc. (“we,” “our,” “Motorola Solutions,” or the “Company”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board”) to be used at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Willard InterContinental, 1401 Pennsylvania Avenue NW, Washington, DC 20004 on Monday, May 6, 2013 at 5:00 P.M., EDT, for the purposes set forth in the Notice of 2013 Annual Meeting of Stockholders.

All stockholders may view and print Motorola Solutions’ Proxy Statement and the 2012 Annual Report at the Company’s website at www.MotorolaSolutions.com/investor. The information contained on Motorola Solutions’ website is not a part of this Proxy Statement and is not deemed incorporated by reference into this Proxy Statement or any other public filing made with the Securities and Exchange Commission (the “SEC”).

Who Is Entitled to Vote?

Only stockholders of record at the close of business on March 8, 2013 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. On the record date, there were issued and outstanding 272,311,256 shares of Common Stock entitled to vote at the Annual Meeting. The Common Stock is the only class of voting securities of the Company.

A list of stockholders entitled to vote at the meeting will be available for examination at the corporate offices of Motorola Solutions, Inc., 1303 E. Algonquin Road, Door 51, Schaumburg, Illinois 60196 for ten days before the Annual Meeting and at the Annual Meeting.

Why Did I Receive a Notice of Internet Availability?

The SEC has adopted rules for the electronic distribution of proxy materials. We have elected to provide our stockholders access to our proxy materials and 2012 Annual Report on the Internet instead of sending a full set of printed proxy materials to all of our stockholders. This enables us to reduce costs, provide ease and flexibility for our stockholders and lessen the environmental impact of our Annual Meeting by mailing most of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”). If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them. Instead, the Notice instructs you on how to access and review all of the information contained in the 2013 Proxy Statement and 2012 Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The Notice, which contains instructions on how to access this Proxy Statement, the form of proxy and the Company’s 2012 Annual Report, is being mailed to stockholders on or about March 18, 2013.

2	PROXY STATEMENT

How Can I Vote Without Attending the Annual Meeting?

There are three convenient methods for registered stockholders to direct their vote by proxy without attending the Annual Meeting. Stockholders can:

•

Vote by Internet. The website address for Internet voting is provided on your Notice or proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. EDT on Sunday, May 5, 2013. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

•

Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control number appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. EDT on Sunday, May 5, 2013. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•

Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking it, dating it and signing it, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

How Can I Change My Vote?

Registered stockholders can revoke their proxy at any time before it is voted at the Annual Meeting by either:

•	Submitting another timely, later-dated proxy by Internet, telephone or mail;

•	Delivering timely written notice of revocation to the Secretary, Motorola Solutions, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196; or

•	Attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record (that is, your bank, broker or nominee) to be able to vote at the Annual Meeting.

How Many Votes Must be Present to Conduct Business at the Annual Meeting?

In order for business to be conducted, a quorum must be represented in person or by proxy at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy marked “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How Many Votes Am I Entitled to Cast?

You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

What if I Hold My Shares in the Name of a Bank, Broker or Other Nominee?

If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (resulting in a “broker non-vote”). The ratification of the appointment of KPMG LLP is the only “discretionary” item. The election of directors, the advisory approval of the Company’s executive compensation and the stockholder proposals are “non-discretionary” items.

PROXY STATEMENT	3

Who Represents My Proxy at the Annual Meeting?

If you do not vote in person at the Annual Meeting, but have voted your shares by Internet, telephone, or mail, you have authorized certain members of Motorola Solutions’ senior management designated by the Board and named in your proxy to represent you and to vote your shares as instructed.

What if I Return a Proxy But Do Not Provide Specific Voting Instructions For Some or All of the Items?

All shares that have been properly voted—whether by Internet, telephone, or mail—and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy but do not give voting instructions with respect to one or more items, the shares represented by that proxy will be voted as recommended by the Board with respect to those items. The Board recommends a vote: (1) “For” the election of the ten director nominees named in this Proxy Statement, (2) “For” the advisory approval of the Company’s executive compensation, (3) “For” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2013, (4) “Against” the stockholder proposal regarding encouraging supplier(s) to publish an annual sustainability report, and (5) “Against” the stockholder proposal regarding requiring the Company to provide a report on corporate political contributions.

What if Other Matters Are Voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies in your proxy will have the discretion to vote on those matters for you. As of the date we filed this Proxy Statement with the SEC, the Board did not know of any other matter to be raised at the Annual Meeting.

How Do I Vote if I Participate in the Company’s 401(k) Plan?

If you own shares of Common Stock through the Motorola Solutions 401(k) Plan (the “401(k) Plan”), the Notice or proxy card includes the shares you hold in the 401(k) Plan as well as the shares you hold outside of the 401(k) Plan. Under the 401(k) Plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of shares of Common Stock credited to their 401(k) Plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). The trustee of the 401(k) Plan will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). By submitting voting instructions by Internet, telephone, or, if hardcopies are requested, by mail, you direct the trustee of the 401(k) Plan to vote these shares, in person or by proxy, as designated therein, at the Annual Meeting.

How Many Votes Are Required to Elect Directors?

The Company has adopted a majority vote standard for non-contested director elections. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be nominated for election at the Annual Meeting, the election of directors is a non-contested election. As set forth in the Company’s Bylaws, to be elected in a non-contested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions and broker non-votes will have no effect on the director election because only votes “For” and “Against” a nominee will be counted.

How Many Votes Are Required for Advisory Approval of Executive Compensation?

With regard to the stockholder advisory approval of the Company’s executive compensation, the

4	PROXY STATEMENT

affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve our executive compensation. Abstentions will have the same effect as a vote “Against” the advisory approval resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board.

How Many Votes Are Required to Ratify the Appointment of KPMG LLP as Motorola Solutions’ Independent Registered Public Accounting Firm?

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote “Against” the proposal.

How Many Votes Are Required to Pass the Stockholder Proposals?

In order to recommend that the Board consider adoption of any stockholder proposal, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required. Abstentions will have the same effect as a vote “Against” any stockholder proposal. Broker non-votes will have no effect on the outcome of the stockholder proposals.

PROXY STATEMENT	5

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding the Company’s 2012 performance, please review the Company’s Annual Report on Form 10-K.

2013 Annual Meeting of Stockholders

•	Date and Time: May 6, 2013, 5:00 p.m., local time

•	Location: Willard InterContinental, 1401 Pennsylvania Avenue NW, Washington, DC 20004

•	Record Date: March 8, 2013

•

Voting: Stockholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

•	Meeting Webcast (audio only): www.motorolasolutions.com/investors

•	Common Shares Outstanding as of Record Date: 272,311,256

•	Stock Symbol: MSI

•	Registrar & Transfer Agent: Computershare Shareowner Services

Items to be Voted On

Our Board’s Recommendation
Election of Directors (page 7)	FOR
Advisory vote to approve Executive Compensation (page 30)	FOR
Ratification of Auditors (page 32)	FOR
Stockholder proposal to encourage suppliers to publish an annual sustainability report (page 33)	AGAINST
Stockholder proposal on political disclosure and accountability (page 36)	AGAINST

Director Nominees

				Board Committees (as of March 1, 2013)
Name	Director Since	Other Public Company Boards	Position	Audit	Comp.	Gov. & Nom.
Gregory Q. Brown	2007	1	Chairman and CEO, Motorola Solutions, Inc.
William J. Bratton*	2011	0	CEO, Bratton Group LLC		X
Kenneth C. Dahlberg*	2011	1	Former Chairman and CEO, Science Applications International Corporation	X	X
David W. Dorman*	2006	2	Non-Executive Chairman of the Board, CVS Caremark Corporation		X
Gen. Michael V. Hayden*	2011	0	Principal, Chertoff Group			X
Judy C. Lewent*	2011	2	Former EVP and CFO, Merck & Co., Inc.	X		X
Anne R. Pramaggiore*	2013	1	President and CEO, Commonwealth Edison			X
Samuel C. Scott*	1993	2	Former Chairman, President and CEO, Corn Products International			X
Bradley E. Singer*	2012	0	Partner, ValueAct Capital	X
Dr. John A. White*	1995	1	Distinguished Professor of Industrial Engineering, University of Arkansas	X

*Independent Director

6	PROXY STATEMENT

2012 Business Highlights

In 2012, the Company delivered strong operating results. Business highlights included:

•	Increased net sales by 6% to $8.7 billion from 2011 to 2012

•	Operating earnings of $1.3 billion for full year 2012

•	Earnings Per Share up 34% for full year over 2011

•	Repurchased $2.4 billion, or 49.6 million shares in 2012, at an average purchase price $49.14 per share

•	Paid $270 million in cash dividends in 2012

•	Generated $1.1 billion cash from operating activities in 2012

Executive Compensation

CEO:    Gregory Q. Brown (age 52)

Fiscal 2012 CEO Total Direct Compensation:

•	Base Salary: $1,200,000
•	Annual Incentive Plan Compensation: $3,370,000
•	Long-Term Incentives: $3,931,709 grant date fair value

Key Elements of our 2012 Executive Compensation Program:

•	Long-Term Incentives for our named executive officers (“NEOs”) were targeted at 65% of our CEO’s and, on average, 55% of our other NEOs’ target total compensation in fiscal 2012 and are comprised of:
¡

Performance-contingent stock options granted to our CEO that vest on the later of (i) the third anniversary of the date of grant, and (ii) when the average closing price of our Common Stock for any fifteen consecutive trading days is 115% of the average closing price of our Common Stock for the fifteen trading days immediately preceding the grant date (“15% Stock Price Appreciation Hurdle”). Performance-contingent stock options granted to the other NEOs that vest on the later of (i) one-third per year from the date of grant, and (ii) the date the 15% Stock Price Appreciation Hurdle is met.

¡	Performance-contingent Restricted Stock Units (“RSUs”) granted to our CEO and the NEOs, respectively, with the same performance-contingent vesting as the stock options described above.
¡

Long Range Incentive Plan (“LRIP”) is a multi-year incentive plan. Current LRIP cycles are for a 3 year performance period and are each based on Motorola Solutions three year total shareholder return relative to our comparator group.

•

Annual Cash Incentive: the amount of an executive’s performance bonus, if any, under our Annual Incentive Plan (“AIP”) depends on the extent to which annual performance criteria are achieved. AIP awards were targeted at 24% of our CEO’s and, on average, 21% of our other NEOs’ target total compensation in fiscal 2012.

•	Competitive Base Salary
•	Other Benefit Plans and Programs available to most of the Company’s employees such as the 401(k) Plan and minimal perquisites.

Recoupment Policy:    Yes

PROXY STATEMENT	7

PROPOSAL NO. 1 — ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

How Many Directors Are Standing For Election and For What Term?

The number of directors of the Company to be elected at the Annual Meeting is ten. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death, resignation or removal.

NOMINEES

Who Are the Nominees?

Each of the nominees named below is currently a director of the Company. Nominees Gregory Q. Brown, William J. Bratton, Kenneth C. Dahlberg, David W. Dorman, Gen. Michael V. Hayden, Judy C. Lewent, Samuel C. Scott, and Dr. John A. White were elected at the Annual Meeting of Stockholders held on April 30, 2012. Nominee Bradley E. Singer was elected at a Special Meeting of the Board of Directors held on October 26, 2012. Nominee Anne R. Pramaggiore was elected at a Special Meeting of the Board of Directors held on January 17, 2013. The ages shown are as of January 1, 2013.

GREGORY Q. BROWN, Principal Occupation: Chairman and Chief Executive Officer, Motorola Solutions, Inc.

Director since 2007; Chairman since 2011; Age—52

Mr. Brown joined the Company in 2003 and was elected to the Company’s board of directors in 2007. Mr. Brown has served as the Company’s Chief Executive Officer since January 2011, and was appointed Chairman of the Board in May 2011. From August 2008 to January 2011, Mr. Brown served as Co-Chief Executive Officer of Motorola, Inc. and Chief Executive Officer of the Broadband Mobility Solutions business, and as President and Chief Executive Officer of Motorola, Inc. from January 2008 until August 2008. Prior to joining the Company, Mr. Brown was Chairman and Chief Executive Officer of Micromuse, Inc., a network management software company. Mr. Brown currently serves on the board of directors of Cisco Systems, Inc. He is the Deputy Chair of the Federal Reserve Bank of Chicago and Vice Chairman of the U.S. – China Business Council (USCBC). He is also a member of the Business Roundtable and Chair of their Select Committee on Comprehensive Immigration Reform, The Business Council, and the Technology CEO Council. Mr. Brown earned a bachelor’s degree in economics and an honorary doctorate in humane letters from Rutgers University and currently serves on the University’s Board of Governors.

Director Qualifications:

•     Mr. Brown’s leadership experience as Chairman and CEO of the Company and his significant global business experience within the telecommunications industry.

8	PROXY STATEMENT

WILLIAM J. BRATTON, Principal Occupation: Chief Executive Officer of the Bratton Group, LLC

Director since 2011; Age—65

Mr. Bratton is Chief Executive Officer of the Bratton Group LLC, a New York City-based public safety and law enforcement consulting firm. He also serves as Senior Advisor to Kroll Advisory Solutions, a global security solutions and specialized law enforcement company, and business of Altegrity. He formerly served as Chairman of Kroll from September 2010 through November 2012. Mr. Bratton joined Altegrity in November 2009 as Chairman of Altegrity Risk International where he consulted on security for criminal justice agencies worldwide. Prior to joining Altegrity, Mr. Bratton served as Chief of the Los Angeles Police Department (LAPD) from October 2002 to October 2009. From 1994 to 1996, he served as Commissioner of the New York City Police Department. Prior to the NYPD appointment, Mr. Bratton served as head of a number of other police agencies including commissioner of the Boston Police Department, Chief of Police of the New York City Transit Police Department, Superintendent of the Massachusetts Metropolitan District Commission of Police and Chief of Police for the Massachusetts Bay Transportation Authority. From 1996 until his appointment as LAPD Chief, Mr. Bratton worked in the private sector and in 2000 formed the Bratton Group, LLC, which consulted extensively in the United States and Latin America on policing, public safety and rule-of-law initiatives. During this period Mr. Bratton also served as Senior Consultant to Kroll’s Public Services Safety Group and Crisis and Consulting Management Group. Mr. Bratton is the Vice Chairman of the Homeland Security Advisory Council. He holds a bachelor’s degree in law enforcement from Boston State College/University of Massachusetts, and is a graduate of the FBI National Executive Institute and the Senior Executive Fellows Program at Harvard’s John F. Kennedy School of Government.

Director Qualifications:

•     Mr. Bratton’s significant experience in law enforcement both in the U.S. and abroad and his insight in criminal justice system operations.

PROXY STATEMENT	9

KENNETH C. DAHLBERG, Principal Occupation: Retired; Formerly Chairman of the Board and Chief Executive Officer of Science Applications International Corporation

Director since 2011; Age—68

Mr. Dahlberg served as Chief Executive Officer of Science Applications International Corporation (SAIC), a research and engineering firm specializing in information systems and technology, from November 2003 through September 2009. Mr. Dahlberg also served as Chairman of the board of directors of SAIC from July 2004 until his retirement in June 2010. Prior to joining SAIC, Mr. Dahlberg served as Executive Vice President of General Dynamics Corp., where he was responsible for its Information Systems and Technology Group, and prior to that served as President and Chief Operating Officer of Raytheon Systems. Mr. Dahlberg is currently a director of Teledyne Technologies Incorporated and Parsons Corporation. He is a member of the Institute of Electrical and Electronic Engineers, the Surface Navy Association, the Association of the United States Army, and a Lifetime Member of the United States Navy League. He served as a member of the Board of Governors at Aerospace Industries Association and National Defense Industrial Association. He also served as a member of the President of the United States’ National Telecommunications Security Advisory Committee from October 2004 to January 2010. Mr. Dahlberg received a bachelor’s degree in electrical engineering from Drexel University in 1967, a master’s degree in Electrical Engineering from the University of Southern California in 1969 and attended the University of California business school for advanced education for executives.

Director Qualifications:

•     Mr. Dahlberg’s significant business experience, previously held senior-executive level positions and his service on other public company boards.

10	PROXY STATEMENT

DAVID W. DORMAN, Principal Occupation: Non-Executive Chairman of the Board, CVS Caremark Corporation

Director since 2006; Age—58

Mr. Dorman is the Lead Independent Director of the board of the Company and the Non-Executive Chairman of the board of CVS Caremark Corporation. Previously he was the Non-Executive Chairman of the board of the Company and was also a Managing Director and Senior Advisor with Warburg Pincus, a global leader in private equity. He was Chairman and Chief Executive Officer of AT&T, a provider of internet and transaction-based voice and data services, from November 2002 until the completion of the AT&T Corp. and SBC Communications merger in November 2005. Mr. Dorman joined AT&T as President in December 2000. He began his career in the telecommunications industry at Sprint Corp. in 1981. Mr. Dorman also serves on the boards of YUM! Brands, Inc. and the Georgia Tech Foundation. In the last five years, Mr. Dorman previously served on the board of Phorm, Inc. Mr. Dorman received a B.S. degree in Industrial Management with high honors from the Georgia Institute of Technology.

Director Qualifications:

•     Mr. Dorman’s experience in private equity, as the chief executive officer of a global public company in the telecommunications industry, and his service on other public company boards.

GEN. MICHAEL V. HAYDEN, Principal Occupation: Principal, Chertoff Group

Director since 2011; Age—67

General Hayden is currently a principal at the Chertoff Group, a security consultancy company. General Hayden’s distinguished career includes several leadership positions with the U.S. Federal Government. General Hayden served as the director of the Central Intelligence Agency from May 2006 until his retirement from federal service in February 2009. From May 2005 to May 2006, General Hayden served as Principal Deputy Director of National Intelligence. He was also the director of National Security Agency from 1999 until 2005. General Hayden is a retired United States Air Force four-star general who entered active duty in the U.S. Air Force in 1969 and retired in July 2008. General Hayden also serves on the board of Alion Science and Technology and serves as a distinguished Visiting Professor at George Mason University School of Public Policy. General Hayden received a B.A. degree in History and an M.A. degree in Modern American History, both from Duquesne University. He is a graduate of the Air Force ROTC program.

Director Qualifications:

•     General Hayden’s experience as a career soldier, as the nation’s top military intelligence officer and his background in national security.

PROXY STATEMENT	11

JUDY C. LEWENT, Principal Occupation: Retired; Formerly Executive Vice President & Chief Financial Officer, Merck & Co., Inc.

Director since 2011; Age—63

Ms. Lewent joined Merck & Co., a pharmaceutical company, in 1980 and served as chief financial officer from 1990 until her retirement in 2007, where she was responsible for worldwide financial, corporate development and licensing matters as well as for strategic planning. Ms. Lewent also served as President, Human Health Asia from January 2003 until July 2005. Ms. Lewent currently is a director of GlaxoSmithKline plc and Thermo Fisher Scientific, Inc. She served on the Company’s board of directors from May 1995 to May 2010, and on the board of Dell, Inc. from May 2001 to July 2011. She is a trustee of the Rockefeller Family Trust, a life member of the Massachusetts Institute of Technology Corporation, and a member of the American Academy of Arts and Sciences. Ms. Lewent received a bachelor’s degree from Goucher College and a master’s degree from the MIT Sloan School of Management.

Director Qualifications:

•     Ms. Lewent’s experience as the chief financial officer of a global public company in the pharmaceutical industry and her service on other public company boards.

ANNE R. PRAMAGGIORE, Principal Occupation: President and Chief Executive Officer, Commonwealth Edison Company (“ComEd”)

Director since 2013; Age—54

Ms. Pramaggiore has served as President and Chief Executive Officer of ComEd, an electric utility company and a business unit of Exelon Corporation and has been a member of the ComEd board of directors since February 2012. Prior to her current position, she served as ComEd’s President and Chief Operating Officer from May 2009 until February 2012. Ms. Pramaggiore joined ComEd in 1998 and previously served as its Executive Vice President, Customer Operations, Regulatory and External Affairs from September 2007 to May 2009, Senior Vice President, Regulatory and External Affairs from November 2005 to September 2007 and Vice President, Regulatory and Strategic Services from October 2002 to November 2005. She also served as its Lead Counsel. Ms. Pramaggiore also serves on the boards of The Babcock & Wilcox Company, the Art Institute of Chicago, DePaul University, Chicago Botanic Garden, Chicago Council on Global Affairs, Chicago Urban League, Governor State University, the Lincoln Park Zoo, After School Matters, the Illinois Manufacturers’ Association (“IMA”), and Northwestern Memorial Hospital. She is a member of The Chicago Network, the Economic Club of Chicago, and serves as an Advisor on the Miami University Business Council. Ms. Pramaggiore has a B.A. degree in Communications and Theater from Miami University, Oxford, Ohio and a J.D. degree from DePaul University School of Law where she served as editor-in-chief of the school’s Law Review.

Director Qualifications:

•     Ms. Pramaggiore’s experience as a chief executive officer of a company in the electric utilities industry, as a licensed attorney, and her service on other public company boards.

12	PROXY STATEMENT

SAMUEL C. SCOTT III, Principal Occupation: Retired; Formerly Chairman of the Board, President and Chief Executive Officer, Corn Products International

Director since 1993; Age—68

Mr. Scott served as Chairman, President and Chief Executive Officer of Corn Products International, a corn refining business, from February 2001 until his retirement in May 2009. Prior to that Mr. Scott was President and Chief Operating Officer of Corn Products International from January 1998 to February 2001. Mr. Scott serves on the board of directors of Bank of New York Mellon, Abbott Laboratories, the Chicago Council on Global Affairs, World Business Chicago, and The Chicago Urban League. He also serves on the board of Northwestern Memorial HealthCare and as Chairman of Chicago Sister Cities. Mr. Scott received a B.S. degree in Engineering and an M.B.A. from Fairleigh Dickinson University.

Director Qualifications:

•     Mr. Scott’s experience as the chairman and chief executive officer of a global public company in the corn refining industry and his service on other public company boards.

BRADLEY E. SINGER, Principal Occupation: Partner, ValueAct Capital

Director since 2012; Age—46

Mr. Singer is a partner at ValueAct Capital. Prior to joining ValueAct Capital in May 2012, Mr. Singer was the Senior Executive Vice President and Chief Financial Officer of Discovery Communications, Inc. from July 2008 to March 2012 and served as its Treasurer from February 2009 to September 2011. He served as Chief Financial Officer and Senior Executive Vice President of Discovery Communications Holding, LLC from July 15, 2008 to March, 2012 and as its Treasurer from February 2009 to September 2011. Prior to that, he served as Chief Financial Officer and Treasurer of American Tower Corporation, a wireless and broadcast communications infrastructure company, from December 2001 to June 2008. Prior to American Tower, Mr. Singer worked as an investment banker at Goldman, Sachs & Co. for four years in New York and London. He served on the board of Frontier Communications Corporation from June 2005 to May 2008. He served on the board of Martha Stewart Living Omnimedia, Inc. from December 2003 to March 2008. In addition, he currently serves on the boards of the Posse Foundation and the McIntire School of Commerce at the University of Virginia. Mr. Singer has a B.S. from the University of Virginia and an M.B.A. with Distinction from Harvard Business School.

Director Qualifications:

•     Mr. Singer’s experience as the chief financial officer of two public companies in the communications industry and his service on other public company boards.

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DR. JOHN A. WHITE, Principal Occupation: Distinguished Professor of Industrial Engineering, University of Arkansas

Director since 1995; Age—73

Dr. White is a Distinguished Professor of Industrial Engineering at the University of Arkansas. Previously, he was Chancellor of the University of Arkansas from 1997 until he retired in June 2008. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is also a director of J.B. Hunt Transport Services, Inc. In the last five years, Dr. White previously served on the board of Logility, Inc. A member of the National Academy of Engineering, Dr. White received a B.S.I.E. from the University of Arkansas, an M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

Director Qualifications:

•     Dr. White’s experience as the chancellor of a university, as the dean of an engineering college, as an author of financial textbooks, and his service on other public company boards.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE TEN NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF SUCH TEN NOMINEES AS DIRECTORS.

What Are Our Directors’ Qualifications to Serve on the Motorola Solutions Board?

The Board believes it should be comprised of individuals with appropriate skills and experiences to meet its board governance responsibilities and contribute effectively to the Company. Our Governance and Nominating Committee carefully considers the skills and experiences of current directors and new nominee candidates to ensure that they meet the needs of the Company before nominating directors for election to the Board. All of our non-employee directors serve on Board committees, further supporting the Board by providing expertise to those committees. The needs of the committees also are reviewed when considering nominees to the Board.

The Board is comprised of active and former CEOs and CFOs of major corporations and individuals with experience in high-tech fields, government, law enforcement, private equity and academia. As such, they have a deep working knowledge of matters common to large companies, generally including experience with financial statement preparation, compensation determinations, regulatory compliance, corporate governance, public affairs and legal matters. Specific experience, qualifications, attributes or skills are listed above in the biographies.

What if a Nominee is Unable to Serve as Director?

If any nominee named above is not available to serve as a director for any reason at the time of the Annual Meeting, the proxies will be voted for the election of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

14	PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

What Are the Board’s Corporate Governance Principles?

The Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. The Board has responsibility for management oversight and providing strategic guidance to the Company. The Board believes that it must continue to renew itself to ensure that its members understand the industries and the markets in which the Company operates. The Board also believes that it must remain well-informed about the opportunities and challenges facing Motorola Solutions and its industries and markets so that the Board members can exercise their fiduciary responsibilities to Motorola Solutions stockholders.

What Are Some of the Major Corporate Governance Initiatives the Board Has Adopted in Recent Years?

The Board recognizes the importance of evolving the Company’s corporate governance practices and is committed to regularly reviewing specific elements of the Company’s corporate governance and making changes when the Board deems them in the best interests of the Company and its stockholders. As a result, Motorola Solutions is a leader in adopting many corporate governance best-practices, including many compensation related best practices.

•	An early adopter of the “say-on-pay” vote. We hold an advisory vote to seek stockholder approval of our NEOs’ compensation on an annual basis.

•	All of our directors are elected annually and we have a majority voting standard for non-contested director elections.

•	Holders of 20% or more of our Common Stock have the ability to request a special meeting of stockholders.

•	We have a recoupment or “clawback” policy to recover certain executive pay in the event of misconduct leading to a financial restatement.

•

The Board adopted a new change in control plan in 2011, which covers our NEOs, other than Mr. Brown, and our other senior executives, and will be in effect for existing senior executives after the notice period expires and is currently in effect for any new senior executives. The new plan limits the participants in the plan, eliminates excise tax gross up provisions, and reduces the cash severance multiple.

•	The Board removed a share recycling provision from the Motorola Solutions Omnibus Incentive Plan of 2006 (“2006 Plan”), so that shares withheld for tax purposes may not be reissued for future grants.

•

Our stock ownership guidelines require non-employee directors to own five times the annual retainer within a five-year time period and our CEO to own six times the annual salary within a five-year time period.

•	Our Board Governance guidelines require non-employee directors to hold all shares paid or awarded by the Company until termination of Board service.

•

In December 2012, the Board amended the Director Independence Guidelines to require a four-year look back for evaluating certain activities when determining independence, strengthened the clawback policy, and amended each of the Committee charters to reflect these more stringent requirements.

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Which Directors Are Independent?

On February 11, 2013, the Board made the determination, based on the recommendation of the Governance and Nominating Committee and in accordance with the Motorola Solutions, Inc. Director Independence Guidelines, that the former non-employee director, Mr. Intrieri, and the current non-employee directors, Mr. Bratton, Mr. Dahlberg, Mr. Dorman, General Hayden, Ms. Lewent, Ms. Pramaggiore, Mr. Scott, Mr. Singer and Dr. White, were independent during the periods in 2012 and 2013 that they were members of the Board. Mr. Brown does not qualify as an independent director since he is an employee of the Company. Mr. Intrieri resigned from the Board on March 1, 2012. See What is Motorola Solutions’ Relationship with Entities Associated with Independent Directors? for further details.

How Was Independence Determined?

The Motorola Solutions, Inc. Director Independence Guidelines include both the NYSE independence standards and categorical standards the Board has adopted to determine if a relationship that a Board member has with the Company is material. With respect to the NYSE independence standards, the Company has adopted a stricter application of such standards requiring a look-back of four years when assessing independence in connection with a directors (i) status as an employee of the Company, (ii) direct compensation in excess of $120,000, and (iii) relationship with our internal or external auditor. The categorical standards adopted by the Board are as follows:

•

Contributions or payments (including the provision of goods or services) from Motorola Solutions to a charitable organization (including a foundation), a university, or other not-for-profit organization, of which a director or an immediate family member of a director (defined to include a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home) is an officer, director, trustee or employee, will not impair independence unless the contribution or payment (excluding Motorola Solutions matches of charitable contributions made by employees or directors under Motorola Solutions’ or the Motorola Solutions Foundation’s matching gift programs):

(i) is to an entity of which the director or the director’s spouse currently is an officer, director or trustee, and such person held such position at the time of the contribution,

(ii) was made within the previous three years, and

(iii) was in an amount which, in the entity’s last fiscal year prior to the year of the contribution or payment, exceeded the greater of $300,000 or 5% of such entity’s consolidated gross revenues (or equivalent measure).

•

Indebtedness of Motorola Solutions to a bank or similar entity of which a director or a director’s immediate family member is a director, officer, employee or 10% Owner (as defined below) will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is an executive officer of such entity or an owner who directly or indirectly has a 10% or greater equity or voting interest in such entity (a “10% Owner”) and he or she held that position at any time during the previous twelve months, and

(ii) the total amount of Motorola Solutions’ indebtedness during the previous twelve months is more than 5% of the total consolidated assets of such entity in its last fiscal year.

16	PROXY STATEMENT

•

Except as expressly provided in the Disqualifying Relationship concerning personal services contracts set forth in the Independence Guidelines, any other business relationships between a director or a director’s immediate family member, such as consulting, legal or financial advisory services provided to Motorola Solutions, will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is a partner, officer or 10% Owner of the company or firm providing such services, and he or she held such position at any time during the previous twelve months, and

(ii) the services that were provided during the previous twelve months were in an amount which, in the company’s or firm’s last fiscal year, exceeded the greater of $1 million or 2% of such company’s or firm’s consolidated gross revenues.

This categorical standard does not include business relationships with Motorola Solutions’ independent registered public accounting firm because those relationships are covered by the NYSE independence standards.

•

Motorola Solutions’ ownership of voting stock of a company of which the director or the director’s immediate family member is a director, officer, employee or 10% Owner will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is an executive officer of that company, and

(ii) Motorola Solutions is currently a 10% Owner of that company.

The ownership of Motorola Solutions Common Stock by a director or a director’s immediate family member will not be considered to be a material relationship that would impair a director’s independence.

When applying the NYSE independence standards, including the Company’s stricter look-back periods, and the categorical standards set forth above, “Motorola Solutions” includes Motorola Solutions, Inc. and any of its subsidiaries and the Motorola Solutions Foundation.

A complete copy of the Motorola Solutions, Inc. Director Independence Guidelines is available on the Company’s website at www.MotorolaSolutions.com/investor. The information contained on Motorola Solutions’ website is not a part of this Proxy Statement and is not deemed incorporated by reference into this Proxy Statement or any other public filing made with the SEC.

What is Motorola Solutions’ Relationship with Entities Associated with Independent Directors?

When assessing independence, each of Mr. Bratton, General Hayden, Ms. Pramaggiore, Mr. Scott and Dr. White had relationships with entities that were reviewed by the Board under the NYSE’s independence standards (including our stricter four-year look-back period) and/or the Board’s categorical standards described above covering contributions or payments to charitable or similar not-for-profit organizations. In each case, the payments or contributions were significantly less than the NYSE independence standards or the categorical standards and were determined by the Board to be immaterial.

PROXY STATEMENT	17

Are the Members of the Audit, Compensation and Leadership and Governance and Nominating Committees Independent?

The Board has determined that all of the current members of the Audit Committee, the Compensation and Leadership Committee and the Governance and Nominating Committee are independent within the meaning of the Motorola Solutions, Inc. Director Independence Guidelines, applicable rules of the SEC and the NYSE listing standards for independence.

Where Can I Receive More Information About Motorola Solutions’ Corporate Governance Practices?

Motorola Solutions maintains a corporate governance page on its website at www.MotorolaSolutions.com/investor that includes information about its corporate governance practices. The following documents are currently included on the website:

•	The Motorola Solutions, Inc. Board Governance Guidelines, the current version of which the Board adopted on December 11, 2012;

•	The Motorola Solutions, Inc. Director Independence Guidelines, the current version of which the Board adopted on December 11, 2012;

•	The Principles of Conduct for Members of the Motorola Solutions, Inc. Board of Directors, the current version of which the Board adopted on December 11, 2012;

•	The Motorola Solutions, Inc. Code of Business Conduct, which applies to all employees;

•	The charters of the Audit Committee, Compensation and Leadership Committee and Governance and Nominating Committee, the current versions of each of which the Board adopted on December 11, 2012;

•	The Motorola Solutions, Inc. Restated Certificate of Incorporation, as amended through January 4, 2011; and

•	The Motorola Solutions, Inc. Amended and Restated Bylaws, the current version of which the Board adopted on January 17, 2013.

The Company intends to disclose amendments to the above documents, or waivers applicable to its directors, chief executive officers, chief financial officer or corporate controller from certain provisions of its ethical policies and standards for directors and its employees, on the Motorola Solutions website within four business days following the date of the amendment or waiver. There were no waivers in 2012. The information contained on our website is not part of this Proxy Statement and is not deemed incorporated by reference into this Proxy Statement or any other public filing made with the SEC.

What Important Recent Events have occurred at Motorola Solutions?

On January 4, 2011, the separation of Motorola Mobility Holdings, Inc. (“Motorola Mobility”) from Motorola, Inc. (the “Separation”) was completed. Pursuant to the Separation, on January 4, 2011, the stockholders of record as of the close of business on December 21, 2010 received one (1) share of Motorola Mobility common stock for each eight (8) shares of Motorola, Inc. common stock held as of

18	PROXY STATEMENT

December 21, 2010. Immediately following the distribution of Motorola Mobility common stock, Motorola, Inc. completed a 1-for-7 reverse stock split (the “Reverse Stock Split”) and changed its name to Motorola Solutions, Inc. Stockholders received cash in lieu of fractional shares produced by the Separation and the Reverse Stock Split. Motorola Mobility was subsequently acquired by Google Inc. on May 22, 2012.

Motorola Solutions Employees and Directors:

With respect to all individuals remaining as employees or directors of Motorola Solutions, all outstanding stock options and unvested restricted stock units were adjusted to reflect the Separation and the Reverse Stock Split.

Board of Directors:

Directors who own deferred stock units are entitled to dividend equivalents and therefore the deferred stock units were treated in the same manner as shares of Motorola, Inc. common stock, as described above. However, cash in lieu of fractional shares was not paid. The distribution ratio (1-for-8) and reverse stock split ratio (1-for-7) were applied and then rounded down to the nearest whole share.

In addition, instead of receiving a distribution of shares of Motorola Mobility common stock, each director received a distribution of Motorola Mobility deferred stock units and we agreed to be responsible for settling the Motorola Mobility deferred stock units for our directors following their termination of service from our Board. Upon completion of the acquisition of Motorola Mobility by Google, Inc., each director was entitled to receive the cash proceeds of such merger with respect to each Motorola Mobility deferred stock unit, without interest, upon termination of Board service. However, each of the directors who received Motorola Mobility deferred stock units elected to convert the right to receive such cash proceeds into deferred stock units of Motorola Solutions, Inc. at the time of the merger. Accordingly, on May 22, 2012, we replaced the right to receive such cash proceeds with Motorola Solutions deferred stock units with terms that mirror the original Motorola Solutions deferred stock unit award by dividing the total cash proceeds such director was eligible to receive by the closing price of our Common Stock on that date.

BOARD OF DIRECTORS MATTERS

How Often Did the Board Meet in 2012?

The Board held six meetings during 2012. Overall attendance at Board and committee meetings was 97%, excluding Ms. Pramaggiore. Each incumbent director attended 91% or more of the combined total meetings of the Board and the committees on which he or she served during 2012, with the exception of Ms. Pramaggiore, who was elected on October 26, 2012 and resigned on December 12, 2012 in order to seek approval from the Federal Energy Regulatory Commission (“FERC”) to serve on our Board and did not attend the December 10, 2012 Governance and Nominating Committee meeting or the December 11, 2012 Board meeting. Ms. Pramaggiore received approval from FERC in January 2013 and was again elected to the Board on January 17, 2013.

PROXY STATEMENT	19

How Many Directors will Comprise the Board?

The Board is currently comprised of, and immediately following the Annual Meeting will consist of, ten directors. The Board has the authority under the Company’s Bylaws to increase or decrease the size of the Board and to fill vacancies between Annual Meetings.

How Many Executive Sessions of the Board Were Held in 2012?

Independent directors of the Company meet regularly in executive session without management as required by the Motorola Solutions, Inc. Board Governance Guidelines and NYSE listing standards. Generally, executive sessions are held in conjunction with regularly-scheduled meetings of the Board. In 2012, the non-employee independent members of the Board met in executive session six times.

What is the Leadership Structure of the Board? Why was that Structure Chosen? Who Serves as Chairman of the Board?

At the Annual Board meeting held in May 2011, the Board combined the roles of Chairman and Chief Executive Officer and appointed Gregory Q. Brown to serve as both Chief Executive Officer and Chairman of the Board (referred to as “CEO” throughout) and Mr. Dorman to serve as Lead Independent Director. The Board reappointed Mr. Brown as Chairman of the Board and Mr. Dorman as Lead Independent Director at the Annual Board meeting held in May 2012. The Board determined that Mr. Brown’s thorough knowledge of Motorola Solutions business, strategy, people, operations, competition and financial position coupled with his leadership and vision made him well positioned to chair Board meetings and bring key business and stakeholder issues to the Board’s attention. A joint role for Motorola Solutions provides a vital link between management and the Board, allowing the Board to perform its oversight role with the benefit of management’s perspective on our business strategy and all other aspects of the business. As Lead Independent Director, Mr. Dorman chairs the executive sessions of the Board and acts as a liaison between our Chairman and independent directors.

Will the Directors Attend the Annual Meeting?

Board members are expected to attend the Annual Meeting as provided in the Motorola Solutions, Inc. Board Governance Guidelines. All of our directors who stood for election at the 2012 Annual Meeting attended that meeting.

What is the Board’s Role in the Oversight of Risks?

The Board oversees the business of the Company, including CEO and senior management performance and risk management, to assure that the long-term interests of the stockholders are being served. Each committee of the Board is also responsible for reviewing the risk exposure of the Company related to the committee’s areas of responsibility and providing input to management on such risks.

Management and our Board have a robust process embedded throughout the Company to identify, analyze, manage and report all significant risks facing the Company. The Company’s CEO and other

20	PROXY STATEMENT

senior managers regularly report to the Board on significant risks facing the Company, including financial, operational and strategic risks. Each of the Board committees reviews with management significant risks related to the committee’s area of responsibility and reports to the Board on such risks, which includes the Compensation and Leadership Committee’s review of Company-wide compensation-related risks. While each committee is responsible for reviewing significant risks in the committee’s area of responsibility, the entire Board is regularly informed about such risks through committee reports. The oversight of specific risks by Board committees enables the entire Board to oversee risks facing the Company more effectively and develop strategic direction taking into account the effects and magnitude of such risks. The independent Board members also discuss the Company’s significant risks when they meet in executive session without management. Our Audit Services department has a very important role in the risk management program. The role of this department is to provide management and the Audit Committee with an overarching and objective view of the risk management activity of the enterprise. This department’s engagements span financial, operational, strategic and compliance risks and the engagement results assist management in maintaining tolerable risk levels. This department conducts engagements utilizing an enterprise risk management model. The director of the department reports directly to the Audit Committee and meets regularly with the committee, including in executive session.

What Are the Committees of the Board?

To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board currently has the following standing committees: (1) Audit, (2) Compensation and Leadership, (3) Governance and Nominating, and (4) Executive. Committee membership as of December 31, 2012 and the number of meetings of each committee during 2012 are described below (Anne R. Pramaggiore was appointed to the Governance and Nominating Committee on January 17, 2013):

Non-Employee Directors	Audit	Compensation & Leadership	Governance & Nominating	Executive
William J. Bratton		X
Kenneth C. Dahlberg	X	X
David W. Dorman *		Chair		X
Gen. Michael V. Hayden			X
Judy C. Lewent	Chair		X	X
Samuel C. Scott III			Chair	X
Bradley E. Singer	X
John A. White	X
Employee Directors
Gregory Q. Brown				Chair
Number of Meetings in 2012	11	8	6	0

*Lead Independent Director

Where Can I Locate the Current Committee Charters?

Current versions of the charters for each of the Audit Committee, Compensation and Leadership Committee and Governance and Nominating Committee are available on our website at www.MotorolaSolutions.com/investor. The information contained on our website is not a part of this

PROXY STATEMENT	21

Proxy Statement and is not deemed incorporated by reference into this Proxy Statement or any other public filing made with the SEC.

What Are the Functions of the Audit Committee?

•

Assist the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, disclosure controls and procedures, financial reporting practices and legal and regulatory compliance.

•	Engage the independent registered public accounting firm.

•	Monitor the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal auditors.

•	Maintain, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and independent registered public accounting firm.

•	Oversee compliance with the Company’s policies for conducting business, including ethical business standards.

•	Review the Company’s overall financial position, asset utilization and capital structure.

•	Review the need for equity and/or debt financing and specific outside financing proposals.

•	Review and approve certain major transactions, such as restructurings, acquisitions, divestitures, joint ventures and equity investments.

•	Monitor the performance and investments of employee retirement and related funds.

•	Review the Company’s dividend payment plans and practices.

•	Prepare the report of the Audit Committee included in this Proxy Statement.

What Are the Functions of the Compensation and Leadership Committee?

•	Assist the Board in overseeing the management of the Company’s human resources, including:

•	compensation and benefits programs;

•	CEO performance and compensation;

•	executive development and succession; and

•	diversity efforts.

•	Oversee the evaluation of the Company’s senior management.

22	PROXY STATEMENT

•	Review and discuss the Compensation Discussion and Analysis (“CD&A”) with management and make a recommendation to the Board on the inclusion of the CD&A in this Proxy Statement.

•	Prepare the report of the Compensation and Leadership Committee included in this Proxy Statement.

What Are the Functions of the Governance and Nominating Committee?

•	Identify individuals qualified to become Board members, consistent with the criteria approved by the Board.

•	Recommend director nominees and individuals to fill vacant positions and to serve on committees.

•	Assist the Board in interpreting the Company’s Board Governance Guidelines, the Board’s Principles of Conduct and any other similar governance documents adopted by the Board.

•	Oversee the evaluation of the Board and its committees.

•	Review the independence of directors and evaluate and/or approve related party transactions.

•	Generally oversee the governance and compensation of the Board.

What Are the Functions of the Executive Committee?

•	Act for the Board between meetings on matters already approved in principle by the Board.

•	Exercise the authority of the Board on specific matters assigned by the Board from time to time.

What is the Decision-Making Process to Determine Executive Compensation?

The Board has delegated to the Compensation and Leadership Committee the responsibility to oversee the programs under which compensation is paid or awarded to Motorola Solutions’ senior executives and to evaluate their performance. The Compensation and Leadership Committee is responsible for bringing recommended compensation actions involving the CEO to the Board for its concurrence. The specific functions of the Compensation and Leadership Committee are described in this Proxy Statement under What Are the Functions of the Compensation and Leadership Committee? and in the Compensation and Leadership Committee’s charter, which the Compensation and Leadership Committee and the Board annually review and revise as necessary.

Motorola Solutions’ Human Resources organization supports the Compensation and Leadership Committee in its work and, in some cases, acts pursuant to delegated authority from the Compensation and Leadership Committee to fulfill various functions in administering Motorola Solutions’ compensation programs.

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In carrying out its duties, the Compensation and Leadership Committee has direct access to outside advisors, independent compensation consultants and others to assist them in their review of the compensation for Motorola Solutions’ senior executives. Since 2009, the Committee has retained Compensation Advisory Partners, LLC (“Compensation Advisory Partners”) as its independent compensation consultant.

For more information on the decisions made by the Compensation and Leadership Committee, see the Compensation Discussion and Analysis.

What is the Decision-Making Process to Determine Director Compensation?

The Governance and Nominating Committee recommends to the Board the compensation for non-employee directors, which is to be consistent with market practices of other similarly situated companies and takes into consideration the impact on non-employee directors’ independence and objectivity. The Board has asked the Compensation and Leadership Committee to assist the Governance and Nominating Committee in making such recommendations. The charter of the Governance and Nominating Committee does not permit it to delegate director compensation matters to management, and management has no role in recommending the amount or form of director compensation.

What is the Role of Independent Compensation Consultants in Executive and Director Compensation Determinations?

In accordance with the Compensation and Leadership Committee’s charter, this committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors, including the sole authority to approve the firm’s fees and retention terms.

In accordance with this authority, since 2009, the Compensation and Leadership Committee has retained Compensation Advisory Partners as its independent consultant firm. Compensation Advisory Partners provides insight and advice on matters regarding trends in executive compensation, relative executive pay and benefits practices, assessment of pay of our senior executives relative to performance and other measures as the Compensation and Leadership Committee deems appropriate. See Independent Consultant Engagement in the Compensation Discussion and Analysis for further details on the compensation-related elements the Compensation and Leadership Committee requested to be reviewed by Compensation Advisory Partners.

The Compensation and Leadership Committee intends to engage its external independent consultant to perform a comprehensive evaluation of the Company’s executive rewards program on a periodic basis. The Compensation and Leadership Committee also intends to engage its external independent consultant to review the specific compensation of the CEO and all members of the management executive committee, comprised of the CEO and certain executives designated by the CEO, annually.

What Role, if any, do Executive Officers Play in Determining or Recommending Executive and Director Compensation?

Motorola Solutions’ management executive committee provides recommendations regarding the design of the Company’s compensation program to the Compensation and Leadership Committee.

24	PROXY STATEMENT

Additionally, the Compensation and Leadership Committee’s independent compensation consultant provides input on these recommendations from time to time, assists in reviewing the compensation for the management executive committee and participates in Compensation and Leadership Committee meetings. Upon Compensation and Leadership Committee approval, the management executive committee is responsible for executing the objectives of approved compensation programs.

Each member of Motorola Solutions’ management executive committee is ultimately responsible for approving all compensation actions for their respective organizations. When these compensation actions involve other Motorola Solutions executives, the involved management executive committee member is accountable for ensuring adherence to all established governance procedures.

The CEO is responsible for recommending all compensation actions involving any member of the management executive committee or Section 16 Officer to the Compensation and Leadership Committee for its approval. The CEO takes an active role in Compensation and Leadership Committee meetings at which compensation actions involving the above officers are discussed.

Motorola Solutions’ Human Resources organization, together with the Compensation and Leadership Committee’s independent compensation consultant, provides information and comparative data regarding CEO compensation and brings that information to the Compensation and Leadership Committee to assist them in determining CEO compensation. The Compensation and Leadership Committee is responsible for bringing recommended compensation actions involving the CEO to the independent members of the Board for their concurrence. The Compensation and Leadership Committee cannot unilaterally approve compensation changes for the CEO. The CEO is not involved in the preparation of recommendations related to his compensation and does not participate in the discussions regarding his compensation at Compensation and Leadership Committee or Board meetings. The independent consultant is also available at such committee meetings where the CEO’s compensation is being discussed.

As stated above, management does not recommend or determine director compensation.

What Are the Director Stock Ownership Guidelines?

On November 9, 2011, our Board stock ownership guidelines were increased to provide that, by the later of five years after that date or joining the Board, non-employee directors are expected to own Common Stock with a value equivalent to at least five times the annual cash retainer fee for directors. In addition, directors are required to hold all shares paid or awarded by the Company until their termination of service; this requirement does not apply to shares acquired through the exercise of options awarded to directors. For the purposes of these guidelines, Common Stock includes deferred stock units. Until such time as the obligation to own five times the annual cash retainer has passed, the previous requirement of four times the annual cash retainer within five years of joining the Board will remain in effect for all members of the Board as of November 9, 2011. As of December 31, 2012, all non-employee directors were in compliance with the stock ownership guidelines.

How Are the Directors Compensated?

During 2012, the annual cash retainer fee paid to each non-employee director was $100,000. In addition: (1) the Lead Independent Director received an additional annual fee of $25,000; (2) the chair of the Audit Committee received an additional annual fee of $20,000; (3) the chair of the Compensation and Leadership Committee received an additional annual fee of $15,000; (4) the non-employee chairs

PROXY STATEMENT	25

of the other committees each received an additional annual fee of $10,000; and (5) the members of the Audit Committee, other than the chair, each received an additional annual fee of $5,000. Commencing January 2013, the additional fee for the chair of the Governance and Nominating Committee is $15,000. All fees are paid quarterly. The Company also reimburses its directors and, in certain circumstances, spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings or other meetings as requested by Motorola Solutions.

During 2012, a director could elect to receive all or a portion of his or her annual cash retainer and other cash fees in the form of (i) deferred stock units that settle when the director terminates service, (ii) deferred stock units that settle after one year (unless service is earlier terminated), or (iii) outright shares. These choices allow directors to engage in tax planning appropriate for their circumstances. Notwithstanding earlier settlement or receipt of shares, directors must hold all shares awarded or paid to them until termination of service from the Board.

In 2012, non-employee directors received an annual grant of $140,000 of deferred stock units in the second quarter of the fiscal year that settle either when the director terminates service, or one year after the date of grant (unless service is earlier terminated), as elected by the director. On May 2, 2012, each then non-employee director received a deferred stock unit award of 2,728 shares of Common Stock. The number of deferred stock units awarded was determined by dividing $140,000 by the fair market value of a share of Common Stock on the date of grant (rounded up to the next whole number) based on the closing price on the date of grant.

For a non-employee director who becomes a member of the Board of Directors after the annual grant of deferred stock units, the award will be prorated based on the number of full months to be served until the next annual meeting of stockholders ($10,000 per month prior to May 2012; $11,666.67 per month commencing in May 2012) divided by the closing price of the Common Stock on the day of election to the Board. On October 26, 2012, Mr. Singer and Ms. Pramaggiore were elected to the Board and each received a grant of deferred stock units equal to $70,000, however, Ms. Pramagiorre waived such compensation in connection with her resignation from the Board on December 12, 2012. When Ms. Pramaggiore was reelected to the Board on January 17, 2013, she received a grant of deferred stock units equal to $35,000.

Except for Dr. White, non-employee directors are not eligible to participate in the Motorola Solutions Management Deferred Compensation Plan. Motorola Solutions does not have a non-equity incentive plan or pension plan for non-employee directors. Non-employee directors do not receive any additional fees for attendance at meetings of the Board or its committees, or for additional work done on behalf of the Board or a committee. Mr. Brown, who was an employee during 2012, received no additional compensation for serving on the Board or its committees.

26	PROXY STATEMENT

The following table further summarizes compensation paid to the non-employee directors during 2012.

Director Compensation for 2012

Name (a)	Fees Earned or Paid in Cash($)(1) (b)		Stock Awards($) (2)(3) (c)		Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (f)		All Other Compensation($)(4) (g)		Total($) (h)
William J. Bratton	100,000		140,028		—		—		240,028
Kenneth C. Dahlberg	52,500		192,610		—		—		245,110
David W. Dorman	0		279,675		—		5,000	(5)	284,675
Michael V. Hayden	100,000		140,028		—		—		240,028
Judy C. Lewent	115,013		140,028		—		—		255,041
Anne R. Pramaggiore(6)	25,000	(6)	70,048	(6)	—		—		95,048	(6)
Samuel C. Scott III	112,500		140,028		—		—		252,528
Bradley E. Singer	26,250		70,048		—		—		96,298
John A. White	112,500		140,028		2,416	(7)	10,000	(5)	264,944
Former Directors
Vincent J. Intrieri(8)	0		26,279		—		—		26,279

(1)	During 2012, directors could elect to receive all or a portion of their annual cash retainer or other cash fees in the form of (i) deferred stock units (“DSUs”) that settle when the director terminates service, (ii) DSUs that settle after one year (unless service is earlier terminated), or (iii) outright shares. The amounts in column (b) are the portion of the annual cash retainer and any other fees the non-employee director has elected to receive in cash. With respect to annual cash compensation, Mr. Dorman elected to receive DSUs that settle after one year with respect to $137,587.50; Mr. Dahlberg elected to receive outright shares of stock with respect to $52,500; and Mr. Intrieri elected to receive DSUs that settle at termination of service with respect to $26,250.

(2)

Certain directors have elected to receive DSUs or common stock for all or a portion of their annual cash retainer or other cash fees as described in footnote 1 above. In addition, all non-employee directors received an annual grant of DSUs on May 2, 2012. With respect to the annual grant of equity, Messrs. Bratton, Hayden, Intrieri, Scott, Singer and White elected to receive DSUs that settle at termination of service, and Messrs. Dahlberg and Dorman and Ms. Lewent elected to receive DSUs that settle on the first anniversary of the date of grant, and these amounts are included in column (c). All amounts in column (c) are the aggregate grant date fair value of DSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), including dividend equivalents, as applicable. In connection with her resignation from the Board in December 2012, Ms. Pramaggiore waived the 1,357 DSUs awarded on October 26, 2012 (the grant date fair value of which was $70,048) and the grant was rescinded as reported to the SEC on

PROXY STATEMENT	27

December 14, 2012, therefore that award is not reflected below. The number of DSUs or common shares received and the fair value on each date of grant are as follows:

	March 31	May 2	June 30	September 30	October 26	December 31
Directors	Common Shares	Annual Grant of Deferred Stock Units (Award Date May 1, 2012)	Common Shares	Common Shares	Common Shares	Common Shares
Kenneth C. Dahlberg	259	2,728	273	260	—	236
Fair Value	$13,165	$140,028	$13,134	$13,143		$13,140

	March 31	May 2	June 30	September 30	October 26	December 31
Directors	Deferred Stock Units	Annual Grant of Deferred Stock Units (Award Date May 1, 2012)	Deferred Stock Units	Deferred Stock Units	Deferred Stock Units	Deferred Stock Units
William J. Bratton	—	2,728	—	—	—	—
Fair Value		$140,028
David W. Dorman	664	2,728	745	693	—	629
Fair Value	$33,751	$140,028	$35,842	$35,031		$35,023
Michael V. Hayden	—	2,728	—	—	—	—
Fair Value		$140,028
Judy C. Lewent	—	2,728	—	—	—	—
Fair Value		$140,028
Samuel C. Scott III	—	2,728	—	—	—	—
Fair Value		$140,028
Bradley E. Singer	—	—	—	—	1,357	—
Fair Value					$70,048
John A. White	—	2,728	—	—	—	—
Fair Value		$140,028
Former Director
Vincent J. Intrieri	517	—	—	—	—	—
Fair Value	$26,279

In addition, on May 22, 2012, in connection with the acquisition of Motorola Mobility by Google, Inc., the cash value of Motorola Mobility shares of common stock that would be due to each of the directors listed below upon termination of board service as a result of the Motorola Mobility deferred stock units each director held at the time of the acquisition was replaced, at their election, with DSUs that settle upon termination from the Board, in the following amounts:

Directors	Deferred Stock Units
David W. Dorman Fair Value	$16,130 772,304
Samuel C. Scott Fair Value	$7,167 343,156
John A. White Fair Value	$11,350 543,438

28	PROXY STATEMENT

(3)	As of December 31, 2012, the aggregate stock and option awards outstanding for the directors were as set forth below. For each director, the options to purchase Common Stock listed below were exercisable at year end. The aggregate number of Motorola Solutions DSUs includes accrued dividend equivalents.

Directors	Options	Deferred Stock Units – Motorola Solutions	Restricted Stock
William J. Bratton	—	6,501	—
Kenneth C. Dahlberg	—	6,107	—
David W. Dorman	—	52,967	—
Michael V. Hayden	—	6,501	—
Judy C. Lewent	11,553	6,501	—
Anne R. Pramaggiore	—	—	—
Samuel C. Scott III	7,562	22,710	1,739
Bradley E. Singer	—	1,357
John A. White	7,562	33,869	77
Former Directors
Vincent J. Intrieri	—	—	—

(4)	The aggregate amount of perquisites and personal benefits given to each named director valued on the basis of aggregate incremental cost to the Company was less than $10,000 for each director. Accordingly, no such amounts are reported in this column.

(5)	These amounts represent matching gift contributions made by the Motorola Solutions Foundation at the request of the director to charitable institutions in the director’s name pursuant to the Company’s charitable matching gift program that is available to all U.S. employees and directors.

(6)	Ms. Pramaggiore resigned from the Board on December 12, 2012. In connection with her resignation, Ms. Pramaggiore waived receipt of all compensation, accordingly no cash was paid to Ms. Pramaggiore and the equity grant was rescinded, as reported to the SEC on December 14, 2012.

(7)	This amount consists of earnings under the Motorola Solutions Management Deferred Compensation Plan in excess of the threshold for 2012 above-market earnings established pursuant to SEC rules. As of January 1, 2006, new non-employee directors were not eligible to participate in the plan. Dr. White is the only non-employee director who participates in this plan.

(8)	Mr. Intrieri resigned from the Board on March 1, 2012.

Director Retirement Plan and Insurance Coverage

In 1996, the Board terminated its retirement plan and no current non-employee directors are entitled to receive retirement benefits. In 1998, Mr. Scott and Dr. White, the only current directors with interests in the plan, converted their accrued benefits in the retirement plan into shares of restricted Common Stock. They may not sell or transfer these shares and these shares are subject to repurchase by Motorola Solutions until such directors are no longer members of the Board because: (1) they do not stand for re-election or are not re-elected, or (2) of their disability or death.

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Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such non-employee directors and their spouses during the year ended December 31, 2012 was $1,820.

Related Person Transaction Policy and Procedures

The Company has established written policies and procedures (the “RPT Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving the Company and its subsidiaries and Related Persons (as defined below). The RPT Policy supplements our other conflict of interest policies set forth in the Principles of Conduct for Members of the Motorola Solutions, Inc. Board of Directors and the Motorola Solutions Code of Business Conduct for employees and our other internal procedures. A summary description of the RPT Policy is set forth below.

For purposes of the RPT Policy, a Related Person includes directors, director nominees and executive officers of the Company and its subsidiaries since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of voting securities of the Company and its subsidiaries (“5% Holder”) and members of their respective Immediate Family (as defined in the RPT Policy).

The RPT Policy provides that any Transaction since the beginning of the last fiscal year is to be promptly reported to the Company’s General Counsel. The General Counsel will assist with gathering important information about the Transaction and present the information to the Board committee responsible for reviewing the Transaction. The appropriate Board committee will determine if the Transaction is a Related Person Transaction and approve, ratify or reject the Related Person Transaction. In approving, ratifying or rejecting a Related Person Transaction, the applicable committee will consider such information as it deems important to conclude if the transaction is fair to the Company and its subsidiaries. The Governance and Nominating Committee will make all determinations regarding transactions involving a director or director nominee. The Audit Committee will make all determinations involving an executive officer or 5% Holder.

Throughout 2012, Paul Czerwinski, our CEO’s son-in-law, was employed by the Company, as a senior account manager. Mr. Czerwinski’s total compensation in 2012 was approximately $206,500, which includes salary and bonus. Mr. Czerwinski also participates in the Company’s general welfare plans and receives benefits comparable to those received by persons in similar positions within the Company. The Audit Committee reviewed and approved this relationship as required by the RPT Policy.

Motorola Solutions had no other Related Person Transactions in 2012.

What is the Process for Identifying and Evaluating Director Candidates?

As stated in the Motorola Solutions, Inc. Board Governance Guidelines, when selecting directors, the Board and the Governance and Nominating Committee review and consider many factors, including: experience in the context of the Board’s needs; leadership qualities; ability to exercise sound judgment; existing time commitments; years to retirement age; and independence from management. They also consider ethical standards and integrity. While the Company does not have a formal policy regarding

30	PROXY STATEMENT

diversity, diversity is one of several factors considered by the Board and the Governance and Nominating Committee when selecting director nominees. The Board and the Governance and Nominating Committee strive to nominate directors with a variety of complementary skills, backgrounds and perspectives so that, as a group, the Board will possess the appropriate talent, skills, experience and expertise to oversee the Company’s businesses. The Governance and Nominating Committee annually assesses the effectiveness of its director nomination process and the Board Governance Guidelines.

The Governance and Nominating Committee will consider nominees recommended by Motorola Solutions stockholders, provided that the recommendation contains sufficient information, including the candidate’s qualifications as required by the Company’s Bylaws, for the Governance and Nominating Committee to assess the suitability of the candidate. Stockholder-recommended candidates that comply with these procedures will receive the same consideration that candidates recommended by the Governance and Nominating Committee and management receive.

The Governance and Nominating Committee considers recommendations from many sources, including members of the Board, management and search firms. From time to time, Motorola Solutions hires search firms to help identify and facilitate the screening and interview process of director candidates. The search firm screens candidates based on the Board’s criteria, performs reference checks, prepares a biography for each candidate for the Governance and Nominating Committee’s review and helps arrange interviews. The Governance and Nominating Committee and the Chairman of the Board conduct interviews with candidates who meet the Board’s criteria. In connection with identifying Ms. Pramaggiore, we retained a third-party search firm to review her qualifications. In addition, ValueAct Capital, one of our largest stockholders in 2012, recommended Bradley E. Singer as a director candidate. The Governance and Nominating Committee interviewed both Ms. Pramaggiore and Mr. Singer and as a result, each of Bradley E. Singer and Anne R. Pramaggiore were nominated by the Governance and Nominating Committee for election on October 26, 2012. As previously reported, Ms. Pramaggiore resigned from the Board to seek approval from the FERC prior to actively serving on the Board. Upon receipt of approval from the FERC, Ms. Pramaggiore was reelected on January 17, 2013. The Governance and Nominating Committee has full discretion in considering potential candidates and making its nominations to the Board.

PROPOSAL NO. 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act we are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. The Board has adopted a policy providing for annual “say-on-pay” advisory votes. Although the vote is non-binding, the Board and Compensation and Leadership Committee will review and consider the outcome of the vote when considering future executive compensation arrangements.

At the 2012 Annual Meeting, our stockholders approved the advisory vote on our executive compensation with 58% support. This result was a strong contrast to the 89% favorable vote received in 2011. Because investor feedback is a key consideration in our compensation program design and individual pay actions, we actively engaged a number of our stockholders on their views and insights on our 2011 program design and individual pay actions to better understand the basis for how and why they cast their vote.

PROXY STATEMENT	31

We conducted extensive outreach efforts during and after the proxy voting season, engaging in discussions about our executive compensation programs and corporate governance with institutional investors representing more than 50% of our outstanding shares, as well as with stockholder advocates and proxy advisory firms. We received generally positive support for our compensation program design, including pay programs, approach and overall governance. However, in relation to our 2011 individual pay actions, some concerns were raised surrounding the special equity grants made to the CEO in relation to the Separation in 2011. We attribute the 58% approval vote in 2012 primarily to the concerns that were raised surrounding these equity grants. A significant proportion of the 2011 special equity grants related to the circumstances associated with the Separation which was a one-time event. Because (i) this feedback was in relation to a one-time event, (ii) stockholders were otherwise generally supportive of our overall pay practices, and (iii) we implemented a number of compensation changes in 2011, we made no further changes to executive compensation programs in 2012, other than strengthening our performance-contingent vesting requirement on certain awards.

In connection with the Separation, we addressed several legacy compensation-related practices. Several general corporate governance improvements were also made in 2011 (see the Compensation Discussion and Analysis section for a more complete discussion of these improvements), and we continue to maintain practices that represent strong corporate governance and compensation practices, including:

Practice	Description
Heavily weighted “at risk” pay for our senior executives	Weighted to include more short-term and long-term incentives (variable pay) than base salary (fixed pay) to create a strong link to driving stock price performance in a responsible manner without creating undue risk for the Company.
“Double trigger” feature in our Senior Executive Change in Control Plan	Requires that an executive be separated from service in conjunction with a change in control event before receiving any payouts made in connection with a change in control.
“Modified double trigger” in our Motorola Solutions Omnibus Incentive Plan of 2006 for a change in control	Provides that there is no acceleration of equity or performance awards if such awards are assumed or replaced by the successor company, unless otherwise provided by the Compensation and Leadership Committee. For awards that are assumed or replaced during a change in control, accelerated treatment is only provided if the executive is terminated without cause or voluntarily resigns for good reason within 24 months of the change in control event.
“Clawback” policy	Provides for recoupment of incentive payments that are determined to be overstated in the event we restate our financial earnings.
“Anti-hedging” policy	Precludes employees and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities.
Compensation and Leadership Committee consisting entirely of independent directors	Complies with independent status as a non-employee director under SEC Rule 16b-3 and as an outside director under Section 162(m) of the Internal Revenue Code for purposes of membership on a compensation committee.

32	PROXY STATEMENT

Practice	Description
Independent compensation consultant engaged by the Compensation and Leadership Committee	Compensation and Leadership Committee reviews and approves all plans under its purview and also seeks input from its independent compensation consultant, which provides third-party input and an unbiased perspective on external market practices.
An annual risk assessment on pay that is reviewed by the Compensation and Leadership Committee	Reviews global employee compensation programs to determine if there is inappropriate or excessive risk exposure that could have a material adverse effect on the Company.

We believe these practices, coupled with the compensation actions we took in 2011, demonstrate a reasonable and responsible approach to designing and managing the Company’s compensation programs. We continuously monitor our compensation practices to ensure we maintain consistency with our compensation philosophy, guiding principles and business strategy, and are responsive to current market conditions and new developments in corporate governance. In addition, we will continue to take into account the results of future stockholder votes and ongoing dialogues with our stockholders when reviewing our compensation programs and practices.

For the reasons discussed above, the Board unanimously recommends that stockholders vote in favor of the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and other related tables and disclosures in this Proxy Statement.”

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL NO. 3 — RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Services provided to the Company and its subsidiaries by KPMG in fiscal years 2011 and 2012 are described under Audit Committee Matters—Independent Registered Public Accounting Firm Fees.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate governance.

PROXY STATEMENT	33

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will have the opportunity to respond to appropriate questions from stockholders.

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions will have the same effect as a vote “Against” the proposal.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2013. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE RATIFICATION OF KPMG LLP.

PROPOSAL NO. 4 — STOCKHOLDER PROPOSAL RE: “ENCOURAGE SUPPLIER(S) TO PUBLISH AN ANNUAL SUSTAINABILITY REPORT”

The Company has been advised that the Comptroller of the City of New York, as custodian and a trustee for (i) the New York City Employees’ Retirement System, beneficial owner of 232,627 shares, (ii) the New York City Teachers’ Retirement System, beneficial owner of 254,217 shares, (iii) the New York City Fire Department Pension Fund, beneficial owner of 41,171 shares, (iv) the New York City Police Pension Fund, beneficial owner of 126,494 shares, and as custodian for the New York City Board of Education Retirement System, beneficial owner of 12,438 shares, intends to submit the following proposal for consideration at the Annual Meeting. We have not modified the language of the stockholder’s proposal.

RESOLVED: Shareholders request that the Board of Directors take the steps necessary to require to Company’s significant suppliers to each publish an annual, independently verifiable, sustainability report that the Company makes available to its shareholders. Among other important disclosures, reports should include the suppliers’ objective assessments and measurements of performance on workplace safety, human and worker rights, and environmental compliance using internationally recognized standards, indicators and measurement protocols. In addition, reports should include incidents of non-compliance, actions taken to remedy those incidents, and measures taken to contribute to long-term prevention and mitigation.

Significant suppliers are those from which the Company reasonably expects to purchase at least $1 million in goods and services annually.

SUPPORTING STATEMENT

Increasingly, global companies recognize that their suppliers’ impacts and sustainability are inextricably intertwined with their own success. According to “A New Era of Sustainability, UN Global

34	PROXY STATEMENT

Company-Accenture CEO Study 2010,” 93% of CEOs agree that integrating sustainability issues is critical to the future success of their business and 88% believe they should integrate sustainability through their supply chains. The CEOs identified the difficulty of implementing across supply chains as the top barrier to the full integration of sustainability.

This raises significant concerns for shareholders given that human and worker rights abuses can occur in a company’s supply chain, creating legal, reputational and operational risks.

Leading companies require suppliers to adhere to international labor and human rights protocols, including the core conventions of the International Labor Organization and the United Nations Guiding Principles on Business and Human Rights. However, a Harvard Law School study by Aaron Bernstein and Christopher Greenwald, “Benchmarking Corporate Policies on Labor and Human Rights in Global Supply Chains,” (Nov. 2009), found a significant gap between general policies against labor and human rights abuse and more detailed standards and enforcement mechanisms required to carry them out.

Independent supplier audits are essential, but insufficient. Requiring suppliers to prepare annual sustainability reports using the Global Reporting Initiative (GRI) guidelines that the Company itself uses for sustainability reporting would strengthen the Company’s ability to assess its suppliers’ performance and hold them accountable; enable shareholders to better understand and assess potential reputational and/or operational risks; and, consistent with the principle that “what gets measured gets managed,” prompt more responsible business practices by suppliers.

As Microsoft explained in announcing its plan in October 2011 to require sustainability reporting from key hardware vendors, “The new reporting mechanism complements and strengthens Microsoft’s existing auditing and assurance programs, which include third-party monitoring of its contract hardware manufacturers. The reporting requirement will also drive sustainability improvements in Microsoft’s supply chain.”

Other leading corporations taking steps to require or encourage suppliers to prepare GRI-based sustainability reports include Apple, Hewlett Packard, Intel, and PUMA. In some cases, the companies provide guidance to suppliers who need assistance, show preferences to suppliers who meet or exceed expectations, and/or include web links to their suppliers’ sustainability reports.

We urge shareholders to vote for this proposal.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS STOCKHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

The Company agrees with the principles on which this proposal is based and already addresses the concerns it raises in other ways, making adoption of this proposal unnecessary and potentially detrimental to the Company as noted below, even if it is limited to the Company’s significant suppliers. The Company is committed to being a leader in corporate responsibility, and we publish our performance annually in our “corporate responsibility” report, available on our website. The Company has published an annual corporate responsibility report since 1998.

PROXY STATEMENT	35

Since 2003, our supplier code of conduct has set forth the corporate responsibility requirements for our suppliers, and our vendor contracts state that compliance with our corporate responsibility requirements is a condition of doing business with the Company. We expect compliance by our suppliers, as well as their sources in the supply chain. We have a three-pronged approach to supplier responsibility – comprehensive risk assessments, audits and training.

Our suppliers are required to provide informative, comprehensive self-assessments on their environmental and labor policies and management systems through our electronic assessment system. This allows us to analyze the information and associated risks presented by suppliers, to identify areas for improvement and to target our on-site audits.

We commission detailed on-site audits of certain suppliers, which are conducted by either internal audit or a third-party firm. We decide which suppliers and facilities to audit based on information collected through the risk assessment process described above, from specific reports made to our Ethics Line and other reporting channels, as well as from other factors such as activity, location and reputation. Following the self-assessments and/or audits, we provide feedback to suppliers and work with them to correct any issues identified. In situations where we identify serious violations, we will place the supplier on “new-business hold,” meaning no new business will be placed with the supplier until the issue is resolved. If a supplier refuses or is unable to cooperate, we will terminate the relationship.

We annually publish a report of our assessments and audit process, including a breakdown of the issues identified and status of corrective actions, in our corporate responsibility report.

We realize that lasting improvements will be achieved only if suppliers have the capability to manage labor, health, safety and environmental impacts themselves. We include sustainability as a component of our global supplier meeting with key executives from our preferred suppliers. We hold training sessions that help suppliers understand our expectations and standards. In addition, we provide guidance on how suppliers can establish internal corporate responsibility and monitoring programs for their own supply chains.

While we believe it is important to purchase products from suppliers that comply with high standards of legal and ethical treatment of workers and workplace safety, regardless of the amount of business we do with a supplier, we do not believe that asking our suppliers to publish a corporate responsibility report is the best method to drive such performance in our supply chain. Forcing our suppliers (even if just limited to our larger suppliers) to incur the significant expense in publishing an externally verifiable annual sustainability report of the type required by the proposal could lead to higher prices for the Company and for our customers without any guaranty of additional benefits. This would place the Company at a competitive disadvantage if such costs were passed along to the Company, which is not beneficial to our stockholders.

Ultimately we believe the Company has and can continue to make the most impact by continuing to work directly with all our suppliers to identify and correct specific issues as well as to help them meet our high corporate responsibility standards through our existing approach of comprehensive risk-assessments, audits and training. For these reasons and the others stated above, the Board of Directors recommends that you vote AGAINST the adoption of this stockholder-submitted proposal.

36	PROXY STATEMENT

PROPOSAL NO. 5 — STOCKHOLDER PROPOSAL RE: “POLITICAL DISCLOSURE AND ACCOUNTABILITY”

The Company has been advised that Mr. Michael Loeb, beneficial owner of 135 shares, intends to submit the following proposal for consideration at the Annual Meeting. We have not modified the language of the stockholder’s proposal.

Resolved, that the shareholders of Motorola Solutions Inc. (“Motorola Solutions” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Stockholder Supporting Statement

Long-term shareholders of Motorola Solutions support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Gaps in transparency and accountability may expose the company to risks that could threaten long-term shareholder value. The Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Motorola Solutions contributed at least $446,800 in corporate funds since the 2010 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations or any “social welfare organizations” – organized under the 501(c)4 section of the IRS codes – used for political activities are undisclosed and unknown. At many companies, management does not know how third-party groups use corporate money politically.

As evidence of this, the 2012 CPA-Zicklin Index of Corporate Political Accountability and Disclosure ranked Motorola Solutions near the bottom of the top 200 of the S&P 500 companies for political

PROXY STATEMENT	37

disclosure – with a score of 15 out of 100 points. This proposal asks the Company to disclose all of its political expenditures, including payments to trade associations and other tax-exempt organizations. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS STOCKHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

The Board has considered the above proposal and believes that full implementation is not in the best interest of the Company or our stockholders. The Board agrees that compliance with applicable federal, state and local laws is critical, as reflected in the Company’s current policies and practices. In addition, the Company has added disclosures to its website describing the policies and procedures for making political contributions, as well as disclosures on trade association memberships over $50,000.

In order to express and advocate for the Company and its shareholders’ interests, the Board believes it is important for the Company to evaluate and appropriately engage in the public policy-making process, including, from time to time, the political campaigns of candidates who understand and share the Company’s views on matters impacting our industry. The Company prudently and constructively promotes legislative and regulatory actions that further the business objectives of the Company and attempts to protect the Company from unreasonable, unnecessary or burdensome legislative or regulatory actions at all levels of government. The Company has not used corporate funds to make any direct independent expenditure on behalf of candidates running for public office and does not currently have plans to use direct independent expenditures as part of the Company’s corporate political contributions program.

When participating in the political process, the Company adheres to high standards of ethics, transparency, and accountability. Accordingly, the Company has a robust corporate policy and an on-line political contribution approval process that governs the internal review and oversight for ensuring compliance with current campaign finance and disclosure laws, as well as with the Company’s Code of Business Conduct. A separate committee of the North America Government Affairs organization annually develops a plan identifying the candidates and campaigns who will receive contributions based on non-partisan effort to advance and protect the interests of the Company, our stockholders and employees. This overall plan is reviewed by the Vice President of North America Government Affairs, and all political contributions are reviewed in advance by legal counsel. In addition, an annual report of all corporate contributions is submitted to the Board.

The Company also provides an opportunity for its employees to participate in the political process by joining the Company’s non-partisan political action committee (“MSI PAC”). MSI PAC allows our

38	PROXY STATEMENT

employees to pool their financial resources to support federal, state and local candidates, political party committees and political action committees. The political contributions made by MSI PAC are funded entirely by the voluntary contributions of our employees and all contributions through the MSI PAC plan are approved by the MSI PAC board of directors and an annual report of MSI PAC contributions is also submitted to the Board.

In addition, the Company is a member of trade associations in the U.S. that represent its business priorities. The primary purpose of membership in these trade associations is the policy, technical, and industry expertise these organizations provide not participation in political campaigns. Trade associations take a wide variety of positions on various matters, not all of which the Company supports. The Company has added disclosure to its website which provides the names of such associations where annual dues are $50,000 or more.

Corporate and MSI PAC political contributions are subject to comprehensive regulation by federal, state, and local governments, including detailed disclosure requirements, which includes filing reports with the Federal Election Commission in the case of MSI PAC contributions, and with state and local election boards in the case of corporate political contributions. Those reports are publicly available at www.fec.gov or the applicable state and local election boards. The Company exceeds the legally mandated requirements by publicly disclosing all MSI PAC contributions and the total of corporate contributions on its website.

The Board believes that sufficient public disclosure exists regarding our political contributions to alleviate the concerns cited in this proposal.

The expanded disclosure requested in this proposal could place the Company at a competitive disadvantage by revealing its corporate strategies and priorities. Many of our competitors also participate in the political process and any unilaterally expanded disclosure by the Company regarding its political contributions could benefit those parties to the detriment of the Company and its stockholders. The Company believes that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the political process.

By requiring expanded disclosure of corporate political contributions, this proposal disregards the Company’s existing policies and practices with regard to disclosure and compliance with the law. The Board is satisfied that the Company has in place a system of accountability and oversight to ensure that Company assets are used for political objectives that are in the best long-term interest of the Company and its shareholders and believes that full implementation of this proposal is unnecessary, as a comprehensive system of reporting political contributions already exists and applies equally to all contributors. Accordingly, the Board recommends that you vote AGAINST this proposal.

PROXY STATEMENT	39

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the Company’s equity compensation plan information as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted-average exercise price of outstanding options and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Motorola Solutions stockholders	18,917,861	(2)(3)(4)	$69.60	26,762,538	(5)
Equity compensation plans not approved by Motorola Solutions stockholders(6)	13,960		$62.83	0

Total	18,931,821		$69.59	26,762,538

(1)	The weighted-average exercise price does not include outstanding restricted or deferred stock units.

(2)	Includes shares subject to outstanding options granted under the 2006 Plan and prior stock incentive plans no longer in effect for new grants.

(3)	Includes an aggregate of 6,224,104 restricted or deferred stock units that have been granted or accrued pursuant to dividend equivalent rights under the 2006 Plan and prior stock incentive plans which are no longer in effect for new grants. Each restricted or deferred stock unit is intended to be the economic equivalent of one share of Common Stock. It does not include 1,636 restricted stock units which provide by their terms for cash settlement.

(4)	Includes 186,367 shares subject to outstanding stock appreciation rights (“SARs”) granted under the 2006 Plan (“2006 Plan SARs”) but does not include 5,085 SARs granted under prior stock incentive plans that are no longer in effect for new grants (“Prior SARs”). These SARs enable the recipient to receive, for each SAR granted, a settlement amount equal to the excess of the fair market value of one share of Common Stock on the date the SAR is exercised over the fair market value of one share of Common Stock on the date the SAR was granted. The settlement amount for the Prior SARs may only be paid in cash. No security is issued upon the exercise of these Prior SARs. The settlement amount of the 2006 Plan SARs is payable in shares of Common Stock. The 186,367 shares subject to the 2006 Plan SARs assumes the exercise of 605,695 2006 Plan SARs on December 31, 2012 at $55.68, the closing price of the Common Stock on December 31, 2012.

(5)

Of these shares: (i) 4,555,631 shares remain available for future issuance under the Motorola Solutions Employee Stock Purchase Plan of 1999, as amended; and (ii) an aggregate of 22,206,907 shares remain available for future issuance under the 2006 Plan. In addition to stock

40	PROXY STATEMENT

options, other equity benefits which may be granted under the 2006 Plan are SARs, restricted stock, restricted stock units, deferred stock units, performance shares and other stock awards. In addition, at the discretion of the Compensation and Leadership Committee, shares of Common Stock may be issued under the 2006 Plan in payment of awards under the Company’s long-range incentive plans.

(6)	The Company’s non-stockholder approved plan is the Motorola Compensation/Acquisition Plan of 2000 (the “C/A Plan”), under which no further grants may be made. Since its inception, the major purposes of the C/A Plan were to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses. Otherwise, grants were generally made by the Company under the Company’s stockholder approved incentive plans. Awards could not be made under the C/A Plan to directors or executive officers of the Company. The C/A Plan is more fully described below.

Compensation/Acquisition Plan of 2000

The C/A Plan was initially adopted on November 7, 2000 by the Board. Upon the adoption of the 2006 Plan, no further grants may be made under the C/A Plan. The C/A Plan provided that awards could be granted to employees of the Company and its subsidiaries who were not executive officers or directors of the Company, in connection with its recruiting and retention efforts. From its inception, the major purposes of the C/A Plan were to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses. The C/A Plan permitted the granting of stock options, stock appreciation rights, restricted stock and restricted stock units, performance stock, performance units and other stock awards. Options to acquire shares are the only awards outstanding under the C/A Plan, and all such awards are fully vested and exercisable.

Each option granted has an exercise price of 100% of the market value of the Common Stock on the date of grant. Generally, options under the C/A Plan expire ten years from the date of grant and vest and become exercisable in 25% increments over four years.

PROXY STATEMENT	41

OWNERSHIP OF SECURITIES

Security Ownership of Management and Directors

The following table sets forth information as of the close of business on March 1, 2013 (except where otherwise noted), regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table, and by all current directors, nominees and Section 16 Officers of the Company as a group. Each director, nominee and NEO owns less than 1% of the outstanding Common Stock based on 272,371,787 shares of Common Stock outstanding on March 1, 2013. All current directors, nominees and current executive officers as a group own 1.5% of the outstanding Common Stock.

Name	Shares Owned(1)	Shares Under Exercisable Options and SARs(2)	Stock Units(3)	Total Shares Beneficially Owned(4)(5)
Gregory Q. Brown	456,626	2,057,000	30,935	2,544,561	(6)
Edward J. Fitzpatrick	58,560	235,374	0	293,990
Eugene A. Delaney(7)	82,534	552,596	8,824	644,761
Mark F. Moon	40,923	148,904	0	189,827
Lewis A. Steverson	4,132	51,733	0	55,865
William J. Bratton	1,025	0	6,531	7,556
Kenneth C. Dahlberg	1,028	0	5,103	6,131
David W. Dorman	0	0	53,255	53,255
Michael V. Hayden	0	0	6,531	6,531
Judy C. Lewent	13,137	11,553	6,531	31,221
Anne R. Pramaggiore	0	0	604	604
Samuel C. Scott	6,056	7,562	22,828	34,707	(8)
Bradley E. Singer	0	0	1,363	1,363
John A. White	6,402	7,562	34,064	47,951	(9)
All current directors, nominees and current executive officers as a group (16 persons)	708,827	3,258,614	176,572	4,145,665	(10)

(1)	Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Motorola Solutions Stock Fund of the Company’s 401(k) Plan and the shares listed under “Shares Under Exercisable Options and SARs” and “Stock Units.”

(2)	Includes shares under options and SARs exercisable on March 1, 2013 and which may become exercisable within 60 days thereafter.

(3)	Includes stock units which are deemed to be beneficially owned on March 1, 2013 or within 60 days thereafter. Stock units are not deemed beneficially owned until the restrictions on the units have lapsed. Each stock unit is intended to be the economic equivalent of one share of Common Stock.

(4)	Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

42	PROXY STATEMENT

(5)	Includes interests, if any, in shares held in the Motorola Solutions Stock Fund of the Company’s 401(k) Plan, which is subject to certain investment restrictions, the shares listed under “Shares Under Exercisable Options” and units listed under “Stock Units.”

(6)	Mr. Brown’s holdings under “Total Shares Beneficially Owned” include: 53,915 unvested market-based options granted on January 31, 2008 that only vest if the market price of the Common Stock reaches defined levels as discussed in the footnotes to the Outstanding Equity Awards at 2012 Fiscal Year End table and 168,522 shares subject to exercisable stock settled stock appreciation rights (“SARs”). The number of shares subject to the stock settled SARs, assumes the exercise of 134,297 shares of stock settled SARs at an exercise price of $40.33 and the exercise of 314,265 stock settled SARs at an exercise price of $38.04, on March 1, 2013. The closing price of the Company stock on March 1, 2013 was $62.03. Mr. Brown has no investment power over 36,633 shares of restricted stock and has shared voting and investment power over 83,220 shares, included under “Total Shares Beneficially Owned”. He disclaims beneficial ownership over 81,000 shares held in a trust of which his wife is trustee and 2,220 shares held by his wife, except to the extent of his pecuniary interest in these shares.

(7)	Mr. Delaney will retire from the Company at the end of June 2013 and is no longer considered an executive officer or Section 16 reporting officer. Mr. Delaney’s “Shares Owned” are as of February 11, 2013, the date on which he ceased to be subject to the reporting requirements of Section 16 of the Securities and Exchange Act.

(8)	Mr. Scott does not have investment power over 1,739 of these shares.

(9)	Dr. White has shared voting and investment power over 4,364 of these shares and shared voting and no investment power over 77 of these shares.

(10)	All directors, nominees and current executive officers as a group have sole voting and investment power over 3,983,000 of these shares and shared voting and/or investment power over 162,666 of these shares.

No directors, nominees or current executive officers have pledged shares of Common Stock pursuant to any loan or arrangement.

PROXY STATEMENT	43

Security Ownership of Principal Stockholders

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5% of Common Stock as of December 31, 2012, except as noted below.

Name and Address	Number of Shares of Motorola Solutions, Inc. and Nature of Beneficial Ownership	Percent of Outstanding Shares(1)

ValueAct Capital Master Fund, L.P. and related entities 435 Pacific Ave., San Francisco, California 94133	28,907,623 (2) shares of Common Stock	10.6%

FMR LLC 82 Devonshire Street Boston, MA 02109	16,454,444 (3) shares of Common Stock	6.0%

Morgan Stanley 1585 Broadway New York, NY 10036	14,819,347 (4) shares of Common Stock	5.4%

(1)	The percentage calculations set forth above are based on 272,371,787 shares of Common Stock outstanding as of March 1, 2013 rather than the percentages set forth on various stockholders’ Schedule 13D and 13G filings.

(2)	Solely based on information in a Schedule 13D/A filed with the SEC on October 30, 2012, filed jointly by ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC (collectively “ValueAct”). The Schedule 13G/A indicates that as of October 26, 2012, ValueAct was the beneficial owner with shared voting power as to 28,907,623 shares and shared dispositive power as to 28,907,623 shares.

(3)	Solely based on information in a Schedule 13G/A dated February 14, 2013 filed with the SEC by FMR LLC. The Schedule 13GA indicates that as of December 31, 2012, FMR LLC was the beneficial owner with sole dispositive power as to 16,454,444 shares and with sole voting power as to 762,141 shares.

(4)	Solely based on information in a Schedule 13G/A dated February 13, 2013 filed with the SEC jointly by Morgan Stanley, and Morgan Stanley Investment Management, Inc., whose address is 522 Fifth Avenue, New York, NY 10036. The Schedule 13G/A indicates that as of December 31, 2012, Morgan Stanley was the beneficial owner with sole voting power as to 14,623,414 shares and sole dispositive power as to 14,819,347 shares. Additionally, according to such filing, Morgan Stanley Investment Management, Inc. was the beneficial owner with sole voting power as to 14,623,414 shares and with sole dispositive power as to 14,819,347 shares.

44	PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation philosophy and programs during 2012. Executive compensation arrangements with our NEOs are governed by the Compensation and Leadership Committee (the “Committee”). In this CD&A, you will find detailed compensation information for our NEOs, which consist of our CEO, our Chief Financial Officer (“CFO”), and our three other most highly compensated officers during 2012, as listed below:

•	Gregory Q. Brown, Chairman and Chief Executive Officer.

•	Edward J. Fitzpatrick, Executive Vice President and Chief Financial Officer.

•	Eugene A. Delaney, Executive Vice President.

•	Mark F. Moon, Executive Vice President and President, Sales & Product Operations.

•	Lewis A. Steverson, Senior Vice President, General Counsel and Secretary.

On January 7, 2013, the Company announced that Mr. Delaney will retire at the end of June 2013 after a 35-year career. On January 7, 2013, Mr. Moon assumed all responsibilities for product operations, including product development, engineering and supply chain, in addition to his existing responsibilities.

Executive Summary

We Delivered on our 2012 Operating Plan

Motorola Solutions had a solid year in 2012. We strengthened our portfolio, generated strong cash flow, delivered substantial operating earnings expansion and returned significant capital to our stockholders. Net sales increased 6% compared to 2011, reflecting the strength in our product portfolio as well as our go-to-market capabilities. Our Government segment posted sales growth of 12%, driven by a combination of factors including core market growth, new product introductions, analog to digital transition, international expansion and narrow-banding in the United States. Our Enterprise segment declined 5% compared to 2011, as the business faced macro-economic headwinds, fewer large deals and foreign currency pressure. Operating earnings grew faster than net sales, increasing 46% compared to 2011, reflecting the Company’s focus on profitable growth and operating leverage along with reduced intangible amortization. We generated approximately $1.1 billion of cash flow from operations in 2012, compared to $848 million in 2011. In addition, the Company returned significant capital to stockholders in the form of both share repurchases and dividends. During 2012, we increased our regular quarterly dividend by 18% to 26 cents per share and repurchased a total of $2.4 billion in shares at an average repurchase price of $49.14, returning a total of $2.7 billion in capital to our shareholders.

PROXY STATEMENT	45

Our stock price increased 20% during 2012 and increased 49% from our opening price on January 4, 2011, the date we completed the Separation.

In 2012, we continued to operate our business with a sharpened strategic focus on our government and enterprise customers and a purpose to help people be their best in the moments that matter. To enhance our strategic focus and fulfill our purpose, in 2012 we continued to transform our organization through a number of major initiatives to streamline operational efficiencies (for example, system and process transformational efforts in human resources, payroll, finance and information technology) that we expect to drive top-line sales growth and enhance our bottom-line profitability by better meeting the needs of our customers. In addition, we broadened our product and solutions portfolio with a number of important product and service launches that enable us to deliver mission critical communications to customers in both our Government and Enterprise segments. We also strengthened our industry-leading mobile computing portfolio by acquiring Psion, which enhances our position in ruggedized handheld products and vehicle-mount terminals.

Our Approach to Pay is Aligned to our Business Performance

In 2012, we structured our executive compensation programs so that more than 73% of an NEO’s targeted total direct compensation was delivered in the form of short-term and long-term incentive programs linked to financial

46	PROXY STATEMENT

and stock price performance. The awards delivered by these programs in 2012 reflect our solid financial performance. Please refer to the sections Compensation Philosophy and Executive Compensation Principles and Our 2012 Compensation Mix for additional details.

We align our AIP, our short term incentive program, to the operating earnings and free cash flow business goals in our annual operating plan that is approved by the Board. Operating earnings measures our profits from sales, and free cash flow provides a clear view of our ability to generate cash to both invest in future growth and appropriately return to stockholders. Operating earnings and free cash flow are fundamental measurements often used to indicate levels of profitability, business liquidity, and rates of return. Both operating earnings and free cash flow are important to the Company and are common performance measures inside and outside of our industry, and we believe they are appropriate performance measures that drive our annual business performance, and ultimately long-term sustainable stockholder value, which belief was validated during conversations with our stockholders during 2012.

Our financial performance in 2012 included operating earnings that were 101% of our target, which correlated to a payout of 101% of target on that measure, and free cash flow that was 105% of our target, which correlated to a payout of 105% of target on that measure. After applying a 65% weighting to operating earnings and 35% weighting to free cash flow, the total payout under our AIP was 102% of target, excluding individual performance adjustments. Our 2012 AIP payouts to our NEOs were further differentiated based on individual performance. On average, our NEOs received 2012 AIP payouts based on business and individual performance that were 123% of target. Please refer to the section Short-Term Incentives for additional details.

We design our long-term incentive (“LTI”) programs to reward our senior executives, including our NEOs, for absolute stock price appreciation as well as strong relative total shareholder return performance compared to our comparator group. Our long-term incentives for senior executives are delivered in the form of stock options, RSUs and the performance cycles under our Long Range Incentive Plan (“LRIP”). Stock options and RSUs reward absolute stock price growth. Our stock option and RSU awards to our NEOs also incorporate a performance hurdle that must be achieved before awards may vest, providing further incentive for absolute stock price growth. Our LRIP is designed to reward superior total shareholder return relative to our comparator group. We had strong stock price appreciation (20%) over 2012 and total return to stockholders (stock price appreciation plus our quarterly dividend), benefiting both our stockholders and employees who have received LTI awards. Please refer to the section Long-Term Incentives for additional details.

PROXY STATEMENT	47

We Have a Strong Focus on Talent Management

At Motorola Solutions, our talent programs are designed to foster the development and promotion of globally diverse executives from within our own organization. We believe this philosophy encourages our key talent to adopt a long-term focus on our business and our organization, avoids lengthy and disruptive transitions associated with extensive external hiring, and promotes consistent delivery of well-considered pay programs. In addition to individual and Company performance, our pay decisions support our talent processes by considering long term potential, key retention needs and organizational succession plans. To support our philosophy of promoting from within, we have developed our CEO Leadership Forum, a robust approach to executive development. The CEO Leadership Forum is a comprehensive, accelerated development experience for our high potential executives through a multi-faceted process, comprised of new and expanded job assignments, formal learning and coaching and engagement with our management executive committee, our CEO and the Board. The CEO Leadership Forum is also an opportunity to drive increased engagement and retention by communicating to participating executives their long-term value to the organization.

2012 CEO and NEO Compensation and Leadership Actions Were Aligned with our Compensation Philosophy

Our 2012 financial and operating performance, the importance of maintaining a sharpened strategic focus (including the strong execution of our transformation initiatives), and our focus on senior executive succession and development influenced our pay decisions for Mr. Brown and our other NEOs. The table below summarizes the CEO and other NEO compensation and leadership actions that were taken in 2012.

Component	Summary of NEO Actions
Base Salary	The base salaries for some of our NEOs were increased during 2012 in connection with market adjustments. In 2012, Mr. Brown’s base salary was reaffirmed at $1,200,000 by the Committee and Board.
2012 AIP	2012 AIP payouts were earned by our eligible employees, including our NEOs, and reflected the solid business performance and each individual’s outstanding leadership performance.
2012-2014 LRIP	A new 2012-2014 LRIP cycle was implemented for our senior executives, including our NEOs.
Equity Grants	At the time of our annual equity grant in 2012, our NEOs received stock options and RSU grants with performance-contingent vesting with a 15% Stock Price Appreciation Hurdle (please refer to the section 2012 Equity Awards to NEOs for additional details). The NEOs did not receive any other equity grants in 2012.
Executive Talent Development and Succession Planning	In 2012, executive talent development and succession planning were regularly discussed by the Committee. The Committee has created a framework to assess and develop our executive talent, and has engaged internal and external advisors to evaluate our top executives. The CEO, Committee and Board will continue taking an active role in monitoring the development of our key executive talent in 2012 and beyond.

48	PROXY STATEMENT

We Maintain Good Pay Governance

We continue to take actions to ensure our compensation decisions are responsive to investor feedback and interests. To that end, effective in 2012, we decreased the number of employees eligible for an annual equity grant by over 85% to ensure our stock-based compensation programs are market competitive, reduce our share usage (stock options and RSUs granted as a percent of our common shares outstanding, also known as burn rate), and reduce our annual stock-based compensation expense to be more in line with competitive levels. We closely monitor employee turnover and engagement and have not seen a material adverse impact to our turnover on the basis of this decision.

To further strengthen the connection between pay and performance, in 2012, we made equity grants to our NEOs with a 15% Stock Price Appreciation Hurdle, which was a more difficult stock price appreciation hurdle than used in the 2011 equity grants to our CEO (please refer to the section 2012 Equity Awards to NEOs for additional details). Since the Separation in 2011, we have addressed several legacy compensation-related practices and we believe these actions will lead to strengthened stockholder satisfaction with our executive compensation programs. Please refer to the section Pay Governance for additional details.

How We Responded to Our 2012 Stockholder “Say-On-Pay” Vote

At the 2012 Annual Meeting, our stockholders approved the advisory vote on our executive compensation with 58% support. This result was a strong contrast to the 89% favorable vote we received in 2011. Because investor feedback is a consideration in our compensation program design and individual pay actions, we actively engaged our stockholders on their views and insights on our 2011 program design and individual pay actions to better understand the basis for how and why they cast their vote.

We conducted extensive outreach efforts during and after the proxy voting season, engaging in discussions about our executive compensation programs and governance with institutional investors representing more than 50% of our outstanding shares, as well as with stockholder advocates and proxy advisory firms. We received generally positive support for our compensation program design, including pay programs, approach and overall governance. In relation to our 2011 individual pay actions, some concerns were raised surrounding the special equity grants made to the CEO in relation to the Separation in 2011.

PROXY STATEMENT	49

We attribute the lower Say-on-Pay vote in 2012 primarily to the concerns that were raised surrounding the special equity grants made to the CEO in 2011. A significant proportion of the 2011 special equity grants related to the circumstances associated with the Separation – a one-time event. We made no one-time grants in 2012. Because this feedback was in relation to a one-time event and stockholders were otherwise generally supportive of our overall pay practices, the only change to our executive compensation programs in 2012 was to incorporate performance-contingent vesting for the 2012 equity grants to all NEOs with a more difficult stock price appreciation hurdle than the 10% stock price appreciation hurdle used in the 2011 equity grants to the CEO. Previous changes in 2011 included introducing a new change in control plan, requiring higher stock ownership levels and removing the share recycling provision from our stock plan, some of which took effect in 2011 while others will take effect over time following expiration of notice periods. Please refer to the section Pay Governance for additional details.

Our stockholder engagement is not just a one-time event, but rather leverages our ongoing overall investor relations program, which monitors best practices, engages on pay topics, targets specific stockholder groups, and seeks feedback on pay practices. We will continue to take into account the results of future stockholder votes and ongoing dialogues with our stockholders when reviewing our compensation program and practices.

Our Compensation Philosophy, Guiding Principles, and Roles in Determining Compensation

Compensation Philosophy and Executive Compensation Guiding Principles

Our philosophy is to provide reward programs that attract, retain and motivate the right people, in the right place, at the right time. We strive to provide a total compensation package that is competitive with the prevailing practices in the industries and countries in which we operate, allowing for above average total compensation when justified by business results and individual performance.

Our compensation philosophy is further guided by the following principles that are specific to our executives:

Guiding Principle	Rationale
Business Driven	We offer appropriate incentives which are aligned with the Company’s business goals and avoid excessive risk taking.
Performance Differentiated	We design our compensation programs to foster an effective link between pay and performance — both at the Company and the individual level.
Market Competitive	We provide a competitive total compensation package that enables us to attract, retain and motivate the top talent needed to successfully execute our business strategy.
Ownership Oriented	We align compensation with our stockholders’ interests by providing meaningful equity awards and maintaining robust guidelines that require significant stock ownership by our senior executives, including our NEOs.
Simplicity	Our programs are intended to drive employee engagement through their simple and cost-efficient plan design.

50	PROXY STATEMENT

In establishing the pay of our executive officers (including our NEOs), the Committee references the market median for total direct compensation (in other words, total cash compensation plus long-term incentive awards) of our comparator group, in addition to considering individual performance, internal equity and succession plans, and external market conditions.

Roles in Determining Our Compensation

The following chart provides an overview of the roles and responsibilities for the various parties involved in determining our compensation:

Party	Role
Compensation and Leadership Committee

• Oversees certain employee compensation and benefit programs, including approval of annual and long-term incentive plan performance goals.

• Evaluates the performance and development of senior management and approves compensation actions involving Section 16 Officers.

• Reviews CEO performance and recommends CEO compensation actions to the independent members of the Board for their concurrence.

• Recommends the compensation program for non-employee directors to the Governance and Nominating Committee.

• Regularly assesses the risk exposure of all programs under the Committee’s purview.

Board of Directors

• Reviews and concurs with CEO compensation actions, as approved by the Committee.

• Approves non-employee director compensation, as recommended by the Committee and the Governance and Nominating Committee.

• Takes action regarding certain compensation and benefit plan matters, as required by the Committee’s charter.

CEO

• Recommends all compensation actions involving members of the management executive committee or any Section 16 Officer to the Committee for its approval.

• Takes an active role in Committee meetings at which the performance and compensation actions for the above executives are discussed.

• Recommends annual and long-term incentive plan performance goals to the Committee for its approval.

Management Executive Committee

• Executes the objectives of the Company’s total compensation program.

• Each member approves all compensation actions for his or her respective function and is accountable for compliance with established governance procedures.

Human Resources

• Supports the Committee in its work.

• Per delegated authority, fulfills various functions in administering the Company’s total compensation programs.

• Prepares recommendations regarding Section 16 Officer compensation.

Independent Consultant to the Committee

• Prepares recommendations regarding CEO compensation.

• Carries out compensation reviews as directed by the Committee.

• Participates in Committee meetings, provides input on compensation recommendations and programs, and provides regulatory updates and trends from time to time.

PROXY STATEMENT	51

The CEO is not involved in the preparation of recommendations related to his compensation and does not participate in the discussions regarding his compensation at Committee or Board meetings. The Committee cannot unilaterally approve compensation or compensation changes for the CEO without the Board’s concurrence.

Our Components and Mix of Our 2012 Executive Compensation Program

Components of Our 2012 Executive Compensation Program

The 2012 total compensation program for our NEOs consisted of the following components:

Compensation Component	Rationale
Base salary	• Provides market competitive fixed compensation to attract and retain qualified talent.
Short-term incentives through AIP	• Rewards executives based on achievement against the established annual business goals of the Company and their own individual performance in the achievement of these business results.
Long-term incentives through equity grants and participation in the LRIP

• Equity awards encourage ownership in the Company, align our management’s interests with those of our stockholders, reward increases in the absolute value of our stock and enhance long-term retention of our top talent.

• The LRIP rewards relative stock performance by measuring total shareholder return against our comparator group.

Benefits and perquisites	• Selected benefits and perquisites, in addition to broad-based employee benefits, provide our senior executives with a market-competitive total compensation package.

Our 2012 Compensation Mix

When making 2012 compensation decisions, the Committee considered the total direct compensation levels for each executive position against the median of similar positions in the 2012 Motorola Solutions Comparator Group. We intend to provide competitive total compensation, as well as competitive compensation for each element comprising our total compensation. As a result, we do not specifically limit one element of compensation in response to the amounts potentially realizable under other compensation elements. However, we place certain limits on benefits available under our life and disability plans and our investment plans, including our pension plans, while ensuring competitiveness in the marketplace. Our qualified retirement plans are also subject to IRS limits. Although we reference the median of our comparator group in structuring our executive compensation program, the exact percentile may differ by individual and is based on their specific performance, experience, skill set, position and ability to impact business results.

52	PROXY STATEMENT

In keeping with our guiding principles of being “business driven” and “performance differentiated,” more than 73% of our NEOs’ targeted total direct compensation was delivered in the form of short-term and long-term incentives. The below table highlights the specific 2012 target pay mix of each NEO:

We believe our target pay program is appropriately designed and positioned versus the market. The actual pay of our NEOs is a direct result of performance results at both a business and individual level. In determining actual compensation for an NEO, in addition to referencing the market median compensation data, the Committee uses the NEO’s role, responsibilities, experience, performance and skill set as general reference points in making a judgment of his or her value to the Company and in the marketplace. These are generally subjective judgments and there is no formulaic weighting of these reference points in making specific compensation element decisions.

Our Comparator Group

The Committee reviews the composition of the comparator group at least annually to determine the appropriateness and applicability of the group for establishing the Company’s compensation programs and making individual pay decisions for our NEOs.

As described last year in our proxy statement, following the Separation the Company continued to evaluate and gain a better understanding of our comparator companies, based in part on input received from our stockholders. After reviewing the comparator companies, the Committee approved the 2012 Motorola Solutions Comparator Group that includes companies from the government and enterprise industries, as well as multi-industrial companies. We use the 2012 Motorola Solutions Comparator Group as the single comparator group for both pay and performance comparison purposes in our executive compensation program. The 2012 Motorola Solutions Comparator Group was referenced for competitive pay levels when the Committee made 2012 NEO pay decisions and is also used as the comparator group in the 2012-2014 LRIP cycle for relative total shareholder return purposes. We continue to believe the 2012 Motorola Solutions Comparator Group appropriately compares the Company to those in the group when considering both revenue (Motorola Solutions is at the 36th percentile) and market capitalization (Motorola Solutions is at the 60th percentile) and that the enterprise and government industries and multi-industrials are well represented by the companies in

PROXY STATEMENT	53

this comparator group. The 2011 Motorola Solutions Comparator Group was in place prior to establishing the 2012 Motorola Solutions Comparator Group and is used as the comparator group in the 2011-2013 LRIP cycle for relative total shareholder return measurement purposes.

The 2011 Motorola Solutions Comparator Group and the 2012 Motorola Solutions Comparator Group are listed below:

2011 Motorola Solutions Comparator Group
Danaher Corp.	L-3 Communications Holdings Inc.
Emerson Electric Co.	NCR Corp.
FLIR Systems, Inc.	Raytheon Company
Harris Corp.	Rockwell Collins Inc.
Honeywell International Inc.	TE Connectivity Ltd.
Intermec, Inc.	Trimble Navigation Ltd.
ITT Corporation	Tyco International Ltd
Juniper Networks, Inc.	Zebra Technologies Corp.

2012 Motorola Solutions Comparator Group
Aruba Networks, Inc.	Johnson Controls, Inc.
Danaher Corp.	JVC Kenwood Corp.
Eaton Corp.	NCR Corp.
Emerson Electric Co.	Parker-Hannifin Corp.
Harris Corp.	Raytheon Company
Honeywell International, Inc.	Rockwell Collins, Inc.
Ingersoll-Rand PLC	TE Connectivity Ltd.
Intermec, Inc.	Tyco International Ltd.

To supplement our comparator group data and obtain a more complete picture of the overall compensation environment for the broader executive group (and, from time to time, our NEOs), we look to multiple survey sources. During the 2011 Motorola Solutions executive compensation review (which is discussed below), we utilized supplemental data for Lewis Steverson, our Senior Vice President, General Counsel and Secretary from the following survey sources:

Survey	Publisher
U.S. Compensation Data Bank (CDB) TriComp Executive Database	Towers Watson & Co.
Radford Global Technology Survey	Radford, an Aon Hewitt consulting company
US Global Premium Executive Remuneration Suite—Fortune 500® Organizations	Mercer LLC

Because these surveys contain competitive compensation market data on a number of companies spanning different industries, our market analysis involves narrowing the available information to “data cuts” that more accurately reflect our size, industry and competitive labor market.

54	PROXY STATEMENT

The “data cuts” for the supplemental data used for some of the NEOs during the 2011 Motorola Solutions executive compensation review (which is discussed below), were:

•	The 16 companies that comprised our 2011 Motorola Solutions Comparator Group and participated in the above surveys;

•	An expanded comparator company group that included other high-tech companies that participated in the above surveys; and

•	Technology companies generally with annual revenue greater than $3 billion.

Independent Consultant Engagement

The Committee engages an independent consultant to advise them on the Company’s executive compensation strategy and program design and to provide regulatory and market trend updates. The consultant carries out compensation reviews as directed by the Committee and provides recommendations on specific compensation of our CEO and reviews and provides input on specific compensation recommendations regarding our other Section 16 Officers.

During 2012, the Committee continued to engage Compensation Advisory Partners as its independent compensation consultant. Compensation Advisory Partners participates in Committee meetings, including occasional discussions with the Committee without management present to ensure impartiality on certain decisions. During 2012, the Committee also reviewed an assessment of the independence of Compensation Advisory Partners. The criteria used in the assessment aligned with the rules that were newly adopted by the SEC during 2012 and related rules proposed by the New York Stock Exchange during 2012. The Committee concluded that the work of Compensation Advisory Partners did not raise any conflict of interest.

2011 Motorola Solutions Executive Compensation Review (As applied to 2012 Pay Decisions)

In 2011, the Committee engaged Compensation Advisory Partners to independently review our executive rewards program and the compensation of our management executive committee. The review analyzed the 2011 core compensation levels of Motorola Solutions’ executive officers, which is the compensation we grant on a normal, ongoing basis and excluded the one-time components of the 2011 Leadership Grant, compared to the 2011 Motorola Solutions Comparator Group proxy data and broader industry survey data. Following the review in 2011, in early 2012 Compensation Advisory Partners provided the Committee with updated proxy data for the 2012 Motorola Solutions Comparator Group. The Committee referenced the updated proxy data for the 2012 Motorola Solutions Comparator Group and the broader industry survey data to determine 2012 pay decisions for the Company’s executive officers, including the NEOs.

With respect to the competitiveness of our NEOs’ 2011 target compensation levels:

•

Mr. Brown’s base salary was positioned between the median and 75th percentile, his target total annual cash compensation (base salary plus target annual incentive) was above the 75th percentile, and his target total direct compensation (target total annual cash compensation plus long-term incentive compensation) was between the median and 75th percentile.

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•	Mr. Fitzpatrick’s base salary was positioned between the 25th percentile and the median and his target total annual cash compensation and his target total direct compensation approximated the median.

•

Mr. Delaney’s base salary approximated the median, his target total annual cash compensation was positioned between the median and 75th percentile, and his target total direct compensation was between the 25th percentile and the median.

•	Mr. Moon’s base salary approximated the 25th percentile and his target total annual cash compensation and target total direct compensation was between the 25th percentile and the median.

•	Mr. Steverson’s base salary was positioned at the 25th percentile and his target total annual cash compensation and target total direct compensation was between the 25th percentile and the median.

2012 Named Executive Officer Compensation

Base Salary

When setting the base salary level for each NEO, the Committee references the median of the comparator group, external market conditions, and each NEO’s individual performance, experience, internal comparisons, and succession plans. The table below displays the 2012 year-end base salary for each NEO along with the rationale for how it was established.

Named Executive Officer	Current Base Salary	Effective Date	Rationale
Mr. Brown	$1,200,000	January 1, 2011	• In January 2012, the Committee and Board reaffirmed Mr. Brown’s base salary of $1,200,000 for 2012.
Mr. Fitzpatrick	$565,000	January 26, 2012	• In January 2012, Mr. Fitzpatrick’s base salary increased from $525,000 to $565,000 as a market adjustment.
Mr. Delaney	$595,000	January 26, 2012	• In January 2012, Mr. Delaney’s base salary increased from $575,000 to $595,000 as a market adjustment.
Mr. Moon	$565,000	January 26, 2012	• In January 2012, Mr. Moon’s base salary increased from $525,000 to $565,000 as a market adjustment.
Mr. Steverson	$465,000	July 17, 2012

• In January 2012, Mr. Steverson’s base salary increased from $425,000 to $445,000 as a market adjustment.

• In July 2012, Mr. Steverson’s base salary increased from $445,000 to $465,000 as an additional market adjustment to bring Mr. Steverson to the market median of his external benchmark.

56	PROXY STATEMENT

Short-Term Incentives

The AIP is the 2012 annual cash incentive plan that applied to all of our employees (excluding those employees participating in a sales incentive plan), including our NEOs.

The objectives of our AIP are to:

•	Focus our employees’ attention on achievement of the critical operating goals of the Company.

•	Link employee rewards to their individual contributions in achieving our business results.

•	Provide pay opportunities that are competitive with our comparator group in order to attract and retain a high-performing workforce.

AIP Incentive Formula

AIP awards are a function of an individual’s target incentive opportunity, the Company’s annual business performance and each participant’s individual performance. The payout value of an AIP award to each NEO is based on the following formula:

Performance Factors
Individual Base Pay	x	Individual Incentive Target %	x	Business Performance Factor	x	Individual Performance Factor	=	AIP Award

Individual Base Pay

Base pay equals the NEO’s base salary earnings during the incentive plan year.

AIP Individual Incentive Target Percentage

Individual incentive target percentages are based on market-competitive data and are established as a percentage of base pay. At the beginning of each plan year, the Committee designates individual incentive target percentages for each of our NEOs. For 2012, individual incentive target percentages for our NEOs were generally targeted at the median of the 2012 Motorola Solutions Comparator Group.

The 2012 AIP individual incentive targets for our NEOs were as follows:

Named Executive Officer	Individual AIP Target as % of Base Pay	Individual AIP $ Target
Mr. Brown	220%	$2,640,000
Mr. Fitzpatrick	95%	$533,389
Mr. Delaney	95%	$563,569
Mr. Moon	95%	$533,389
Mr. Steverson	75%	$339,000

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AIP Business Performance Factor

At the beginning of each AIP plan year, the Committee establishes performance targets for the measures determining the Company’s Business Performance Factor (“BPF”). The final BPF can range from 0% (no award paid) for below minimum financial performance to 140% for exceptional performance. The 2012 BPF for our NEOs and all employees was based on Company-wide business goals to reinforce the Motorola Solutions “partnership” value and to align to the “simplicity” guiding principle of our compensation philosophy.

In 2012, the Company-wide business goals were based on operating earnings (“OE”) and free cash flow (“FCF”) and aligned to the OE and FCF targets in our annual operating plan. OE is important to the Company since it measures our profits from sales and FCF is important since it measures the cash available after capital expenditures. OE and FCF are common performance measures inside and outside of our industry, and we believe they are appropriate performance measures that drive our annual business performance, and ultimately long-term stockholder value. Additionally, OE and FCF are fundamental measurements that are used in many other financial calculations we measure that show levels of profitability, business liquidity and rates of return.

When we set our annual operating plan, and ultimately our OE and FCF targets, we analyze several factors, including our prior year actual financial results, projected revenue growth, margins, operating expenditures, macroeconomic and industry considerations and market share. We analyze these factors against the overall global economic environment, relative to our comparator group and compared to our previous year’s performance. Once these factors are analyzed, the annual operating plan for the upcoming year is presented to the Board for approval. Our OE and FCF performance goal targets for the AIP are directly linked to the annual operating plan that is approved by the Board.

Due to its importance in the Company’s financial success, OE carried 65% weight in determining our BPF. OE for incentive plan purposes is defined according to GAAP, excluding the effect of the following items: (i) earnings from discontinued operations as reported externally; (ii) highlighted items as reported externally, such as reorganization of business charges, asset impairments, and extraordinary, unusual and/or non-recurring items of gain or loss; (iii) stock-based compensation expense; and (iv) intangible assets amortization expense.

FCF carried 35% weight in determining our BPF. FCF for incentive plan purposes is defined as operating cash flow according to GAAP less capital expenditures. A capital expenditure is defined as the original cost of acquiring property, plant and equipment, as reported in the investing section of the cash flow statement per GAAP.

At the end of each plan year, the Committee reviews full year performance and the corresponding management recommendations regarding each component of the BPF. The Committee exercised its discretion and approved an adjustment to the final BPF for the 2012 AIP. The adjustment and associated rationale is described below.

•

An anticipated cash payment related to a legal settlement was originally forecast to be paid in 2012 and was included in our 2012 FCF AIP target. During 2012 it was determined that the cash payment would not be made in 2012, which correspondingly increased our 2012 FCF by the amount of this payment. The adjustment the Committee approved reduced the 2012 AIP results by the amount of the forecast payment, thereby decreasing our 2012 BPF. The Committee believed this was an appropriate adjustment since the payment was originally forecast as to be included in continuing operations and included in our 2012 operating plan and the adjustment aligns to how the 2012 performance target was originally determined.

58	PROXY STATEMENT

2012 AIP Business Performance Targets and Results

The following table reflects the minimum, target and maximum levels for each of the 2012 BPF measures that pertain to all eligible employees, including our NEOs, as well as the actual and adjusted (for the impact of the above-noted adjustment) 2012 performance levels. Assuming OE and FCF business performance meets the minimum threshold for a payout, the BPF formula allows for a range of 30.25% of the established target award level (at the minimum level of performance) to 140% of the established target award level (at the maximum level of performance).

AIP Business Performance Measure	Performance Level for Minimum Payout	Performance Level for Target Payout	Performance Level for Maximum Payout	Actual Fiscal Year 2012 Performance	Adjusted Fiscal Year 2012 Performance	Resulting Business Performance Factor	Performance Measure Weight	Weighted Contributing Result
OE	$1.271 billion	$1.495 billion	$1.719 billion	$1.503 billion	$1.503 billion	100.5%	65%	65%
FCF	$608 million	$810 million	$972 million	$881 million	$847 million	105.3%	35%	37%
2012 AIP Business Performance Factor								102%

2012 AIP Individual Performance Factors for NEOs

We strive to establish a clear line of sight by linking our performance management process with the rewards our employees receive. Individual performance is measured by both what an individual accomplishes (in other words, goal achievement) and how the individual accomplishes those goals (in other words, demonstration of our leadership behaviors). The Committee has the discretion to adjust AIP awards by establishing an Individual Performance Factor (“IPF”) for each NEO to account for differences in individual contribution and performance. IPFs can range from 0 (in other words, no award paid) for poor performance to 1.4 (in other words, 140% of the formula-driven award) for exceptional performance.

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To recognize the performance and leadership delivered by our NEOs in 2012, the Committee established IPFs for each of our NEOs as follows:

Named Executive Officer	Individual Performance Factor	Rationale
Mr. Brown	125%	To recognize Mr. Brown’s leadership in the achievement of several Company-wide goals. The Company achieved solid revenue growth, demonstrated by an increase in sales to $8.7 billion, up six percent from 2011. Operating earnings increased to $1.3 billion, up 46 percent from 2011 and non-GAAP earnings per share increased to $3.20, up 23 percent. The Company generated $1.1 billion in operating cash flow for the full year, bringing our cash position on Dec. 31, 2012 to $3.6 billion. As a result of the Company’s performance, our stock price increased 20% during 2012 and 49% from our opening price on January 4, 2011. In addition to our strong financial results during the year, Mr. Brown strengthened the executive succession pipeline and drove the organization’s transformation agenda.
Mr. Fitzpatrick	110%	To recognize Mr. Fitzpatrick’s performance in successfully executing our 2012 capital allocation strategy of returning capital to our stockholders by repurchasing $2.4 billion of shares at an average stock price of $49.14 and paying cash dividends of $270 million. Mr. Fitzpatrick was instrumental developing and engaging key stockholders on our long term financial model, and repatriating $1 billion in cash from non-US locations. In addition, Mr. Fitzpatrick led significant transformation initiatives within our Finance organization to increase efficiencies in resources and systems.
Mr. Delaney	125%	To recognize Mr. Delaney’s performance in the strengthening of our product and solution portfolio through the launch of numerous products, particularly in the professional and commercial radio segments. Mr. Delaney successfully drove the innovation agenda across MSI by strategically investing $1billion into our innovation pipeline to develop products and services. Mr. Delaney also completed successful outsourcing of elements of our repair and distribution network, thus enhancing our operational excellence.
Mr. Moon	125%	To recognize Mr. Moon’s performance in the successful growth of our global sales six percent compared to 2011. He achieved this through a global sales force and channel partner network that has a deep understanding of our customers’ operational challenges and the complete solutions that help them drive their business results. In addition, Mr. Moon strengthened our channel partner network by implementing our Partner Empower program across all regions. Mr. Moon also continued his focus on senior management development by taking actions to further strengthen his strong leadership team.
Mr. Steverson	116%	To recognize Mr. Steverson’s performance in successfully managing significant litigation to resolutions that were favorable to the Company, facilitating agreements with significant former and current stockholders, and supporting corporate transactions. In addition, to recognize Mr. Steverson’s strong focus on talent and the transformation of the Legal organization during 2012.

60	PROXY STATEMENT

2012 AIP Payouts

Based on the approved 2012 BPFs and IPFs, the actual 2012 AIP award for each NEO is set forth in the following table:

Named Executive Officer	Eligible Earnings	AIP Target	Business Performance Factor	Individual Performance Factor	Actual 2012 AIP Award
Mr. Brown	$1,200,000	220%	102%	125%	$3,370,000
Mr. Fitzpatrick	$561,462	95%	102%	110%	$600,000
Mr. Delaney	$593,231	95%	102%	125%	$720,000
Mr. Moon	$561,462	95%	102%	125%	$680,000
Mr. Steverson	$452,000	75%	102%	116%	$400,000

Long-Term Incentives

We consider several factors in the design of our LTI programs, including the need to attract and retain top talent, the competition for top talent in the marketplace, the cost impact of equity expensing, the impact on stockholder dilution, the evolving regulatory landscape and the Company’s long-term business strategy.

Our NEOs receive a large proportion of their overall targeted compensation (approximately 57%) in the form of LTI in order to align their interests with those of stockholders and to promote a focus on long-term results. In 2012, we delivered LTI to our NEOs through a portfolio of three LTI vehicles: the 2012-2014 LRIP, performance-contingent stock options, and performance-contingent RSUs. This portfolio of LTI vehicles incents our NEOs on (1) our total shareholder return over a three-year period relative to our comparator group, and (2) sustained absolute stock price performance. The wealth creation of these LTI vehicles is maximized only when best-in-class performance against the Company’s comparator group is combined with sustained absolute stock price growth. Each LTI vehicle is described further below, along with the targeted values for each NEO.

Long Range Incentive Plan

The LRIP is a performance-based, multi-year incentive plan that we provide to our senior executives, including the NEOs. During 2012, we implemented a three-year LRIP cycle for the 2012-2014 performance period (“2012-2014 LRIP”). There is one other LRIP cycle in effect, for the 2011-2013 performance period (“2011-2013 LRIP”) and we anticipate implementing overlapping LRIP cycles annually. The design parameters for the 2011-2013 LRIP and 2012-2014 LRIP are described below.

LRIP Performance Measure

The LRIP is solely focused on our three-year total shareholder return (“TSR”) relative to the three-year TSR of the applicable comparator group (the 2011 Motorola Solutions Comparator group for the 2011-2013 LRIP and the 2012 Motorola Solutions Comparator Group for the 2012-2014 LRIP).

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LRIP Incentive Formula

LRIP awards are a function of an individual’s base salary at the start of the LRIP cycle, individual incentive target percentage and our TSR payout factor.

Base Salary At Cycle Start	x	Individual Incentive Target %	x	TSR Payout Factor	=	LRIP Award

LRIP Individual Incentive Targets

In setting the 2012-2014 LRIP targets for the NEOs, the Committee targeted an award that equals one-third of the total value we targeted for each NEO’s 2012 LTI, which was based in part on the LTI market value for each NEO’s benchmark to the 2012 Motorola Solutions Comparator Group, and for Mr. Steverson, his General Counsel benchmark to compensation surveys, as proxy data for his comparable position within the 2012 Motorola Solutions Comparator Group was not readily available. In addition, in setting Mr. Brown’s 2012-2014 LRIP target, the Committee considered his 250% minimum LRIP target required by his employment agreement. The table below contains the individual incentive targets for our NEOs for the 2012-2014 LRIP.

Named Executive Officer	January 1, 2012 Base Salary	2012-2014 LRIP Target %	2012-2014 LRIP Target $
Mr. Brown	$1,200,000	250%	$3,000,000
Mr. Fitzpatrick	$525,000	115%	$603,750
Mr. Delaney	$575,000	105%	$603,750
Mr. Moon	$525,000	115%	$603,750
Mr. Steverson	$425,000	95%	$403,750

TSR Payout Factor

The TSR Payout Factor is calculated in a two-step process:

Step 1: Measure the three-year TSR for the Company and each of the companies in the applicable comparator group, as follows:

Ending stock price (daily average stock price during the final three months of the Performance Cycle)
+	Value of reinvested dividends over the Performance Cycle
=	Total ending value
-	Beginning stock price
(daily average stock price during the three months preceding the Performance Cycle)(1)
=	Total value created
÷	Beginning stock price
=	TOTAL SHAREHOLDER RETURN
(1) Note that, for the 2011-2013 performance period, the beginning stock price is the daily average stock price during the first three months of the Performance Cycle.

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Step 2: Rank Motorola Solutions’ TSR against the TSR of each of the companies in the applicable comparator group to determine Relative TSR Payout Factor.

	TSR Rank	Relative TSR Payout Factor		TSR Rank	Relative TSR Payout Factor		TSR Rank	Relative TSR Payout Factor
Performance above median pays out above target:	1	200%	Performance at median pays at target payout:	9	100%	Performance below median pays out below target:	10	75%
	2	185%					11	50%
	3	170%					12	25%
	4	155%					13	0%
	5	140%					14	0%
	6	130%					15	0%
	7	120%					16	0%
	8	110%					17	0%

If the resulting TSR performance for Motorola Solutions is negative, the Committee will have discretion to reduce the final payout up to a 25% reduction of the calculated payout.

Equity Awards

We deliver equity awards in the form of stock options and RSUs. In May 2012, the Committee granted equity to approximately 1,900 employees, including our NEOs, as part of our annual equity award process. Both components of the annual equity grant, stock options and RSUs, will vest and become exercisable in three equal annual installments commencing on the one year anniversary of the date of grant, except the CEO has three-year performance-contingent cliff vesting and the other NEOs have performance-contingent installment vesting, as described below. The stock options expire ten years from the date of grant.

The exercise price of options is set at the closing price of our stock on the date of grant. We do not structure the timing of equity award grants to precede or coincide with the disclosure of material non-public information. Grants made outside the annual equity grant cycle (e.g., new hire, promotion and special recognition grants) are made on the first trading day of the month following the date of hire/promotion/recognition. Since 2002, the grant date for our annual equity awards has been within a few days of the annual stockholders meeting. This practice is expected to continue in 2013.

In 2012, we implemented significant changes to our equity granting practices to ensure our stock-based compensation programs are market competitive, reduce our share usage rate and reduce our annual stock-based compensation expense, which were disclosed in last year’s CD&A. The significant changes included (1) limiting annual equity grant eligibility to a narrower population of approximately 1,900 employees, and (2) maintaining eligibility for special equity grants on a highly selective basis as part of recruiting, retention and recognition.

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As a result of these significant changes, our share usage in 2012 was significantly less than in 2011, as shown in the table below, and we expect our stock-based compensation expense to materially decrease over the next three years as the expense from previous grants made to a broader population continues to be recognized. We plan to continue to closely manage our equity granting practices to ensure our share usage and stock-based compensation expense remains in line with competitive levels.

Fiscal Year-End	Stock Options Granted In Each Year (000s)	Weighted Average Exercise Price	Full Grant Date Fair Value of Stock Options Granted In Each Year(1)	RSUs Granted In Each Year (000s)	Full Grant Date Fair Value of RSUs Granted In Each Year(1)	Full Grant Date Fair Value of Options and RSUs Granted In Each Year(1)	Stock Options and RSUs Granted In Each Year (000s)	Stock Options and RSUs Granted In Each Year As A % of Common Shares Outstanding at FYE
Dec 31, 2011	3,155	$39.00	$41.8	5,150	$228.0	$269.8	8,305	2.6%
Dec 31, 2012	1,286	$51.00	$12.3	1,657	$81.0	$93.3	2,943	1.1%
Change	(1,869)	$12.00	($29.5)	(3,493)	($147.0)	($176.5)	(5,362)	(1.5%)

(1)

The amounts reflect the aggregate grant date fair value of the stock options and RSUs granted in the respective fiscal year, as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. These aggregate grant date fair values will be recognized over the vesting period of each award.

2012 Equity Awards to NEOs

In determining 2012 equity awards for the NEOs, the Committee considered the 2011 Leadership Grant made to each NEO, which was a unique, one-time award of (i) performance-contingent stock options and RSUs in the case of the CEO, and (ii) stock options and RSUs to the other NEOs, as disclosed in last year’s CD&A, among other considerations described in the following paragraph. The Committee determined at the time the 2011 Leadership Grant was made, that the NEOs would not automatically receive an annual equity grant in 2012, but they would be eligible for an annual equity grant in 2012 at the discretion of the CEO, and, in the case of our NEOs, subject to the approval of the Committee, and, in the case of the CEO, subject to the concurrence of the Board. In 2012, based on the continued strong business performance and other considerations described in the following paragraph, the Committee determined that each NEO would receive 2012 equity awards with performance-contingent vesting. The Committee also determined that the performance-contingent vesting for the 2012 equity grants to NEOs would have a more difficult stock price appreciation hurdle than the 10% stock price appreciation hurdle used in the 2011 equity grants to the CEO, as described below.

In setting the 2012 equity grant values for the NEOs, the Committee referenced two-thirds of the total value we targeted for each NEO’s 2012 LTI, which was based in part on the LTI market value for each NEO’s benchmark to the 2012 Motorola Solutions Comparator Group, and for Mr. Steverson, his compensation survey benchmark to the General Counsel role. In addition, the Committee considered each NEO’s award delivered through the 2011 Leadership Grant, individual performance, expected contribution to the long-term success of the Company, internal comparisons, succession plans, and external market conditions. Based on these considerations, the Committee set the 2012 equity award values for Mr. Brown and Mr. Moon at the value that was referenced and below the value that was referenced for Mr. Fitzpatrick, Mr. Delaney, and Mr. Steverson. The NEOs did not receive any other equity grants in 2012.

The equity awards made to the NEOs in 2012 were structured to provide 67% of the total equity grant value in performance-contingent stock options and 33% of the total equity grant value in performance-contingent RSUs. The performance-contingent stock options and RSUs granted to Mr. Brown in 2012 will vest on the later of (i) the third anniversary of the date of grant, and (ii) when the average closing price of our Common Stock for any fifteen consecutive trading days is greater than $57.01, the 15%

64	PROXY STATEMENT

Stock Price Appreciation Hurdle. The performance-contingent stock options and RSUs granted to the other NEOs will vest on the later of (i) one-third per year from the date of grant, and (ii) achievement of the 15% Stock Price Appreciation Hurdle. The 15% Stock Price Appreciation Hurdle was achieved on January 22, 2013 when the fifteen-day closing average stock price of $57.05 exceeded the stock price hurdle of $57.01; therefore the restrictions will lapse on the third anniversary of the grant date for Mr. Brown and in three substantially equal installments on the first, second, and third anniversaries of the grant date for Messrs. Fitzpatrick, Delaney, Moon, and Steverson.

The 2012 equity awards to our NEOs that are described in this section are shown in the table below:

	Mr. Brown	Mr. Fitzpatrick	Mr. Delaney	Mr. Moon	Mr. Steverson
Total 2012 Equity Grant Value	$4,000,000	$500,000	$800,000	$1,200,000	$500,000
Stock Option Value(1) (67% of Total Equity Grant Value)	$2,668,000	$333,500	$533,600	$800,400	$333,500
Stock Options Granted	281,731	35,529	56,846	85,269	35,529
Stock Option Exercise Price	$51.33	$51.33	$51.33	$51.33	$51.33
RSU Value(1) (33% of Total Equity Grant Value)	$1,332,000	$166,500	$266,400	$399,600	$166,500
RSUs Granted	25,949	3,243	5,189	7,784	3,243

(1)	The stock option and RSU values were targeted values, and the actual aggregate grant date fair value delivered to each participant varied slightly from the targeted value. The actual aggregate grant date fair value of each grant, as computed in accordance with ASC Topic 718, is disclosed in the 2012 Summary Compensation Table.

Greg Brown’s 2012 Total Compensation

Mr. Brown’s 2012 total compensation of $10,325,173 significantly decreased from his 2011 total compensation of $29,329,052, as reported in the 2012 Summary Compensation Table. The decrease is due to the one-time equity awards made to Mr. Brown during 2011. Mr. Brown’s 2012 total compensation is representative of the approximate total compensation we would expect to target for Mr. Brown in a typical year. Further, Mr. Brown’s 2012 total compensation amount includes the donation of $1,500,000 that the Company agreed to make to the Rutgers University Foundation, a 501(c)(3) charitable organization, to establish and name an endowed chair in honor of Mr. Brown. This gift to the Rutgers University Foundation was not requested by Mr. Brown, and Mr. Brown will not receive any of the funds associated with such gift or receive any pecuniary or other benefit from the Rutgers University Foundation as a result of this gift, other than the honor of the establishment of an endowed chair in his name in the area of neuroscience. While the Company has not concluded that the donation constitutes a compensatory arrangement with Mr. Brown, the amount is included to comply with any interpretive reporting requirement that may be deemed to exist by virtue of the arrangement.

Executive Benefits and Perquisites

To enhance our ability to attract and retain senior executives in a highly competitive market for top talent, we seek to align our executive total compensation program offerings with those commonly provided by companies in our comparator group. To ensure we remain competitive, the core elements

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of our total compensation program—including our cash and equity based compensation plans—are supplemented by a few executive-only benefits and perquisites. Our executive benefits and perquisites are described below.

Change in Control (CIC) Plans. The Company maintains two Board-approved CIC Plans which cover our NEOs (except for Mr. Brown, whose employment agreement contains CIC provisions) and our other senior executives. The Board considers the maintenance of an effective and stable management team as essential to protecting and enhancing the value of the Company for the benefit of our stockholders. To that end, we recognize that the possibility of a change in control may exist and that this possibility, and the uncertainty and questions it may raise amongst our senior executives, may result in the distraction, and potential departure, of management personnel to the detriment of the Company and our stockholders. The change in control provisions help to encourage the continued attention and dedication of our senior management to their assigned duties without the distraction that may arise from the possibility of a change in control event.

As disclosed in last year’s CD&A, in January 2011 the Board approved a new Senior Officer CIC Plan (“New CIC Severance Plan”), which has superseded our Legacy Senior Officer CIC Plan (“Legacy CIC Severance Plan”) for all participants who became eligible on or after February 1, 2011, and on February 1, 2014 will supersede our Legacy CIC Severance Plan for participants that were eligible for the Legacy CIC Severance Plan as of January 31, 2011. Because the Legacy CIC Severance Plan required three years’ advance notification to participants to amend the Plan, the Legacy CIC Severance Plan will remain in effect until January 31, 2014 for all eligible participants as of January 31, 2011. The New CIC Severance Plan will go into effect for these employees on February 1, 2014 (including Messrs. Fitzpatrick, Delaney, Moon, and Steverson). The New CIC Severance Plan will expire on February 1, 2015, at which time the Committee will consider whether or not to recommend to the Board to adopt a new Plan.

Both the New CIC Severance Plan and the Legacy CIC Severance Plan employ a “double trigger” before benefits are paid to a plan participant. In other words, in order for severance benefits to be paid, both a change in control event must occur and an executive must be involuntarily terminated without “cause” or the executive must leave for “good reason” within 24 months of the change in control.

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The table below highlights certain provisions of both the New CIC Severance Plan and the Legacy CIC Severance Plan. For definitions and a description of the full benefits provided under both our CIC Plans, please refer to the section Change in Control Arrangements in this Proxy Statement.

CIC Provision	Legacy CIC Severance Plan	New CIC Severance Plan
Plan Life	Expires on January 31, 2014	Expires on February 1, 2015
Eligibility	Executives with the following titles as of January 31, 2011: • Executive Vice Presidents • Senior Vice Presidents • Corporate Vice Presidents

Newly elected or promoted executives with the following titles on or after February 1, 2011 (effective February 1, 2011) and executives eligible for the Legacy CIC Plan with the following titles (effective February 1, 2014):

•     Executive Vice Presidents

•     Senior Vice Presidents

CIC Cash Severance Multiple	Three times base salary and bonus	Two times base salary and bonus
Definition Of Severance Base Salary	The highest annual salary during the last three years	Current base salary
Definition Of Severance Bonus	The highest annual bonus received in the prior five full fiscal years	Current target annual bonus
Medical Benefit Continuation	Three years	Two years
Excise Tax Gross Up

If parachute payments exceed the threshold under the Internal Revenue Code’s Golden Parachute Rules, known as the “Safe Harbor Amount”, by more than 110%, the executive is entitled to an excise tax gross-up. Otherwise, parachute payments are reduced to the Safe Harbor Amount and no excise tax gross up is payable.

None. In the event change in control benefits are subject to the excise tax under Section 4999 of the Code, either the participant will pay the excise taxes or the benefits will be cut back to an amount that eliminates imposition of the excise taxes, whichever option is more favorable to the participant on an after-tax basis.
Participant Advance Notification of Plan Amendment	Three years	One year

Executive Financial Planning Program. The Executive Financial Planning Program provides our senior management, including our NEOs, with comprehensive financial planning assistance designed to help them achieve the highest value from their compensation package. The annual allowance for our NEOs is up to $16,500 in the first and last year of receiving this benefit, and up to $12,000 for the years in between the first and last year’s participation. The Company imputes the cost of this benefit as income and does not provide a tax gross up to the executive.

Executive Physical Program. The Executive Physical Program provides our senior executives in the United States, including our NEOs, with an annual comprehensive physical examination including up to three specialist consultations. If a senior executive chooses to receive benefits under this program, the

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Company imputes the fair market value of this benefit, above the average cost for similar examinations under the Motorola Solutions Employee Medical Benefits Plan, as income and does not provide a tax gross up to the executive.

Deferred Compensation Plan. Due to low participation, we closed the Motorola Solutions Management Deferred Compensation Plan (the “Deferred Compensation Plan”) to new deferrals on January 1, 2008. The Plan has remained closed since taking this action. When active, the Deferred Compensation Plan is a non-qualified deferred compensation plan that is unfunded and unsecured, and allows our eligible executives, including our NEOs, the opportunity to defer taxes on their base salary and cash incentive compensation. The Company does not contribute to this plan. The plan is not intended to provide above-market or preferential earnings (as these terms are defined under SEC regulations) on compensation deferred under the plan. The actual earnings on Mr. Delaney’s (the only NEO participating in the Deferred Compensation Plan) account in 2012 and 2010 were above-market under SEC regulations and the actual earnings on his account in 2011 were not above-market under SEC regulations.

Personal Use of Corporate Aircraft. Mr. Brown is active in professional and civic organizations and travels extensively. In addition, he has strong visibility in the media and other public forums, as well as significant amounts of private and personal information readily available about him on the internet. As a result, he is required to use our corporate aircraft for all travel as part of our corporate security program. From time to time and on a limited basis, we permit other executives to use our aircraft for personal travel. The Company does not provide tax gross ups on any imputed income resulting from this benefit. Please refer to the 2012 Summary Compensation Table footnotes for information about how the personal aircraft expenses are calculated.

CEO Security. Mr. Brown is provided a security system at his personal residences with security alarm monitoring paid by the Company.

Broad-based Employee Benefits. As U.S. employees, our NEOs have the opportunity to participate in a number of benefit programs that are generally available to all regular U.S. employees. These benefits include: (1) health care plans (medical, vision, dental and wellness programs); (2) life and disability plans (group life insurance, business travel accident insurance, and short-term and long-term disability income plans); (3) investment plans (the 401(k) Plan) and employee stock purchase plan, as well as previously existing pension plans that were available to employees who began employment prior to January 1, 2005; and (4) work/life plans (programs that assist with daily needs such as child care, adoption assistance, dependent care accounts and long-term care insurance).

Pension Plans. Our pension plans were offered to pension-eligible employees hired before January 1, 2005. We offered a qualified pension plan, with two different benefit formulas, commonly referred to as the Portable Pension Plan and the Traditional Pension Plan (the “Pension Plans”). We also offered two non-qualified plans, the Motorola Solutions Supplemental Pension Plan (the “MSPP”) and the legacy Elected Officer Supplementary Retirement Plan (the “SRP”), to highly-compensated employees whose qualified pension plan benefits are reduced by annual salary limits imposed by the IRS. On December 15, 2008, the Board determined that, effective March 1, 2009, all future benefit accruals and compensation increases used to compute retirement benefit accruals would automatically cease for all individuals who were participants under the Pension Plans, MSPP and SRP as of February 28, 2009. However, participants continue to earn vesting credit towards their pension plan benefit on and after March 1, 2009. The MSPP was further amended to close the plan to new participants, effective January 1, 2009, unless such participation was due to a prior contractual entitlement. Mr. Delaney is the sole participant in the SRP and no other employee is eligible to participate in the SRP. Additional information regarding these plans is included in the Retirement Plans section.

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Other Compensation Policies and Practices

Stock Ownership Requirements

To ensure strong alignment of our senior management with the interests of our stockholders, the Company maintains stock ownership requirements for our senior executives, including each of our NEOs. Our stock ownership requirements are shown below:

Minimum Stock Ownership Required
Chairman and Chief Executive Officer	6 times base salary
Executive Vice Presidents and members of the management executive committee	3 times base salary
Senior Vice Presidents (other than members of the management executive committee)	2 times base salary
Corporate Vice Presidents (other than members of the management executive committee)	1 times base salary

Each executive subject to the guidelines must meet their ownership requirement within five years from the date they first become subject to their applicable ownership requirement.

Additionally, executives who do not meet their applicable stock ownership requirement within five years must hold any shares acquired (net of tax withholding) on the exercise of stock options and the vesting of RSUs until compliance with the stock ownership requirement is achieved.

For purposes of meeting the stock ownership requirement, “stock” means shares of Common Stock owned outright, restricted stock, RSUs and stock owned in benefit plans such as the 401(k) Plan and the employee stock purchase plan. The Committee reviews adherence to the ownership guidelines annually. In the Committee’s last review of adherence to the ownership guidelines, it was determined that all NEOs had met their stock ownership requirement.

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Pay Governance

During 2011, we made several changes to enhance the corporate governance provisions of our compensation programs and to better align them to competitive market practices. The table below describes the actions taken in 2011:

Program	Program Change and Corporate Governance Improvement
New Change In Control Plan	Instituted a new Senior Executive Change in Control Plan that phases in for existing participants in 2014, which limits plan eligibility, eliminates excise tax gross-ups and reduces severance multiples, amongst other changes. Refer to the section Termination of Employment and Change In Control Arrangements of this Proxy Statement for additional details.
Executive Stock Ownership Guidelines	Expanded our stock ownership requirements to include Corporate Vice Presidents, in addition to Senior Vice Presidents, Executive Vice Presidents and our CEO, and also implemented consequences for failure to meet the applicable stock ownership requirement within a five-year time period. Refer to the section Stock Ownership Requirements in the CD&A for additional details.
Board Stock Ownership Guidelines	Amended our Board Governance Guidelines to increase non-employee director stock ownership guidelines from four times to five times the annual retainer within a five-year time period and implemented a requirement for non-employee directors to hold all shares paid or awarded by the Company until termination of Board service. Refer to the section Board of Director Matters: What Are The Director Stock Ownership Guidelines of this Proxy Statement for additional details.
Stock Plan Amendments	Amended our Motorola Solutions Omnibus Incentive Plan of 2006 to remove a share recycling provision which allowed shares withheld for tax purposes to be reissued for future grants. Additionally, we clarified our plan to affirmatively state that dividend equivalents cannot be accrued on options or stock appreciation rights and to specifically define fair market value in our stock plan as the closing price on the date of the transaction.
Elimination of Gross-Ups	Eliminated tax gross-ups for guests traveling with Section 16 Officers to special events. Section 16 Officers are responsible for taxes due on imputed income resulting from their guests attending special events.

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In addition to the general corporate governance improvements made in 2011, we continue to maintain several practices that represent strong corporate governance, including:

Practice	Description
Heavily weighted “at risk” pay for our senior executives	Weighted to include more short-term and performance-contingent long-term incentives (variable pay) than base salary (fixed pay) to create a strong link to driving stock price performance in a responsible manner without creating undue risk for the Company.
“Double trigger” feature in our Senior Executive Change in Control Plan	Requires that an executive be separated from service in conjunction with a change in control event before receiving any payouts made in connection with a change in control.
“Modified double trigger” in our Motorola Solutions Omnibus Incentive Plan of 2006 for a change in control	Provides that there is no acceleration of equity or performance awards if such awards are assumed or replaced by the successor company, unless otherwise provided by the Compensation and Leadership Committee. For awards that are assumed or replaced during a change in control, accelerated treatment is only provided if the executive is terminated without cause or voluntarily resigns for good reason within 24 months of the change in control event.
“Clawback” policy	Provides for recoupment of incentive payments that are overstated as a result of the restatement of our financial earnings.
“Anti-hedging” policy	Precludes employees and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities.
Compensation and Leadership Committee consisting entirely of independent directors	Requires that each member of the Compensation and Leadership Committee comply with independent status requirements for Non-Employee Directors under SEC Rule 16b-3 and as an Outside Director under Section 162(m) of the Internal Revenue Code for purposes of membership on a compensation committee.
Independent compensation consultant engaged by the Committee	Compensation and Leadership Committee reviews and approves all plans under its purview and also seeks input from an independent compensation consultant, which provides third party input and an unbiased perspective on market practices.
An annual risk assessment on pay that is reviewed by the Compensation and Leadership Committee	Compensation and Leadership Committee reviews global employee compensation programs to determine if there is inappropriate or excessive risk exposure that could have a material adverse effect on the Company. The most recent assessment found no such inappropriate or excessive risk exposure.

We continuously monitor our compensation practices to ensure we are responsive to current market conditions and new developments in corporate governance.

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Recoupment of Incentive Compensation Awards Upon Restatement of Financial Results

The Company maintains strict audit policies and practices in order to identify, and ideally prevent, misconduct on the part of our employees as it relates to managing our business performance and reporting our financial results. In addition, we regularly conduct a risk assessment of our compensation programs and practices, and report on the results of this assessment to the Committee as a means to ensure our programs do not create undue risk or exposure to the Company and its stockholders.

If, in the opinion of the independent directors of the Board, the Company’s financial results require restatement due to the misconduct by one or more of the Company’s executive officers (including the NEOs), the independent directors may seek a number of remedies, all of which are subject to a number of conditions including (i) whether the executive officer engaged in the intentional misconduct, (ii) whether the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, and (iii) whether the incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded. The independent directors shall review whether to require one or more remedies by directing the Company to recover all or a portion of any incentive compensation received by the executive as a result of the misconduct, as well as cancel all or a portion of the outstanding equity-based awards held by the executive (commonly referred to as a “clawback” policy). In addition, the independent directors may also seek to recoup any gains realized by the executive with respect to their equity-based awards, including exercised stock options and vested RSUs, regardless of when they were issued.

In addition, the independent directors may take other disciplinary action, including, without limitation (i) adjustment of future compensation of the executive officer, (ii) termination of the executive officer’s employment, (iii) pursuit of any and all remedies available in law and/or equity in any country, and (iv) such other action as may fit the circumstances of the particular case. The independent directors may take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The independent directors’ power to determine the appropriate punishment for the wrongdoers is in addition to, and not in replacement of, remedies imposed by such entities and is in addition to any right of recoupment against the CEO or CFO under Section 304 of the Sarbanes-Oxley Act of 2002.

Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of our total compensation program is an important, but not the sole, consideration in its design. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the CEO and certain other highly compensated executive officers (together, the “covered officers”) to $1,000,000 annually, unless such compensation qualifies as performance-based compensation. Our short-term and long-term incentive programs have been designed to qualify as performance-based compensation. In particular, in order to satisfy the Section 162(m) qualification requirements, under our 2006 Plan, each year the Committee allocates an incentive pool equal to 5% of our consolidated operating earnings to the covered officers under our AIP. Once the amount of the pool and the specific allocations are determined at the end of the year, the Committee can apply “negative discretion” to reduce (but not increase) the amount of any award payable from the incentive pool to the covered officers, as determined by the amount payable to each covered officer based on the AIP performance criteria and actual results.

For 2012, the Committee exercised this discretion to reduce the value of the awards payable under the incentive pool to the value of each such covered officer’s 2012 AIP award. For a discussion of the

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covered officers’ 2012 AIP awards, see Short-Term Incentives. The Committee reserves the right to provide for compensation to executive officers that may not be deductible pursuant to Section 162(m).

Securities Trading Policy

Executives and certain other employees, including our NEOs, may not engage in any transaction in which they may profit from short-term speculative swings in the value of our securities. This “anti-hedging” policy includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not yet delivered, securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price), “zero-cost collars” (a type of strategy that secures a range of return with a floor and a cap), “forward sale contracts” (a privately negotiated agreement to deliver shares at a set price at some point in the future) and other hedging-related transactions. Our securities trading policy is applicable to all employees and is designed to ensure compliance with all applicable insider trading rules.

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The following Report of the Compensation and Leadership Committee on Executive Compensation and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION AND LEADERSHIP COMMITTEE REPORT

Through the 2012 Annual Meeting, Director Samuel C. Scott III was the Chair of the Compensation and Leadership Committee (the “Committee”). At the Annual Board Meeting following the 2012 Annual Meeting, David W. Dorman was named the Chair of the Committee and Mr. Scott became the Chair of the Governance and Nominating Committee, relinquishing his position on the Committee. Directors William J. Bratton, Kenneth C. Dahlberg and David W. Dorman, when not serving as Chair, served as members of the Committee.

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management. Based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A and incorporated by reference into Motorola Solutions’ 2012 Annual Report on Form 10-K.

Respectfully submitted,

David W. Dorman, Chairman

William J. Bratton

Kenneth C. Dahlberg

COMPENSATION AND LEADERSHIP COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Director Samuel C. Scott III was the Chair of the Committee from January 1 to May 1, 2012. David W. Dorman served on the Committee from January 1 to May 1, 2012, and was named Chair of the Committee on May 1, 2012. Directors William J. Bratton and Kenneth C. Dahlberg served on the Committee throughout 2012. No member of the Committee was, during the fiscal year ended December 31, 2012, an officer, former officer, or employee of the Company or any of our subsidiaries. We did not have any compensation committee interlocks in 2012.

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NAMED EXECUTIVE OFFICER COMPENSATION

2012 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Gregory Q. Brown	2012	1,200,000	0	1,263,716	2,667,993	3,370,000	21,352	1,802,112	10,325,173
Chairman and Chief Executive Officer	2011	1,200,000	0	8,674,602	15,095,318	4,100,000	15,188	243,944	29,329,052
	2010	900,000	0	3,310,653	3,356,730	5,927,500	6,108	237,919	13,738,910

Edward J. Fitzpatrick	2012	561,462	0	157,934	333,499	600,000	41,380	23,900	1,718,175
Executive Vice President and Chief Financial Officer	2011	512,500	0	1,290,697	1,936,068	555,000	26,603	21,138	4,342,006
	2010	450,000	0	721,350	731,444	759,225	9,322	509,267	3,180,608

Eugene A. Delaney	2012	593,231	0	252,704	533,594	720,000	1,405,091	22,900	3,527,520
Executive Vice President	2011	575,000	0	1,007,109	1,510,688	845,000	677,995	3,232,377	7,848,169
	2010	575,000	0	1,316,292	1,334,538	1,638,770	473,230	21,260	5,359,090

Mark F. Moon	2012	561,462	0	379,081	800,392	680,000	100,264	27,270	2,548,469
Executive Vice President and President, Sales & Product Operations	2011	512,500	0	1,263,943	1,895,987	700,000	71,483	53,745	4,497,658

Lewis A. Steverson	2012	452,000	0	157,934	333,499	400,000	54,256	14,897	1,412,586
Senior Vice President, General Counsel and Secretary

(1)	Salary includes amounts deferred pursuant to salary reduction arrangements under the 401(k) Plan. Mr. Brown voluntarily took a 25% decrease in base salary in 2009, and his 2010 base salary remained at the 2009 reduced level. In 2011, Mr. Brown’s salary reverted to the amount agreed in his employment agreement.

(2)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value of the stock and option awards granted in the respective fiscal year as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 8, “Share-Based Compensation Plans and Other Incentive Plans” in the Company’s Form 10-K for the fiscal year ended December 31, 2012.

(3)

In 2012 and 2011, the amounts in column (g) consist of awards earned by eligible NEOs at that time under the AIP; there were no earned payments under any LRIP in 2012 or 2011, except for the pro-rata payments for the 2009-2011 and 2010-2012 LRIP cycles that were reported in 2010. In 2010, the amounts in column (g) consist of awards earned by eligible NEOs at that time under the 2009 Motorola Incentive Plan (“MIP”) and, for Messrs. Brown, Fitzpatrick and Delaney, the LRIP. There were no payments under the 2008-2010 LRIP cycle since threshold performance was not met. However, pro rata payouts were earned with respect to the 2009-2011 and 2010-2012 LRIP cycles when the remaining portions of the cycles were cancelled due to the

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Separation. The performance was measured under the 2009-2011 LRIP and 2010-2012 LRIP cycles as of January 3, 2011 and pro rata payments were made to eligible participants in 2012 and 2013, respectively. Earned payments in column (g) during fiscal year 2010 are as follows:

	Mr. Brown	Mr. Fitzpatrick	Mr. Delaney
2010 MIP	$2,500,000	$487,350	$628,187
2009-2011 Prorated LRIP	$3,150,000	$211,875	$943,500
2010-2012 Prorated LRIP	$277,500	$60,000	$67,083

TOTAL	$5,927,500	$759,225	$1,638,770

(4)	The amounts in column (h) represent the aggregate change in present value of the respective officer’s benefits under all pension plans. If the aggregate change in value of benefits under all pension plans was negative, the value is reflected as $0. A summary of the specific values for each period are set forth below:

		CHANGE IN PRESENT VALUE OF BENEFIT

NEO	Period	Pension Plan	MSPP	General Instrument Pension Plan	Motorola Elected Officers Supplementary Retirement Plan	Total
Gregory Q. Brown	Dec. 31, 2011 to Dec. 31, 2012	$21,352	$0	N/A	N/A	$21,352
	Dec. 31, 2010 to Dec. 31, 2011	$15,188	$0	N/A	N/A	$15,188
	Dec. 31, 2009 to Dec. 31, 2010	$6,108	$0	N/A	N/A	$6,108
Edward J. Fitzpatrick	Dec. 31, 2011 to Dec. 31, 2012	$34,436	$0	$6,944	N/A	$41,380
	Dec. 31, 2010 to Dec. 31, 2011	$24,094	$0	$2,509	N/A	$26,603
	Dec. 31, 2009 to Dec. 31, 2010	$7,913	$0	$1,409	N/A	$9,322
Eugene A. Delaney	Dec. 31, 2011 to Dec. 31, 2012(1)	$128,510	N/A	N/A	$1,093,224	$1,221,734(1)
	Dec. 31, 2010 to Dec. 31, 2011	$89,381	N/A	N/A	$588,614	$677,995
	Dec. 31, 2009 to Dec. 31, 2010(1)	$47,044	N/A	N/A	$294,917	$341,961(1)
Mark F. Moon	Dec. 31, 2011 to Dec. 31, 2012	$100,264	N/A	N/A	N/A	$100,264
	Dec. 31, 2010 to Dec. 31, 2011	$71,483	N/A	N/A	N/A	$71,483
Lewis A. Steverson	Dec. 31, 2011 to Dec. 31, 2012	$54,256	N/A	N/A	N/A	$54,256

(1)

Mr. Delaney also had (i) $183,357 in 2012, and (ii) $131,269 in 2010, in earnings on nonqualified deferred compensation in excess of the thresholds for 2012 and 2010 above-market earnings, respectively, established pursuant to SEC rules.

(5)

The amounts in column (i) for 2012 consist of perquisite costs for personal use of Company aircraft, security system monitoring, financial planning, guest attendance at Company events, Company matching contributions to the 401(k) Plan and executive physicals. The incremental cost to the Company for any personal use of Company aircraft is calculated by multiplying the

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number of hours an NEO travels in a particular plane by the direct cost per flight hour per plane. Direct costs include fuel, maintenance, labor, parts, loading and parking fees, catering and crew. Specific perquisites applicable to each NEO are identified below by an “X”. Where such perquisite exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for such officer, the dollar amount is given in accordance with SEC rules.

NEO	Personal Aircraft Use	Security System Monitoring	Financial Planning	Guest Attendance at Company Events	401(k) Plan Match	Executive Physical
Gregory Q. Brown	$273,987	X	X		X
Edward J. Fitzpatrick			X		X	X
Eugene A. Delaney			X		X	X
Mark F. Moon			X	X	X
Lewis A. Steverson			X

Further, the amount for Mr. Brown includes the donation on May 9, 2012 of $1,500,000, payable in two equal installments in 2012 and 2013, that the Company agreed to make to the Rutgers University Foundation, a 501(c)(3) charitable organization, to establish and name an endowed chair in honor of the Company’s CEO. This gift to the Rutgers University Foundation was not requested by Mr. Brown, and Mr. Brown will not receive any of the funds associated with such gift or receive any pecuniary or other benefit from the Rutgers University Foundation as a result of this gift, other than the honor of the establishment of an endowed chair in his name in the area of neuroscience. While the Company has not concluded that the donation constitutes a compensatory arrangement with Mr. Brown, the amount is included in this column in order to comply with any interpretive reporting requirement that may be deemed to exist by virtue of the arrangement.

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Grants of Plan-Based Awards in 2012

								All Other Stock Awards: Number of		All Other Option Awards: Number of		Exercise or Base Price of Option Awards ($/Sh)(3) (k)	Grant Date Fair Value of Stock and Option Awards($) (l)
					Estimated Future Payouts Under Non-Equity Incentive Plan Award			Shares of Stock or Units (#)(1) (i)		Securities Underlying Options (#)(2) (j)
Name (a)	Grant Type	Award Date	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Gregory Q. Brown	AIP		1/1/2012	(4)	0	2,640,000	5,174,399	—		—		—	—
	LRIP		1/1/2012	(5)	750,000	3,000,000	6,000,000	—		—		—	—
	Equity	5/1/2012	5/2/2012		—	—	—	25,949	(6)	—		—	1,263,716
	Equity	5/1/2012	5/2/2012		—	—	—	—		281,731	(7)	51.33	2,667,993
Edward J. Fitzpatrick	AIP		1/1/2012	(4)	0	533,389	1,045,442	—		—		—	—
	LRIP		1/1/2012	(5)	150,938	603,750	1,207,500	—		—		—	—
	Equity	5/1/2012	5/2/2012		—	—	—	3,243	(8)	—		—	157,934
	Equity	5/1/2012	5/2/2012		—	—	—	—		35,529	(9)	51.33	333,499
Eugene A. Delaney	AIP		1/1/2012	(4)	0	563,570	1,104,596	—		—		—	—
	LRIP		1/1/2012	(5)	150,938	603,750	1,207,500	—		—		—	—
	Equity	5/1/2012	5/2/2012		—	—	—	5,189	(8)	—		—	252,704
	Equity	5/1/2012	5/2/2012		—	—	—	—		56,846	(9)	51.33	533,594
Mark F. Moon	AIP		1/1/2012	(4)	0	533,389	1,045,442	—		—		—	—
	LRIP		1/1/2012	(5)	150,938	603,750	1,207,500	—		—		—	—
	Equity	5/1/2012	5/2/2012		—	—	—	7,784	(8)	—		—	379,081
	Equity	5/1/2012	5/2/2012		—	—	—	—		85,269	(9)	51.33	800,392
Lewis A. Steverson	AIP		1/1/2012	(4)	0	339,000	664,440	—		—		—	—
	LRIP		1/1/2012	(5)	100,938	403,750	807,500	—		—		—	—
	Equity	5/1/2012	5/2/2012		—	—	—	3,243	(8)	—		—	157,934
	Equity	5/1/2012	5/2/2012		—	—	—	—		35,529	(9)	51.33	333,499

(1)	In the aggregate, the RSUs described in this table represent approximately 0.016% of the total shares of Common Stock outstanding on January 31, 2013. RSUs granted on or after May 1, 2006 are not eligible for dividend equivalent rights. Each of these RSU awards were granted under the 2006 Plan. All RSUs entitle the holder to acquire shares of Common Stock and were valued at the fair market value at the time of the grant. The fair market value for all equity award grants on or after July 28, 2011 is defined as the closing price for a share of our Common Stock on the date of grant less a discount for the dividends not paid on the RSUs.

(2)	In the aggregate, the options described in this table are exercisable for approximately 0.179% of the total shares of Common Stock outstanding on January 31, 2013. Each of these option awards were granted under the 2006 Plan. All options entitle the holder to acquire shares of Common Stock at the exercise price determined on the grant date. The options carry the right to elect to have shares withheld upon exercise and/or to deliver previously-acquired shares of Common Stock to satisfy tax-withholding requirements. Options may be transferred to family members or certain entities in which family members have an interest. These options expire at the end of ten years; however, they could expire or be cancelled earlier in certain situations.

(3)	The exercise price of option awards is based on the fair market value of our Common Stock at the time of grant, which is the closing price for a share of our Common Stock on the date of grant.

(4)

These grants are made pursuant to the AIP for the 2012 plan year and are payable in cash. The AIP is the Company’s annual pay-for-performance bonus plan that is based upon a formula that combines Company performance and individual performance. For a detailed discussion of the AIP, including the targets and plan mechanics, see Compensation Discussion and Analysis. Threshold payouts assume the minimum individual performance factor of 0.0. Target payouts assume individual and business performance factors of 1.0. Maximum payouts assume the

78	PROXY STATEMENT

maximum individual and business performance factors of 1.4. Awards under the AIP for NEOs are determined using their base pay and individual incentive target percentages for the plan year. Beginning in 2013, the AIP for our NEOs will be on the same terms under a newly titled “Executive Short Term Incentive Plan.”

(5)	These grants are for the 2012-2014 LRIP. Awards under the 2012-2014 LRIP cycle are determined in dollars but, at the discretion of the Compensation and Leadership Committee, may be paid in cash or Common Stock. For a discussion of the LRIP, including the targets and plan mechanics, see Compensation Discussion and Analysis. The amounts under Threshold assume the minimum performance level necessary to generate an award was achieved. If final cycle performance is below the minimum performance level at the end of the three-year cycle, awards will be reduced to $0. The amounts under Target assume the target level of performance is achieved. The amounts under Maximum will be payable if Motorola Solutions’ three-year total shareholder return ranks first amongst the peer companies.

(6)	The restrictions on the RSUs lapse in one installment on the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012, and (b) the third anniversary of the grant date. The average closing price for the fifteen days ending January 22, 2013 was greater than 15% of the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012; therefore the restrictions will lapse on the third anniversary of the grant date.

(7)	These options vest in one installment on the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012, and (b) the third anniversary of the grant date. The average closing price for the fifteen days ending January 22, 2013 was greater than 15% of the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012; therefore the options will vest on the third anniversary of the grant date.

(8)	The restrictions on the RSUs lapse in three equal installments, each lapse date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012, and (b) the first, second and third anniversary of the grant date. The average closing price for the fifteen days ending January 22, 2013 was greater than 15% of the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012; therefore the restrictions will lapse in three substantially equal installments on the first, second, and third anniversaries of the grant date.

(9)	These options vest in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012, and (b) the first, second and third anniversary of the grant date. The average closing price for the fifteen days ending January 22, 2013 was greater than 15% of the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012; therefore the options will vest in three substantially equal installments on the first, second, and third anniversaries of the grant date.

PROXY STATEMENT	79

Outstanding Equity Awards at 2012 Fiscal Year-End

	Option Awards									Stock Awards
Name (a)	Grant Date	Number of Securities Under- lying Unexer- cised Options (#) Exer- cisable (Vested) (b)		Number of Securities Under- lying Unexer- cised Options (#) Unexer- cisable (Unvested) (c)		Equity Incentive Plan Awards: Number of Securities Under- lying Unexer- cised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expi- ration Date (f)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Gregory Q. Brown	5/6/2003	23,282	(2)	0		—		30.56	5/6/2013	1/31/2008	36,230	(3)	2,017,286	—	—
	5/4/2004	84,815	(2)	0		—		68.48	5/4/2014	5/5/2010	38,246	(4)	2,125,937	—	—
	5/3/2005	95,235	(2)	0		—		64.98	5/3/2015	2/1/2011	72,930	(5)	4,060,742	—	—
	5/3/2006	83,331	(2)	0		—		89.26	5/3/2016	2/22/2011	79,005	(6)	4,398,998	—	—
	4/5/2007	95,235	(2)	0		—		73.88	4/5/2017	5/2/2012	25,949	(7)	1,444,840	—	—
	1/31/2008	—		—		107,830	(8)	55.91	1/31/2018
	8/27/2008	552,521	(9)	0		—		40.33	8/27/2018
	8/27/2008	134,297	(10)	0		—		40.33	8/27/2018
	5/7/2009	270,826	(11)	0		—		26.13	5/7/2019
	5/5/2010	176,423	(4)	88,212	(4)	—		28.86	5/5/2020
	2/1/2011	221,926	(12)	443,852	(12)	—		39.02	2/1/2021
	2/22/2011	16,162	(13)	32,327	(13)	—		38.04	2/22/2021
	2/22/2011	157,132	(13)	314,266	(13)	—		38.04	2/22/2021
	5/2/2012	0	(14)	281,731	(14)	—		51.33	5/2/2022
TOTAL		1,911,185		1,160,388		107,830					252,360		14,047,803
Edward J. Fitzpatrick	1/12/2000	5,986	(2)	0		—		170.17	1/12/2015	1/20/2009	2,976	(2)	165,704	—	—
	5/4/2004	3,193	(2)	0		—		68.48	5/4/2014	5/5/2010	8,334	(4)	464,037	—	—
	5/3/2005	2,618	(2)	0		—		64.98	5/3/2015	2/22/2011	22,621	(4)	1,259,537	—	—
	5/3/2006	4,761	(2)	0		—		89.26	5/3/2016	5/2/2012	3,243	(15)	180,570	—	—
	1/20/2009	7,320	(2)	7,441	(2)	—		18.11	1/20/2019
	5/7/2009	29,665	(4)	0		—		26.13	5/7/2019
	11/10/2009	47,617	(16)	0		—		37.18	11/10/2019
	5/5/2010	38,443	(4)	19,222	(4)	—		28.86	5/5/2020
	2/22/2011	51,545	(4)	103,093	(4)	—		38.04	2/22/2021
	5/2/2012	0		35,529	(17)	—		51.33	5/2/2022
TOTAL		191,148		165,285							37,174		2,069,848
Eugene A. Delaney	1/31/2000	27,939	(2)	0		—		164.77	1/31/2015	5/5/2010	15,206	(4)	846,670	—	—
	5/4/2004	79,826	(2)	0		—		68.48	5/4/2014	2/22/2011	17,651	(4)	982,808	—	—
	5/3/2005	23,808	(2)	0		—		64.98	5/3/2015	5/2/2012	5,189	(15)	288,923	—	—
	5/3/2006	11,904	(2)	0		—		89.26	5/3/2016
	5/8/2007	11,904	(2)	0		—		74.35	5/8/2017
	5/6/2008	29,761	(2)	0		—		43.10	5/6/2018
	1/28/2009	47,617	(16)	0		—		20.71	1/28/2019
	5/7/2009	169,257	(4)	0		—		26.13	5/7/2019
	5/5/2010	70,140	(4)	35,071	(4)	—		28.86	5/5/2020
	2/22/2011	40,220	(4)	80,442	(4)	—		38.04	2/22/2021
	5/2/2012	0		56,846	(17)	—		51.33	5/2/2022
TOTAL		512,376		172,359							38,046		2,118,401
Mark F. Moon	5/6/2008	8,214	(2)	0		—		43.10	5/6/2018	1/3/2008	2,976	(3)	165,704	—	—
	2/2/2009	23,808	(18)	0		—		19.07	2/2/2019	5/7/2009	595	(2)	33,130	—	—
	5/7/2009	16,071	(2)	5,357	(2)	—		26.13	5/7/2019	5/5/2010	993	(4)	55,290	—	—
	5/5/2010	13,392	(4)	6,696	(4)	—		28.86	5/5/2020	2/22/2011	16,895	(4)	940,714	—	—
	2/22/2011	38,498	(4)	76,997	(4)	—		38.04	2/22/2021	5/3/2011	4,426	(4)	246,440	—	—
	5/3/2011	10,423	(4)	20,848	(4)	—		45.19	5/3/2021	5/2/2012	7,784	(15)	433,413	—	—
	5/2/2012	0		85,269	(17)	—		51.33	5/2/2022
TOTAL		110,406		195,167							33,669		1,874,690
Lewis A. Steverson	5/6/2008	3,236	(2)	0		—		43.10	5/6/2018	5/7/2009	937	(2)	52,172	—	—
	5/7/2009	938	(2)	937	(2)	—		26.13	5/7/2019	5/5/2010	791	(4)	44,043	—	—
	6/12/2009	2,555	(18)	0		—		28.27	6/12/2019	2/22/2011	11,037	(4)	614,540	—	—
	4/1/2010	5,952	(18)	0		—		29.66	4/1/2020	5/2/2012	3,243	(15)	180,570	—	—
	5/5/2010	594	(4)	594	(4)	—		28.86	5/5/2020
	2/22/2011	25,148	(4)	50,299	(4)	—		38.04	2/22/2021
	5/2/2012	0		35,529	(17)	—		51.33	5/2/2022
TOTAL		38,423		87,359							16,008		891,325

(1)	Market value in column (h) is based on the closing price of our Common Stock on December 31, 2012 of $55.68 per share.

(2)	The grant vests in four equal annual installments commencing on the first anniversary of the grant date.

80	PROXY STATEMENT

(3)	The grant vests in two equal installments, with the first installment vesting 30 months after the grant date and the second installment vesting on the fifth anniversary of the grant date.

(4)	The grant vests in three equal annual installments commencing on the first anniversary of the grant date.

(5)	The grant of restricted stock vests in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 10% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately following the Separation, or (b) the first, second and third anniversary of the grant date. The performance measure was met as of March 30, 2011; therefore the installments will vest on the first, second and third anniversaries of the grant date. The amount includes 1,742 shares accrued as a dividend equivalent right in connection with the quarterly dividends.

(6)	The restrictions lapse in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 10% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on February 22, 2011, and (b) the first, second and third anniversary of the grant date. The performance measure was met as of April 5, 2011; therefore the restrictions will lapse on the first, second and third anniversaries of the grant date.

(7)	The restrictions lapse in one installment on the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012, and (b) the third anniversary of the grant date. The performance measure was met as of January 22, 2013; therefore the restrictions will lapse on the third anniversary of the grant date.

(8)	161,745 options were granted to Mr. Brown on January 31, 2008. 53,915 of these options expired on January 31, 2011 as the vesting conditions were not met. The remaining options vest as follows: (a) 53,915 options vest if the closing price for a share of our Common Stock meets or exceeds $84.00 for ten trading days out of any thirty consecutive trading days from February 1, 2008 until January 31, 2013 (the performance measure was not met and these options expired on January 31, 2013), and (b) an additional 53,915 options vest if the closing price of our Common Stock meets or exceeds $96.60 for ten trading days out of any thirty consecutive trading days from February 1, 2008 until January 31, 2015.

(9)	The grant vested in three equal annual installments with the first installment having vested on July 31, 2009.

(10)	The grant of SARs vested in three equal annual installments with the first installment having vested on July 31, 2009.

(11)	The grant of options vests in three equal installments on the later of: (a) (1) separation into two independent, publicly traded companies, or (2) announcement by the Company to not effect a separation; or (b) each of May 7, 2010, 2011 and 2012, respectively. The first installment vested upon the Separation and the last two tranches vested on May 7, 2011 and May 7, 2012.

(12)

The grant of options vests in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 10% greater than the average closing price of our Common Stock over the fifteen-day trading

PROXY STATEMENT	81

period immediately following the Separation, or (b) the first, second and third anniversary of the grant date. The performance measure was met as of March 30, 2011; therefore the installments will vest on the first, second and third anniversaries of the grant date.

(13)	The 48,489 options and 471,398 stock-settled SARs will vest in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 10% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on February 22, 2011, or (b) the first, second and third anniversary of the grant date. The performance measure was met as of April 5, 2011; therefore the installments will vest on the first, second and third anniversaries of the grant date.

(14)	These options vest in one installment on the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012, and (b) the third anniversary of the grant date. The performance measure was met as of January 22, 2013; therefore the options will vest on the third anniversary of the grant date.

(15)	The restrictions on the RSUs lapse in three equal installments, each lapse date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012, and (b) the first, second and third anniversary of the grant date. The performance measure was met as of January 22, 2013; therefore the restrictions will lapse on the first, second and third anniversaries of the grant date.

(16)	The grant vests in two equal annual installments commencing on the second anniversary of the date of the grant.

(17)	These options vest in three equal installments, each vesting date to be the later of (a) the date on which the average closing price of our Common Stock over a fifteen-day trading period is 15% greater than the average closing price of our Common Stock over the fifteen-day trading period immediately preceding the date of the grant on May 2, 2012, and (b) the first, second and third anniversary of the grant date. The performance measure was met as of January 22, 2013; therefore the installments will vest on the first, second and third anniversaries of the grant date.

(18)	The grant vests in two equal annual installments commencing on the first anniversary of the date of the grant.

82	PROXY STATEMENT

Option Exercises and Stock Vested in 2012

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise $(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Gregory Q. Brown(3)	53,217	$1,106,557	185,413	$9,187,538
Edward J. Fitzpatrick	22,558	677,902	38,968	1,982,578
Eugene A. Delaney	—	—	60,373	2,987,987
Mark F. Moon	35,026	948,035	15,906	787,305
Lewis A. Steverson	50	1,469	17,588	883,347

(1)	The “Value Realized on Exercise” is computed by determining the difference between the market price of the underlying securities at exercise and the exercise or base price of the options and multiplying such number by the number of options exercised.

(2)	The “Value Realized on Vesting” is computed by multiplying the number of shares of stock or units by the market closing price of the underlying shares on the vesting date. When an award vests on a non-trading day, the most recent previous market closing price is used for the purpose of this calculation.

(3)	Number of shares acquired on vesting includes shares of restricted stock and RSUs accrued pursuant to dividends and dividend equivalent rights.

Nonqualified Deferred Compensation in 2012

The Motorola Solutions Management Deferred Compensation Plan allows eligible executive participants, including the NEOs, the opportunity to defer portions of their base salary and annual cash incentive compensation and thereby defer taxes. Motorola Solutions does not contribute to this plan. The Motorola Solutions Management Deferred Compensation Plan is not intended to provide for the payment of above-market or preferential earnings on compensation deferred under the plan; however, as described below and pursuant to SEC rules, all above market earnings on nonqualified deferred compensation in 2012 are shown below. Of the NEOs, only Mr. Delaney participated in the plan in 2012. Effective January 1, 2008, because of low participation, the Motorola Solutions Deferred Compensation Plan was closed to new deferrals.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Gregory Q. Brown	—	—	—	—	—
Edward J. Fitzpatrick	—	—	—	—	—
Eugene A. Delaney	—	—	$230,020	—	$1,867,310
Mark F. Moon	—	—	—	—	—
Lewis A. Steverson	—	—	—	—	—

(1)	For Mr. Delaney, of the $230,020 in earnings, $183,357 was deemed above market earnings, based on the performance of the funds elected in advance by the participant (as described below); for above-market earnings on nonqualified deferred compensation, see the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the 2012 Summary Compensation Table.

PROXY STATEMENT	83

The amounts reported in the “Aggregate Earnings in Last FY” column in the table above represent all earnings on nonqualified deferred compensation in 2012. The portion of earnings reported as “above-market earnings” in the 2012 Summary Compensation Table in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represents the amount in excess of 2.85% (120% of the applicable federal rate threshold established for 2012 pursuant to SEC rules).

The Motorola Solutions Management Deferred Compensation Plan uses the following funds as the index for calculating investment returns on a participant’s deferrals. The investment fund choices mirror the fund choices available in the Motorola Solutions 401(k) Plan (with the exception of the Motorola Solutions stock fund). The funds are available only through variable universal life insurance products and are not publicly traded mutual funds. The participant’s deferrals into the plan are deemed to be invested in one or more of these funds, as per the participant’s election. The participant does not actually own any shares of the investment funds he/she selects.

Fund Offering	Investment Classification	1-Year Annualized Average Rate of Return on December 31, 2012
* Short-Term Investment Fund	Money Market	0.11%
* Short-Term Bond Fund	Short-Term Bond	0.52%
* Long-Term Bond Fund	Long-Term Bond	4.29%
* Balanced Fund I	Moderate Allocation	11.84%
* Balanced Fund II	Moderate Allocation	13.35%
* Large Company Equity Fund	Large Cap Blend	16.04%
* Mid-Sized Company Equity Fund	Mid Cap Blend	17.95%
* Small Company Equity Fund	Small Cap Blend	16.67%
* International Equity Fund	Foreign Large Blend	17.69%

Changes to distribution elections must be filed at least 12 months in advance of a previously elected payment start date. Any change will require that the payment start date be at least five years later than the previously elected payment start date. A participant may postpone or change his/her termination payment distribution election once per plan (calendar) year. Hardship withdrawals are available, but no other nonscheduled withdrawals are available. Termination payments cannot be earlier than six months after separation from service, except in the event of death or, possibly, a change in control of the Company.

Retirement Plans

The Motorola Solutions Pension Plan (the “Pension Plan”) and the Motorola Solutions Supplemental Pension Plan (the “MSPP”) are intended to provide pension benefits to eligible employees (including to the NEOs) in the future. Prior to January 1, 2005, most regular U.S. employees who had completed one year of employment with the Company or certain of its subsidiaries were eligible to participate in one or more of the Company’s pension plans. Those employees become vested after five years of service. Effective January 1, 2005, newly-hired employees were no longer eligible to participate in the Pension Plan or the MSPP. As of January 1, 2008, employees in the Pension Plan not yet vested, became vested after three years of service. Normal retirement is at age 65. Effective January 1, 2000, no additional officers were eligible for participation in the Motorola Elected Officers Supplementary Retirement Plan.

As previously disclosed, effective March 1, 2009, all future benefit accruals and compensation increases under the Pension Plan and MSPP automatically ceased for all individuals who were participants under the Pension Plan as of February 28, 2009. However, active participants continue to earn vesting credit towards their Pension Plan benefit on and after March 1, 2009, if not already fully vested.

84	PROXY STATEMENT

Traditional and Portable Pension Plan Formulas

The Pension Plan contains two benefit formulas, referred to as the Traditional Plan and the Portable Plan. The Traditional Plan formula provides an annual pension annuity benefit based on the participant’s average earnings and the participant’s benefit service, offset by the participant’s estimated Social Security benefit at age 65. The Traditional Plan formula is calculated either based on “final average earnings” and estimated Social Security benefit as of December 31, 2007, or “modified average earnings” as of February 28, 2009, whichever produces the higher benefit (both “earnings” definitions are described below). The Traditional Plan formula consists of (1) for service from 1978 through 1987, (a) the sum of (i) 40% of the first $20,000 of the applicable average earnings, plus (ii) 35% of applicable average earnings in excess of $20,000, multiplied by (b) a fraction whose numerator is the number of months of service during that period and whose denominator is 420, plus (2) for service after 1987, 75% of applicable average earnings, multiplied by a fraction whose numerator is the number of months of service after 1987 (not exceeding 420) and whose denominator is 420, minus (3) 50% of the participant’s projected primary annual Social Security benefit at age 65 (or the participant’s later retirement age (including any delayed retirement credits or similar adjustments)) multiplied by a fraction whose numerator is the number of months of benefit service after 1977 (not exceeding 420) and whose denominator is 420.

The Portable Plan formula provides a lump-sum pension benefit based on the participant’s average earnings, and a “benefit percentage” determined by the participant’s vesting service and the participant’s benefit service. The Portable Plan also calculates a benefit based on “final average earnings” as of December 31, 2007 or “modified average earnings” as of February 28, 2009, whichever produces the higher benefit. The Portable Plan formula consists of (1) applicable average earnings multiplied by the participant’s cumulative benefit percentage, which cumulative benefit percentage is based on benefit service earned on or after July 1, 2000 and vesting service (where a participant’s benefit percentage is determined as follows: 4% for each year of benefit service earned while the participant has five (5) or fewer years of vesting service, plus 5% for each year of benefit service earned while the participant has more than five (5) but less than ten (10) years of vesting service, plus 6% for each year of benefit service earned while the participant has more than ten (10) but less than fifteen (15) years of vesting service, plus 7% for each year of benefit service earned while the participant has more than fifteen (15) years of vesting service), plus (2) the participant’s Traditional Plan benefit as of June 30, 2000 (if applicable) converted to a lump-sum based on the participant’s age and the interest rate in effect for the year of payment.

A participant’s “final average earnings” are his/her average earnings for the five (5) years of his/her highest pay during the last ten (10) calendar years (including years he/she did not work a complete year) of the participant’s employment with the Company. A participant’s “modified average earnings” are: (1) the sum of (a) his/her average earnings for the five (5) (or fewer if hired after 2002) years of his/her highest pay during the ten (10) calendar years before January 1, 2008, plus (b) his/her earnings during all years after 2007 in which he/she participated in the Pension Plan, divided by (2) the sum of (a) the number of years of the participant’s benefit service under the Pension Plan prior to January 1, 2008, up to a maximum of five (5) years (or fewer, if less than five); plus (b) the participant’s total years of participation in the Pension Plan for all years after 2007. Eligible earnings include regular earnings, commissions, overtime, lump sum merit pay, participant contributions to the 401(k) Plan and other pre-tax plans, and incentive pay with respect to the period January 1, 2000 to February 3, 2002. After February 3, 2002, incentive pay was excluded from the definition of eligible compensation.

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Motorola Solutions Supplemental Pension Plan

The MSPP provides benefits for highly compensated individuals whose tax-qualified Pension Plan benefits are reduced by certain IRS limits or by participation in the Motorola Solutions Management Deferred Compensation Plan. The IRS annual salary limitation (Section 401(a)(17) of the Code) and certain other IRS requirements reduce pension benefits from tax-qualified pension plans for certain highly compensated individuals. The MSPP is designed to offset these limitations. The MSPP is a non-qualified plan, which means benefits are not subject to certain nondiscrimination testing and reporting requirements of ERISA; however, these amounts are unsecured, leaving the participants in the status of a general creditor of the Company.

As previously disclosed, on December 15, 2008, the Board authorized amendments to the MSPP. On this date, commensurate with the Board of Director’s decision to freeze the Pension Plan, the Board of Directors also authorized the amendment of the MSPP, effective March 1, 2009, to freeze all future benefit accruals and compensation increases under this plan for all individuals who were participants under this plan as of February 28, 2009. Additionally, the MSPP was further amended to close the plan to new participants effective January 1, 2009 unless such participation was due to a prior contractual entitlement.

Effective January 1, 2007, the MSPP began imposing a limitation on the amount of eligible compensation considered when calculating any MSPP benefit. For purposes of determining whether an employee was eligible for an MSPP benefit, the amount of eligible compensation used for the benefit formula under the MSPP was equal to the Section 401(a)(17) limit plus $175,000 (the “Earnings Cap”). Consequently, the Earnings Cap only increased if the IRS statutorily increased the Section 401(a)(17) limit from year to year. Regardless of the Earnings Cap, a special transition rule was provided for those employees whose eligible compensation already exceeded the newly imposed Earnings Cap. If, as of January 1, 2007, an employee’s eligible compensation exceeded the Earnings Cap effective January 1, 2007, for MSPP purposes, that employee’s MSPP benefit from January 1, 2007 through February 28, 2009 was computed assuming the employee’s eligible compensation was the greater of (1) the employee’s frozen January 1, 2007 eligible compensation amount, or (2) the Earnings Cap for the given year. Additionally, beginning in January 2008, the benefit computation was impacted by the Pension Plan change of migrating from final average earnings to modified average earnings for benefit computation purposes under the Pension Plan.

Current participants were eligible to participate in the MSPP if he or she was age 55 or older with at least five years of service, was eligible to receive a Pension Plan benefit, was currently eligible to accrue additional benefits under the Pension Plan at the time of termination of employment, and the individual’s pension benefit was reduced by Code limitations. A participant’s Pension Plan benefit and MSPP benefit together cannot exceed 70% of his or her final average earnings at retirement. None of the NEOs are eligible to participate in the MSPP.

401(k) Plan

The Motorola Solutions 401(k) Plan provides a dollar-for-dollar matching contribution each pay period on employee pre-tax contributions up to the first 4% of eligible compensation. Employees are permitted to contribute up to 30% of eligible compensation on a pre-tax basis and up to 20% of eligible compensation as after-tax contributions, subject to IRS limits. On January 26, 2012, the Compensation and Leadership Committee of the Board authorized amendments to the 401(k) Plan to add a discretionary matching contribution, which shall be determined annually by a group comprised of

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certain Company officers and/or their designees, and to provide that the Motorola Solutions Stock Fund will be maintained in the 401(k) Plan until no later than December 31, 2013, at which time, if not before, the independent fiduciary will liquidate any remaining investments in the Motorola Solutions Stock Fund.

Elected Officers Supplementary Retirement Plan

The Company has historically maintained the Motorola Elected Officers Supplementary Retirement Plan (the “SRP”) for certain elected officers. Since January 1, 2000, no additional officers have been eligible for participation in the SRP. Mr. Delaney is the sole participant in the SRP and no other employee is eligible to participate in the SRP. The SRP provides that if the benefit payable annually (computed on a single life annuity basis) to any participating officer under one of the Company’s pension plans (which is based on a percentage of final average earnings for each year of service) is less than the benefit calculated under the SRP, that officer will receive supplementary payments upon retirement.

On December 15, 2008, the Board authorized amendments to the SRP. On this date, commensurate with the Board’s decision to freeze the Pension Plan, the Board also authorized the amendment of the SRP (which uses the Pension Plan retirement benefits as an offset), effective March 1, 2009, to freeze all future benefit accruals and compensation increases under those plans for all individuals who are participants under those plans as of February 28, 2009.

Generally, the total annual payments to an officer participating in the SRP will equal a percentage of the sum of such officer’s rate of salary at retirement (or the base salary in place on June 30, 2005, whichever is earlier) plus an amount equal to the highest average of the annual bonus awards paid before March 1, 2009, as a percent of salary, to such officer for any five (5) years within the last eight (8) years preceding retirement, multiplied by such officer’s rate of salary at retirement (or the base salary in place on June 30, 2005, whichever is earlier). Such percentage ranges from 40% to 45%, depending upon the officer’s years of service and other factors. Under an alternate formula, the total annual payments to such officer from both plans will equal the amount of the officer’s retirement benefit calculated under the terms of the pension plan in which he participates, without regard to the limitation on considered compensation under qualified retirement plans in Section 401(a)(17) of the Code, or the technical benefits limitation in Section 415 of the Code. However, the total annual pension payable on the basis of a single life annuity to any NEO from the applicable pension plan and SRP is subject to a maximum of 70% of that officer’s base salary prior to retirement (or the base salary in place on June 30, 2005, whichever is earlier). If the officer is vested and retires at or after age 55 but prior to age 60, he or she may elect to receive a deferred unreduced benefit when he or she attains age 60, or an actuarially reduced benefit at or after age 57 contingent upon entering into an agreement not to compete with the Company. Officers may elect a lump sum payment in lieu of annuity payments. The amount of the lump sum is based on annuity quotes from annuity providers at the time of commencement. If a change in control (as defined in the SRP) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control and unreduced payments may begin or be made upon retirement at or after age 55.

Mr. Delaney fully vested in his SRP benefit in 2011. He is the sole remaining participant in the SRP. At the time of vesting, the Company made a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the SRP due to Mr. Delaney after his retirement, which is expected to occur in June 2013. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though

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the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he is not paying additional taxes as a result of a contribution. Mr. Delaney was reimbursed for such a tax liability in 2011. This has been the Company’s policy with respect to all participants in the SRP, of which Mr. Delaney is the last participant. The Company may also be required to make an additional contribution to the trust for the SRP during 2013 (the year Mr. Delaney retires) in order to “true up” the amount previously contributed to the trust at the time he vested in the SRP benefit. It is, and has been, the Company’s policy to reimburse the participant for additional taxes that result from any “true up” contribution made to the SRP trust to fund the participants’ SRP benefit.

General Instrument Corporation Pension Plan and Supplemental Executive Retirement Plan

The Company acquired General Instrument Corporation in January of 2000. The General Instrument Corporation Pension Plan (the “GI Pension Plan”), frozen on December 31, 2000, provides a pension annuity benefit based on the participant’s benefit service, average monthly compensation and excess monthly compensation. Mr. Fitzpatrick is the only NEO who participated in the GI Pension Plan.

Pension Benefits in 2012

Assumptions described in Note 7, “Retirement Benefits” in the Company’s Form 10-K for the fiscal year ended December 31, 2012 are also used below and incorporated by reference.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(1) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Gregory Q. Brown	Pension Plan	6 Yrs 2 Months	$ 105,832	$0
Edward J. Fitzpatrick	Pension Plan(2)	11 Years	168,630	0
Eugene A. Delaney	Pension Plan	30 Yrs 8 Months	718,883	0
	Elected Officer Supplementary Retirement Plan(3)	30 Yrs 8 Months	4,839,313	0
Mark F. Moon	Pension Plan	23 Yrs 7 Months	464,297	0
Lewis A. Steverson	Pension Plan	13 Yrs 3 Months	248,027	0

(1)	When Motorola Solutions acquires a company, it does not credit or negotiate crediting years of service for the purpose of benefit accruals or augmentation. In certain circumstances, prior service may count toward eligibility and vesting service. None of the NEOs are eligible to participate in the MSPP.

(2)	In connection with the Company’s acquisition of General Instrument Corporation in January of 2000, Mr. Fitzpatrick’s benefits under the GI Pension Plan were frozen as of December 31, 2000 at $3,404 and are included in the amounts listed in column (d).

(3)	Present value of accumulated benefit under the SRP calculations are based on the age 60 unreduced retirement age (or current age if over 60) under the SRP.

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Employment Contracts

Employment Agreement with Gregory Q. Brown

On August 27, 2008, the Company entered into an employment agreement (the “original employment agreement”) with Gregory Q. Brown, Co-Chief Executive Officer of the Company and Chief Executive of the Company’s then Broadband Mobility Solutions business and a member of the Board. The original employment agreement memorialized Mr. Brown’s existing base salary of $1,200,000, an annual bonus target of not less than 220% of salary, a long-range incentive award target of not less than 350% of base salary for 2008 and 250% thereafter, and a 2008 special bonus target. The original employment agreement had an initial three-year term, with automatic one-year renewals absent a notice of non-renewal. As previously disclosed on December 17, 2008, Mr. Brown voluntarily decided to forego any 2008 annual or special bonus under the Motorola Incentive Plan. The original employment agreement was amended on December 15, 2008 and May 28, 2010 (the original employment agreement, together with the amendments, are collectively referred to as the “employment agreement”).

Under his employment agreement, in August 2008, Mr. Brown was granted 138,835 restricted stock units, 552,521 stock options and 134,297 stock appreciation rights (as adjusted for Separation and the Reverse Stock Split). Each of these contract awards vested ratably in three equal annual installments, with the first installment having vested on July 31, 2009, the second on July 31, 2010 and the third on July 31, 2011. Pursuant to the employment agreement, Separation Event Stock Options worth $8,333,333 and Separation Event Restricted Stock worth $4,166,667 were to be granted following the successful Separation of the Mobile Devices business with a minimum market capitalization of at least $2 billion. Accordingly, on February 1, 2011, Mr. Brown received 665,778 Separation Event Options and 106,782 shares of Separation Event Restricted Stock. Subject to continued employment, the Separation Event Options and Separation Event Restricted Stock are to vest in three equal installments, each vesting date to be the later of: (1) the date on which the average closing price of our Common Stock over a fifteen day trading period is 10% greater than the average closing price of our Common Stock over the fifteen day trading period immediately following Separation, or (2) the first, second and third anniversary of the grant. The stock price hurdle was achieved on March 30, 2011 when the fifteen day closing average stock price of $42.36 exceeded the stock price hurdle of $42.22.

In the event of Mr. Brown’s termination of employment “without cause” or by Mr. Brown for “good reason,” Mr. Brown is entitled to: (1) accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses); (2) severance equal to two times (prior to a change in control) or three times (on or after a change in control) the sum of his base salary and target annual bonus; (3) a pro rata annual bonus based on actual performance during the year in which termination occurs; (4) two years (prior to a change in control) or three years (following a change in control) of medical insurance continuation; and (5) two years’ continued vesting of all outstanding equity awards (prior to a change in control) or accelerated vesting of all equity awards (following a change in control). In the event the Company terminates Mr. Brown’s employment for “cause” or Mr. Brown terminates employment without “good reason”, he is entitled only to accrued and unpaid base salary and vacation pay. In the event of a termination of employment due to death or disability, Mr. Brown is entitled to accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses) and vesting of all then unvested equity awards that are outstanding at the date of termination.

“Good reason” for Mr. Brown to terminate his employment and receive the above generally includes: (1) a reduction in salary, bonus targets, or benefits; (2) a failure to continue on the Board of Directors or negative change in reporting structure; (3) a relocation of employment beyond 50 miles of Schaumburg, Illinois; (4) the failure of the successor to what is now Motorola Solutions to assume the employment agreement; or (5) any other breach of the employment agreement.

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During his employment term, Mr. Brown is eligible to participate in the health and welfare plan, perquisites, fringe benefits and other arrangements generally available to other senior executives; Mr. Brown is required to use the Company’s aircraft for business and personal travel pursuant to the Company’s security policy. Mr. Brown is not covered by the Company’s change in control severance plans. Mr. Brown is entitled to a gross up for excise taxes on excess parachute payments, subject to a 10% “cut-back” (in other words, change in control payments will be reduced below the Code Section 280G safe harbor if the total payments are less than 10% in excess of the Code Section 280G safe harbor).

Mr. Brown’s employment agreement contains customary restrictive covenants, including perpetual confidentiality obligations and employee non-solicitation and business non-compete provisions relating to the Company that apply during the employment period and the two-year period following termination of employment.

Termination of Employment and Change in Control Arrangements

Change in Control Arrangements

The Company has Change in Control Severance Plans (the “Plans”) for its elected officers. The Plan applicable to the NEOs, other than Mr. Brown, is the Motorola Solutions, Inc. Legacy Senior Officer Amended and Restated Change in Control Severance Plan, as amended (the “Legacy CIC Severance Plan”). On January 25, 2011, the Board approved the amendment and restatement of the Motorola, Inc. Senior Officer Amended and Restated Change in Control Severance Plan in the form of the Legacy CIC Severance Plan, to reflect the closure of the Legacy CIC Severance Plan to new participants effective February 1, 2011 and the anticipated termination of the Legacy CIC Severance Plan as of January 31, 2014 (except to the extent needed to make severance payments and benefit obligations under the Legacy CIC Severance Plan with respect to participants who terminate employment on or prior to that date). On January 17, 2013, the Board approved Amendment 1 to the Legacy CIC Severance Plan to provide that the Executive Short Term Incentive Plan is covered by the Legacy CIC Severance Plan. In addition, the Legacy CIC Severance Plan reflects the Company’s name change from Motorola, Inc. to Motorola Solutions, Inc., clarifies that (if applicable) sales incentive bonuses would be paid to the same extent as annual incentive bonuses and clarifies that the severance rights of participants who terminate employment on or before January 31, 2014 will be governed by the Legacy CIC Severance Plan rather than the New CIC Severance Plan (which is discussed below).

The Legacy CIC Severance Plan provides for the payment of benefits in the event that: (1) an executive officer terminates his or her employment for “Good Reason” (as defined) within two years of a “Change in Control” (as defined), or (2) the executive officer’s employment is involuntarily terminated for any reason other than termination for “Cause” (as defined), disability, death or normal retirement within two years of a change in control of the Company. In addition to unpaid salary for accrued unused vacation days and accrued salary through the termination date, the amount of the benefits payable to an executive officer entitled thereto would be equal to the sum of:

•

three times the greater of the executive officer’s highest annual base salary in effect during the three years immediately preceding the Change in Control and the annual base salary in effect on the termination date; plus

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•	three times the highest annual bonus received by the executive officer during the immediately preceding five fiscal years ending on or before the termination date; plus

•	a pro rata target bonus for the performance period (year, quarter or month) in which the termination occurs.

The executive officer would also receive continued medical insurance benefits for three years at the active employee premium rate and three years of age and service credit for retiree medical eligibility. In the event the executive officer is subject to the excise tax under Section 4999 of the Code, the Company will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. In addition, if a Change in Control occurs during the remaining term (the term expires January 31, 2014), the Plan continues for an additional two years. These Plans replaced individual agreements that the Company began providing in 1988. In addition to plans covering all of the Company’s officers, there are Change in Control protections for the general employee population under the Motorola Solutions, Inc. Involuntary Severance Plan. A previous stand-alone Change in Control severance plan for the general employee population was terminated in 2008.

In addition, except as otherwise determined by the Compensation and Leadership Committee at the time of the grant of an award, under the 2006 Plan, upon a Change in Control of the Company: all equity-based awards granted to employees, including our NEOs, become fully vested and exercisable; all performance goals are deemed achieved at target levels and all other terms and conditions met; all performance stock would be delivered as promptly as practicable; all performance units, restricted stock units and other units would be paid out as promptly as practicable; all annual management incentive awards would be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met; and all other stock or cash awards would be delivered and paid. The value of this potential acceleration of awards is the same as the value disclosed for the LRIP, stock options and SARS, and Restricted Stock and RSUs under the Involuntary Change in Control columns of the Termination and Change in Control Table for 2012. Such treatment (referred to herein as “Accelerated Treatment”) does not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with awards that preserve the existing value of such awards at the time of the Change in Control and provide for subsequent payout in accordance with the same vesting schedule applicable to the original awards. With respect to any awards that are so assumed or replaced, such assumed or replaced awards shall provide for the Accelerated Treatment with respect to any employee, including an NEO who is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control.

On January 25, 2011, the Board approved and adopted the Company’s 2011 Senior Officer Change in Control Severance Plan (the “New CIC Severance Plan”). The New CIC Severance Plan will be (1) the Company’s Change in Control severance plan for officers of the Company who are at or above the level of Senior Vice President (“Senior Officers”) who are first elected or promoted to such positions on or after February 1, 2011 and (2) the Company’s replacement Change in Control severance plan, effective February 1, 2014, for then Senior Officers who are otherwise eligible to participate in one of the pre-existing Change in Control plans on or before January 31, 2014 and who, as Senior Officers, have a Date of Termination (as defined in the New CIC Severance Plan) on or after February 1, 2014 in connection with a Change in Control. In particular, under the New CIC Severance Plan:

•

each participant is generally entitled to receive severance benefits if the participant terminates employment with the Company within two years subsequent to a Change in Control of the Company for “Good Reason” or if the participant’s employment with the Company is involuntarily terminated within two years subsequent to a Change in Control of the Company for any reason other than termination for “Cause,” Disability, death or normal retirement, or in the event of an anticipatory termination in connection with a Change in Control of the Company;

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•

qualifying participants are entitled to receive a lump sum in cash (with limited exceptions) equal to their unpaid salary for accrued vacation days, accrued salary through the termination date and unpaid annual incentive or sales incentive bonuses for the preceding year;

•

qualifying participants are also entitled to receive a lump sum in cash equal to two times the participant’s base salary in effect on the termination date plus two times the participant’s target annual bonus or sales incentive bonus for the year in which termination occurs;

•	qualifying participants will also receive a pro rata annual incentive or sales incentive bonus at target for the performance period (year, quarter or month) in which the termination occurs;

•	payments may be made at different times or in different formats depending on the application of Section 409A of the Code;

•

qualifying participants would also receive continued medical insurance benefits for up to two years at the active employee premium rate, and two years of age and service credit for retiree medical eligibility; and

•

in the event a qualifying participant is subject to the excise tax under Section 4999 of the Code, either (a) the participant will pay all applicable Section 4999 excise taxes with respect to severance benefits (if such taxes apply) or (b) the severance benefits will be cut back to an amount that will not be subject to Section 4999 excise taxes, whichever option is more favorable to the participant on an after-tax basis.

The New CIC Severance Plan’s term is for four years (until February 1, 2015), unless earlier terminated. If a Change in Control occurs during the term, the New CIC Severance Plan continues for at least an additional two years from the Change in Control. On January 17, 2013 the Board amended and restated the New CIC Severance Plan to provide that the Executive Short Term Incentive Plan is covered by the New CIC Severance Plan. The New CIC Severance Plan may not be amended or terminated in a manner adverse to participants except upon one year’s advance written notice.

Executive Severance Plan

The Company adopted an Executive Severance Plan (“ESP”) for all elected officers and appointed vice presidents, effective October 1, 2008. The ESP is applicable to the NEOs, other than Mr. Brown. The ESP provides for the payment of benefits in the event that an executive officer’s employment is terminated by Motorola Solutions other than: (a) for total and permanent disability; (b) for Cause (as defined therein); (c) due to death; (d) if the participant accepts employment with another company in connection with a sale, lease, exchange, outsourcing arrangement or other asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of the Company (or is offered employment under such circumstances with certain compensation and benefits that are comparable to those provided by the Company when new employment would become effective); (e) if the termination of employment is followed by immediate or continued employment by Motorola Solutions or an affiliate or subsidiary; or (f) if the executive terminates voluntarily for any reason. In addition to accrued salary through the separation date, the amount of the benefits payable to an executive officer who signs a prescribed separation agreement and general release of claims against Motorola Solutions would be equal to the sum of: (1) 12 months of base salary; and (2) pro rata annual bonus or pro rata sales incentive, whichever is applicable, for the performance period (year, month or quarter, as applicable) in which separation occurs.

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In addition, the executive officer would receive (a) 12 months of continued medical plan coverage at the active employee premium rate, offset against the COBRA amount, (b) up to 12 months outplacement services, and (c) financial planning services. Any severance pay and benefits paid under the ESP are to be offset against any severance pay and benefits payable under the Senior Officer Change in Control Plan and/or other individual severance arrangements. If an executive officer receives a pro rata annual bonus or pro rata sales incentive under the ESP, the executive officer is not entitled to receive an annual bonus or sales incentive under any applicable plan for the same performance period. All equity grants and other benefits are to be administered in accordance with their prescribed terms. The Compensation and Leadership Committee of the Motorola Solutions Board of Directors, or in some circumstances its delegate, may, in its sole discretion, reduce, eliminate or otherwise adjust the amount of an executive officer’s severance pay and benefits, including any bonus or incentive.

On January 24, 2011, the Compensation and Leadership Committee approved and adopted the Company’s 2011 Executive Severance Plan (the “New Executive Severance Plan”). The New Executive Severance Plan will be the Company’s severance plan for (1) officers of the Company at or above the level of Vice President (“Vice Presidents”) who are first elected or promoted to such positions on or after February 1, 2011 and (2) Appointed Vice Presidents, Corporate Vice Presidents, Senior Vice Presidents or Executive Vice Presidents or persons whose salary grade is EXB, EXC, EXS, or EXV as of January 31, 2011, whose “Separation Date” occurs on or after February 1, 2014 and whose termination is a “Qualifying Termination,” both as defined in the New Executive Severance Plan. In particular, under the New Executive Severance Plan:

•

each participant is generally entitled to receive severance benefits if the participant’s employment is terminated by the Company other than: (a) for total and permanent disability; (b) for “Cause”; (c) due to death; (d) if the participant accepts employment with another company in connection with a sale, lease, exchange, outsourcing arrangement or other asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of the Company (or is offered employment under such circumstances with certain compensation and benefits that are comparable to those provided by the Company when new employment would become effective); or (e) if the termination of employment is followed by immediate or continued employment by the Company or an affiliate or subsidiary; or (f) if the participant terminates voluntarily for any reason;

•

qualifying participants who execute a prescribed release of claims, are not in breach of any covenants or other agreements with the Company, and comply with non-disparagement, confidentiality and other applicable covenants, are entitled to receive, in addition to accrued salary through the separation date, 12 months (or nine months in the case of appointed vice presidents and salary grade EXB) of base salary continuation and a pro rata annual bonus or pro rata sales incentive, whichever is applicable, for the performance period (year, month or quarter, as applicable) in which separation occurs;

•

qualifying participants would receive (a) 12 months (nine months in the case of appointed vice presidents) of continued medical plan coverage at the active employee premium rate, offset against the COBRA amount, (b) up to 12 months outplacement services, and (c) financial planning services for a subset of participants;

•

any severance pay and benefits paid under the New Executive Severance Plan are to be offset against any severance pay and benefits payable under the applicable Change in Control plan and/or other individual severance arrangements;

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•

if a qualified participant receives a pro rata annual bonus or pro rata sales incentive under the New Executive Severance Plan, the participant is not to receive an annual bonus or sales incentive under any applicable plan for the same performance period; and

•

the Compensation and Leadership Committee, or in some circumstances its delegate, may, in its sole discretion, reduce, eliminate or otherwise adjust the amount of a qualifying participant’s severance pay and benefits, including any bonus or incentive.

If a Change in Control occurs, the New Executive Severance Plan continues for at least an additional two years from the Change in Control. On January 16, 2013, the Compensation and Leadership Committee amended and restated the New Executive Severance Plan to provide that the Executive Short Term Incentive Plan is covered by the New Executive Severance Plan. The New Executive Severance Plan may not be amended or terminated in a manner adverse to participants or potential participants except upon one year’s advance written notice or qualifying participants’ written consent.

On January 24, 2011, in connection with its approval of the New Executive Severance Plan, the Compensation and Leadership Committee approved the amendment and restatement of the Motorola, Inc. Executive Severance Plan (as amended through September 1, 2010) in the form of the Motorola Solutions, Inc. Legacy Amended and Restated Executive Severance Plan (the “Legacy Executive Severance Plan”) to reflect the closure of the Motorola, Inc. Executive Severance Plan to new participants effective February 1, 2011 and the anticipated termination of the Legacy Executive Severance Plan as of January 31, 2014 (except to the extent needed to pay severance pay and benefit obligations under the Legacy Executive Severance Plan with respect to participants who terminate employment on or prior to that date). In addition, in particular, the changes to the Legacy Executive Severance Plan:

•	reflect the Company’s recent name change from Motorola, Inc. to Motorola Solutions, Inc.;

•	require the participant to notify the Company of any new employment through the first (rather than the second) anniversary of the separation date;

•

clarify that the severance rights of participants who terminate employment on or before January 31, 2014 will be governed by the Legacy Executive Severance Plan rather than the New Executive Severance Plan; and

•

provide that the Legacy Executive Severance Plan may not be amended or terminated in a manner adverse to participants or potential participants except upon one year’s advance written notice or qualifying participants’ written consent.

On January 16, 2013 the Compensation and Leadership Committee approved Amendment 1 to the Legacy Executive Severance Plan to provide that the Executive Short Term Incentive Plan is covered by the Legacy Executive Severance Plan.

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Termination and Change in Control Tables for 2012

The tables below outline the potential payments to our NEOs upon the occurrence of certain termination triggering events. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by agreement and by person.

“Voluntary termination” means a termination initiated by the officer.

“Voluntary termination for Good Reason” occurs when, other than in connection with a Change in Control, employment is terminated by an officer for Good Reason.

“Good Reason” means (1) an officer is assigned duties materially inconsistent with his position, duties, responsibilities and status, or his duties are materially diminished, during the 90-day period immediately preceding a Change in Control, (2) his position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control, (3) his annual base salary or total annual compensation opportunity are materially reduced, (4) the Company requires regular performance of duties beyond a 50-mile radius from the officer’s current location, (5) the Company fails to obtain a satisfactory agreement from any successor to assume and perform the relevant plan, or (6) any other material breach of the relevant plan. In the case of Mr. Brown, “Good Reason” also means (1) a failure to continue on the Board of Directors or a negative change in reporting structure, (2) Mr. Brown is not the sole Chief Executive Officer of Motorola Solutions on and after September 1, 2011, or (3) the failure of the successor to what is now Motorola Solutions to assume his employment agreement.

“Voluntary termination—Retirement” means, apart from any pension plan or AIP, for purposes of the 2006 Plan and the Motorola Solutions Long Range Incentive Plan, retirement after reaching age 55 with at least 20 years of service, or age 60 with at least 10 years of service, or age 65; for purposes of the AIP, retirement after reaching age 55 with 3 years of service; and for purposes of the Motorola Elected Officer Supplementary Retirement Plan, retirement after reaching age 60 (early retirement age for an unreduced benefit) or age 57 for a reduced benefit retirement, if applicable.

“Involuntary Termination—Total and Permanent Disability” means termination of employment following entitlement to long-term disability benefits under the Motorola Solutions Disability Income Plan, as amended and any successor plan, or a determination of a permanent and total disability under a state workers compensation statute.

“Involuntary Termination—For Cause” means termination of employment following any misconduct identified as a ground for termination in the Motorola Solutions Code of Business Conduct, or the human resources policies, or other written policies or procedures, including among other things, conviction for any criminal violation involving dishonesty, fraud or breach of trust or willful engagement in gross misconduct in the performance of the officer’s duties that materially injures the Company.

“Involuntary Termination—Not for Cause” means termination of employment for reasons other than “For Cause,” Change in Control as defined below, death, Retirement or Total and Permanent Disability as defined above.

“Involuntary Termination for Change in Control” occurs when, at any time (1) following a Change in Control and, assuming equity awards are not suitably replaced by a successor, prior to the second anniversary of a Change in Control or (2) during the 12 months prior to a Change in Control but after such time as negotiations or discussions that ultimately lead to a Change in Control have commenced, employment is terminated (a) involuntarily for any reason other than Cause, death, Disability or

PROXY STATEMENT	95

retirement under a mandatory retirement policy of the Company or any of its Subsidiaries or (b) by the officer after the occurrence of an event giving rise to Good Reason. For purposes of this definition, “Cause” means (1) conviction of any criminal violation involving dishonesty, fraud or breach of trust or (2) willful engagement in gross misconduct in the performance of the officer’s duties that materially injures the Company, and “Disability” means a condition such that the officer by reason of physical or mental disability becomes unable to perform his normal duties for more than 180 days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any 12 month period.

“Change in Control” (as used in the prior definition of “Involuntary Termination for a Change in Control”) shall be deemed to have occurred if (1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than the Company or any employee benefit plan of the Company, and no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing), (2) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of Common Stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holder of Common Stock, directly or indirectly, have at least 65% ownership interest, (3) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (4) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

96	PROXY STATEMENT

As required, the amounts included in the following tables reflect theoretical potential payouts based on the assumption that the applicable triggering event occurred on December 31, 2012. For each NEO, the columns included reflect the triggering events that were theoretically possible on December 31, 2012.

Gregory Q. Brown Chairman and Chief Executive Officer	Voluntary Termination		Total and Permanent Disability or Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason	Retirement		For Cause	Not For Cause	Change in Control(9)

Compensation
Severance(2)	$7,680,000	$0	$0	$0	$7,680,000	$11,520,000
Short-term Incentive(3)	2,640,000	0	2,640,000	0	2,640,000	2,640,000
Long-term Incentives
• 2012-2014 LRIP(3)	0	0	1,000,000	0	0	3,000,000
• 2011-2013 LRIP(3)	0	0	2,000,000	0	0	3,000,000
• Stock Options and SARs (Unvested and Accelerated or Continued Vesting)(4)	16,929,637	0	17,099,851	0	16,929,637	17,099,851
• Restricted Stock and Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(4)	13,753,684	0	13,954,410	0	13,753,684	13,954,410
Benefits and Perquisites(5)(6)
Health and Welfare Benefits Continuation(7)	52,916	0	0	0	52,916	79,374
280G Tax Gross up(8)	0	0	0	0	0	8,876,711
TOTAL	$41,056,237	$0	$36,694,261	$0	$41,056,237	$60,170,346

Edward J. Fitzpatrick Executive Vice President and Chief Financial Officer	Voluntary Termination	Total and Permanent Disability or Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason or Retirement		For Cause	Not For Cause	Change in Control(9)

Compensation
Severance(2)	$0	$0	$0	$565,000	$3,360,000
Short-term Incentive(3)	0	536,750	0	536,750	536,750
Long-term Incentives
• 2012-2014 LRIP(3)	0	201,250	0	0	603,750
• 2011-2013 LRIP(3)		450,000		0	675,000
• Stock Options (Unvested and Accelerated)(4)	0	2,768,204	0	1,652,049	2,768,204
• Restricted Stock Units (Unvested and Accelerated)(4)	0	2,069,848	0	830,579	2,069,848
Benefits and Perquisites(5)(6)
Health and Welfare Benefits Continuation(7)	0	0	0	22,871	68,613
Outplacement Services (12 months)	0	0	0	0	20,000
280G Tax Gross-up(8)	0	0	0	0	2,309,383
TOTAL	$0	$6,026,052	$0	$3,607,249	$12,411,548

PROXY STATEMENT	97

Eugene A. Delaney Executive Vice President	Voluntary Termination		Total and Permanent Disability	Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(11)	Good Reason	Retirement			For Cause	Not For Cause	Change in Control(9)

Compensation
Severance(2)	$0	$0	$0	$0	$0	$595,000	$4,320,000
Short-term Incentive(3)	0	565,250	565,250	565,250	0	565,250	565,250
Long-term Incentives
• 2012-2014 LRIP(3)	0	201,250	201,250	201,250	0	201,250	603,750
• 2011-2013 LRIP(3)	0	325,833	325,833	325,833	0	325,833	488,750
• Stock Options (Unvested and Accelerated)(4)	0	0	2,606,881	2,606,881	0	1,188,004	2,606,881
• Restricted Stock Units (Unvested and Accelerated)(4)	0	0	2,118,401	2,118,401	0	959,533	2,118,401
Benefits and Perquisites(5)(6)
Elected Officer SRP Plan(10)	0	0	6,074,626	0	0	0	6,074,626
Health and Welfare Benefits Continuation(7)	0	0	0	0	0	17,614	52,842
Outplacement Services (12 months)	0	0	0	0	0	0	20,000
280G Tax Gross-up(8)	0	0	0	0	0	0	0
TOTAL	$0	$1,092,333	$11,892,241	$5,817,615	$0	$3,852,484	$16,850,500

Mark F. Moon Executive Vice President and President, Sales & Product Operations Executive Benefits and Payments Upon Termination(1)	Voluntary Termination	Total and Permanent Disability or Death
			Involuntary Termination
	Good Reason or Retirement		For Cause	Not For Cause	Change in Control(9)

Compensation
Severance(2)	$0	$0	$0	$565,000	$3,795,000
Short-term Incentive(3)	0	536,750	0	536,750	536,750
Long-term Incentives
• 2012-2014 LRIP(3)	0	201,250	0	0	603,750
• 2011-2013 LRIP(3)		285,000	0	0	427,500
• Stock Options (Unvested and Accelerated)(4)	0	2,285,729	0	806,598	2,285,729
• Restricted Stock Units (Unvested and Accelerated)(4)	0	1,874,690	0	679,741	1,874,690
Benefits and Perquisites(5)(6)
Health and Welfare Benefits Continuation(7)	0	0	0	22,871	68,613
Outplacement Services (12 months)	0	0	0	0	20,000
280G Tax Gross-up(8)	0	0	0	0	2,533,984
TOTAL	$0	$5,183,419	$0	$2,610,960	$12,146,016

98	PROXY STATEMENT

Lewis A. Steverson Senior Vice President, General Counsel and Secretary	Voluntary Termination	Total and Permanent Disability or Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason or Retirement		For Cause	Not For Cause	Change in Control(9)

Compensation
Severance(2)	$0	$0	$0	$465,000	$2,475,000
Short-term Incentive(3)	0	348,750	0	348,750	348,750
Long-term Incentives
• 2012-2014 LRIP(3)	0	134,583	0	0	403,750
• 2011-2013 LRIP(3)		212,500		0	318,750
• Stock Options (Unvested and Accelerated)(4)	0	1,085,445	0	480,280	1,085,445
• Restricted Stock Units (Unvested and Accelerated) (4)	0	891,325	0	316,819	891,325
Benefits and Perquisites(5)(6)
Health and Welfare Benefits Continuation(7)	0	0	0	15,637	46,911
Outplacement Services (12 months)	0	0	0	0	6,800
280G Tax Gross-up(8)	0	0	0	0	1,539,968
TOTAL	$0	$2,672,603	$0	$1,626,486	$7,116,699

(1)	For purposes of this analysis, we assumed the NEOs’ compensation is as follows: Mr. Brown’s base salary is equal to $1,200,000, his short-term incentive target opportunity under the AIP is equal to 220% of base salary and his long-term incentive target opportunity under the 2012-2014 and 2011-2013 LRIP cycles is equal to 250% of cycle start salary. Mr. Fitzpatrick’s base salary is equal to $565,000, his short-term incentive target opportunity under the AIP is equal to 95% of base salary and his long-term incentive target opportunity under the 2012-2014 and 2011-2013 LRIP cycles is equal to 115% and 150% of cycle start salary, respectively. Mr. Delaney’s base salary is equal to $595,000, his short-term incentive target opportunity under the AIP is equal to 95% of base salary and his long-term incentive target opportunity under the 2012-2014 and 2011-2013 LRIP cycles is equal to 105% and 85% of cycle start salary, respectively. Mr. Moon’s base salary is equal to $565,000, his short-term incentive target opportunity under the AIP is equal to 95% of base salary and his long-term incentive target opportunity under the 2012-2014 and 2011-2013 LRIP cycles is equal to 115% and 95% of cycle start salary, respectively. Mr. Steverson’s base salary is equal to $465,000, his short-term incentive target opportunity under the AIP is equal to 75% of base salary and his long-term incentive target opportunity under the 2012-2014 and 2011-2013 LRIP cycles is equal to 95% and 85% of cycle start salary, respectively.

(2)	Under Involuntary Termination—Not for Cause, severance is generally calculated as 12 months of base salary pursuant to the Executive Severance Plan. For Mr. Brown, severance is calculated as two times base salary plus two times target AIP award, as further discussed in Employment Agreement with Gregory Q. Brown. Under Involuntary Termination—Change in Control, severance is calculated as three times base salary plus three times highest bonus during the five full years preceding the termination date pursuant to the Legacy Senior Officer Change in Control Severance Plan, and pursuant to Mr. Brown’s employment agreement is calculated as three times base salary plus three times target bonus in the year of termination. Actual severance payments may vary. See Executive Severance Plan for further details, including a summary of new severance provisions applicable on a prospective basis.

(3)

Assumes the effective date of termination is December 31, 2012 and that the payment under the AIP is equal to the full target award; the payment under the 2012-2014 LRIP cycle is equal to one-third of the target award and the payment under the 2011-2013 LRIP cycle is equal to two-thirds of the target award for Total and Permanent Disability or Death and the full target award for Involuntary Termination-Change in Control. If the NEO does not meet the rule of retirement under

PROXY STATEMENT	99

the AIP (age 55 plus three years service) or under the LRIP (either age 55 plus 20 years service, age 60 plus 10 years service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement. If an NEO has not met the applicable rule of retirement, he or she is not automatically entitled to a pro rata payment under the LRIP in the event of an Involuntary Termination—Not for Cause unless the LRIP cycle is in its final year at the time of termination.

(4)	Assumes the effective date of termination is December 31, 2012 and the price per share of Common Stock on the date of termination is $55.68 per share, the closing price of the Common Stock on December 31, 2012 (the last trading day in 2012). If the NEO does not meet the rule of retirement, if applicable, under the equity plans (either age 55 plus 20 years of service, age 60 plus 10 years of service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement. For Involuntary Termination—Not For Cause, the vesting for unvested RSUs granted on or after May 3, 2006 to August 1, 2009 is pro rata accelerated for full years of service from the grant date to the termination date. For RSUs granted on or after August 1, 2009, the vesting for unvested RSUs is pro rata accelerated for full months of service from the grant date to the termination date. For Mr. Brown, under Voluntary Termination—Good Reason and Involuntary Termination—Not For Cause, the unvested equity granted under his employment agreement accelerates immediately, with all other equity continuing to vest for a period of two years following termination. The value of dividend equivalent shares on Mr. Brown’s restricted shares is not included.

(5)	Payments associated with Benefits and Perquisites are limited to the items listed. No other benefits or perquisite continuation occurs under the termination scenarios listed that are not otherwise available to all regular U.S. employees.

(6)	See Nonqualified Deferred Compensation in 2012 for a discussion of nonqualified deferred compensation. There would be no further enhancement or acceleration upon a termination or change in control.

(7)	Health and Welfare Benefits Continuation is calculated as 12 months (except with respect to Mr. Brown, which was calculated as 24 months per his employment agreement) as provided in the Executive Severance Plan under Involuntary Termination—Not for Cause and as 36 months under Involuntary Termination—Change in Control and as provided for in a Separation Agreement under Separation Agreement, if applicable.

(8)

If the “parachute payment” (severance plus the value of accelerated equity) is equal to or greater than three times the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds the average W-2 reported compensation for the preceding years. Per the Motorola Solutions, Inc. Legacy Senior Officer Amended and Restated Change in Control Severance Plan, which all the NEOs participate in other than Mr. Brown, an additional “gross up payment” equal to the value of the excise tax imposed will be paid, subject to a 10% “cut-back” (in other words, change in control payments will be reduced below the Code Section 280G safe harbor if the total payments are less than 10% in excess of the Code Section 280G safe harbor). These estimates do not take into account mitigation tax payments made in consideration of non-competition agreements or as reasonable compensation. The determination as to whether and when a “gross up payment” is required, the amount of the “gross up payment” and the assumptions to be utilized in arriving at such determination, will be made by the Company’s independent registered public accounting firm, currently KPMG LLP. On January 25, 2011, the Company adopted the 2011 Senior Officer Change in Control Severance Plan, which became effective on February 1, 2011 for newly hired or promoted senior officers eligible for such plan, and on February 1, 2014 for existing senior

100	PROXY STATEMENT

officers, including the NEOs other than Mr. Brown. The 2011 Senior Officer Change in Control Severance Plan provides that in the event an excise tax is applicable, then either the participant will pay all excise taxes or the severance benefits will be reduced to an amount that will not be subject to excise taxes, whichever is more favorable to the executive on an after-tax basis. Per Mr. Brown’s employment agreement, he is entitled to a gross up for excise taxes on excess parachute payments, subject to a 10% “cut-back” (in other words, change in control payments will be reduced below the 280G safe harbor if the total payments are less than 10% in excess of 280G safe harbor).

(9)	Mr. Brown’s employment agreement and our Senior Officer Change in Control Severance Plans use a “double trigger.” In other words, in order for severance benefits to be “triggered,” (1) a change in control must occur, and (2) an executive must be involuntarily terminated for a reason other than “Cause” or must leave for “Good Reason” within 24 months of the change in control. Mr. Brown’s employment agreement has unique definitions of “Cause” and “Good Reason.”

(10)	This Elected Officer SRP amount for Mr. Delaney reflects the accrued benefit value at December 31, 2012; Mr. Delaney is the sole participant in this plan. In the event of death, the participant’s surviving spouse would receive half of the retirement benefit, as of the date immediately prior to the participant’s death, in a lifetime annuity payable monthly. Mr. Delaney is vested but not retirement eligible until age 57. The Company has announced that Mr. Delaney will retire at the end of June 2013. In the event of a change in control or disability, a participant of any age at termination is entitled to an unreduced benefit upon retirement or after age 55.

(11)	The Company has announced that Mr. Delaney will retire at the end of June 2013. The terms of his retirement will be mutually agreed upon by the Company and Mr. Delaney.

The following “Report of Audit Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PROXY STATEMENT	101

AUDIT COMMITTEE MATTERS

Report of Audit Committee

The Audit Committee (the “Committee”) operates pursuant to a written charter that was amended and restated by the Board as of December 11, 2012. A copy of the Committee’s current charter is available at www.MotorolaSolutions.com/investor. The responsibilities of the Committee include assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. The Committee also appoints and retains the independent registered public accounting firm.

On February 11, 2013, the Board determined that each member of the Committee was independent within the meaning of relevant NYSE listing standards, SEC rules and the Motorola Solutions, Inc. Director Independence Guidelines. The Board also determined that (1) Ms. Lewent, Mr. Singer and Dr. White are each an “audit committee financial expert” as defined by SEC rules, whose expertise has been attained through relevant experience as discussed in Who Are the Nominees?, and (2) each member of the Committee is “financially literate.” Mr. Intrieri was a member of the Committee in 2011 and until his resignation from the Board on March 1, 2012. Mr. Intrieri was also determined to be independent, an “audit committee financial expert,” and “financially literate” on February 14, 2012 and his independence was confirmed on February 11, 2013 for the period of time in 2012 he served on the Board and Committee.

The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During 2012, the Committee met eleven times. The Committee schedules its meetings with a view toward ensuring that it devotes appropriate attention to all of its tasks. During certain of these meetings, the Committee meets privately with the independent registered public accounting firm, the chief financial officer, the director of internal audit, the chief legal counsel and, from time-to-time, other members of management. Outside of formal meetings, Committee members had telephone calls to discuss important matters with management and the independent registered public accounting firm. The Committee also obtains a review, of the nature described in Statement on Auditing Standards (SAS) No. 100, from the independent registered public accounting firm containing the results of their review of the interim financial statements.

Throughout the year, the Committee monitors matters related to the independence of KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm. As part of its monitoring activities, the Committee reviews the relationships between the independent registered public accounting firm and the Company. After reviewing the relationships and discussing them with management, the Committee discussed KPMG’s overall relationship with the Company, as well as their objectivity and independence. Based on its review, the Committee is satisfied with the auditors’ independence.

KPMG also has confirmed to the Committee in writing, as required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding KPMG’s communications with the Committee concerning independence, that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards.

The Committee also discussed with management, the internal auditors and the independent registered public accounting firm, the quality and adequacy of the Company’s internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

102	PROXY STATEMENT

The Committee discussed and reviewed with the independent registered public accounting firm all matters required by the standards of the PCAOB, including those described in SAS No. 114, “Communication With Audit Committees,” as amended. With and without management present, the Committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2012 with management and the independent registered public accounting firm. Management has the responsibility for the preparation and integrity of the Company’s consolidated financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

The Committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 and the report of the Company’s independent registered public accounting firm on the effectiveness of internal control over financial reporting as of December 31, 2012. Management is responsible for maintaining adequate internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm has the responsibility for auditing the effectiveness of internal control over financial reporting and expressing an opinion thereon based on their audit. Based on the above-mentioned review and discussions with management and the Company’s independent registered public accounting firm, the Committee recommended to the Board that management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 and the report of our independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

As specified in the Audit Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Committee has relied on: (1) management’s representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and (2) the reports of the Company’s independent registered public accounting firm with respect to such consolidated financial statements.

Respectfully submitted,

Judy C. Lewent, Chair

Kenneth C. Dahlberg

Bradley E. Singer

John A. White

PROXY STATEMENT	103

Independent Registered Public Accounting Firm Fees

KPMG served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2012 and December 31, 2011 and is serving in such capacity for the current fiscal year. The Audit Committee appoints and engages the independent registered public accounting firm annually. The decision of the Audit Committee is based on auditor qualifications and performance on audit engagements.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Total Fees Billed by KPMG

The aggregate fees billed by KPMG for professional services to the Company were $6.4 million in 2012 and $7.1 million in 2011.

Audit Fees

The aggregate fees billed by KPMG for professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of internal control over financial reporting, the review of the Company’s quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings or engagements were $5.1 million in 2012 and $6.0 million in 2011.

Audit-Related Fees

The aggregate fees billed by KPMG for assurance and related services reasonably related to the performance of the audit of the Company’s financial statements, but not included under Audit Fees, were $0.9 million in 2012 and $0.4 million in 2011.

Tax Fees

The aggregate fees billed by KPMG for tax services were $0.4 million in 2012 and $0.2 million in 2011. These fees are primarily related to multi-national transfer pricing and tax services.

All Other Fees

The aggregate fees for all other services rendered by KPMG were nil in 2012 and $0.5 million in 2011. The 2011 fees were primarily related to analyzing cost optimization studies for management that were not reoccurring in 2012.

104	PROXY STATEMENT

The following table further summarizes fees billed to the Company by KPMG during 2012 and 2011.

(In millions)	2012	2011
Audit Fees	$5.1	$6.0
Audit-Related Fees	$0.9	$0.4
Tax Fees
International Tax Services	$0.4	$0.2
U.S. Tax Services	$0.0	$0.0

	$0.4	$0.2
All Other Fees	$0.0	$0.5

Total	$6.4	$7.1

Audit Committee Pre-Approval Policies

In addition to retaining KPMG to audit the Company’s consolidated financial statements and internal control over financial reporting for 2012, KPMG and other accounting firms were retained to provide auditing and advisory services in 2012. The Audit Committee has historically engaged KPMG to provide divestiture and acquisition-related due diligence and audit services, audit-related assurance services, and certain tax services. The Audit Committee has further determined that the Company will obtain non-audit services from KPMG only when the services offered by KPMG are competitive with other service providers and do not impair the independence of KPMG.

The Audit Committee Auditor Fee Policy requires the pre-approval of all professional services provided to the Company by KPMG. Below is a summary of the policy and procedures.

The Audit Committee pre-approves the annual audit plan and the annual audit fee. The Audit Committee policy includes an approved list of non-audit services that KPMG can provide, including audit-related services, tax services, and other services. The Audit Committee pre-approves the annual non-audit related services and budget. The Audit Committee allows the Company’s Chief Accounting Officer to authorize payment for any audit and non-audit service in the approved budget. The Audit Committee also provides the Company’s Chief Accounting Officer with the authority to pre-approve fees less than $100,000 that were not in the annual budget, but that are in the list of services approved by the Audit Committee. This approval is limited to a cumulative cap of $200,000 between Audit Committee meetings. This authority excludes approval over the annual integrated audit, internal control over financial reporting services, and tax services. The Audit Committee Chairman has the authority to pre-approve fees on the list of approved services, outside of the Chief Accounting Officer’s allowable authorization, in advance of the Audit Committee meeting. The Chief Accounting Officer is responsible to report any approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee reviews, and if necessary, approves updated audit and non-audit services and fees in comparison to the previous approved budget at each regular Audit Committee meeting.

In 2012, management did not approve any services that were not on the list of services pre-approved by the Audit Committee.

PROXY STATEMENT	105

COMMUNICATIONS

How Can I Recommend a Director Candidate to the Governance and Nominating Committee?

The Governance and Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for consideration should forward the candidate’s name and information about the candidate’s qualifications and the information required by the Company’s bylaws, including a completed and signed questionnaire, in writing to the Governance and Nominating Committee, c/o Secretary, Motorola Solutions, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196.

The Governance and Nominating Committee will consider nominees recommended by Motorola Solutions stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Governance and Nominating Committee and management receive.

What is the Deadline and How Do I Submit Nominations to the Board?

A stockholder wishing to nominate a candidate for election to the Board at the 2014 Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Motorola Solutions, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196 of his or her intention to make such a nomination. The notice of nomination must be received by the Company’s Secretary at the address above no later than 5:00 pm Central Time on January 17, 2014.

The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company’s Bylaws. The notice must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under New York Stock Exchange Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. In addition, to be eligible as a nominee for election, a nominee must submit a completed and signed questionnaire, a written representation and agreement regarding compliance with fiduciary duties and the Company’s Bylaws, among other items as set forth in the Company’s Bylaws. A nomination that does not comply with the above requirements will not be considered.

What is the Deadline and How Do I Submit Proposals For the 2014 Annual Meeting?

Any stockholder who intends to present a proposal at the Company’s 2014 Annual Meeting of Stockholders must send the proposal to: Secretary, Motorola Solutions, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

If the stockholder intends to present the proposal at the Company’s 2014 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal

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must be received by the Company no later than 5:00 pm Central Time on November 18, 2013, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The Company is not obligated to include any stockholder proposal in its proxy materials for the 2014 Annual Meeting of Stockholders if the proposal is received after that time.

If a stockholder wishes to present a proposal at the 2014 Annual Meeting of Stockholders but not have it included in the Company’s proxy materials for that meeting, the proposal: (1) must be received by the Company no later than 5:00 pm Central Time on January 17, 2014, (2) must present a proper matter for stockholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under the Company’s Amended and Restated Certificate of Incorporation and Bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in the Company’s Bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC.

How Can I Communicate with the Board?

All communications to the Board of Directors, Chairman of the Board, the non-management directors or any individual director, must be in writing and addressed to them c/o Secretary, Motorola Solutions, Inc., 1303 East Algonquin Road, Schaumburg, IL 60196 or by email to boardofdirectors@MotorolaSolutions.com. Our Secretary reviews all written communications and forwards to the Board a summary and/or copies of any such correspondence that is directed to the Board or that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires the Board’s or any Board committee’s attention.

OTHER MATTERS

The Board knows of no other business to be transacted at the Annual Meeting, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and certain officers of the Company are required to report to the SEC, by a specified date, his or her transactions related to our Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2012 fiscal year, all filing requirements applicable to its officers and directors were complied with on a timely basis. One filing for ValueAct Holdings, L.P., as a 10% beneficial owner, relating to a July 25, 2012 sale of shares by ValueAct Holdings, L.P., was reported one day later than required on July 30, 2012.

Manner and Cost of Proxy Solicitation

The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone, personal

PROXY STATEMENT	107

interview or other electronic means. You may also be solicited by means of press releases issued by the Company and advertisements in periodicals. Also, the Company has retained Alliance Advisors, LLC to aid in soliciting proxies for a fee estimated not to exceed $25,000 plus expenses. The Company will, at its expense, request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

As in the past few years, a number of brokers with accountholders who are Motorola Solutions stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to Motorola Solutions stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or call 1-800-579-1639, email: sendmaterials@proxyvote.com, or write us at Secretary, Motorola Solutions, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

By order of the Board of Directors,

Lewis A. Steverson

Secretary

Location for the Annual Meeting of Stockholders:

Willard InterContinental

1401 Pennsylvania Avenue NW, Washington DC 20004

May 6, 2013 at 5:00 P.M., EDT

Map to the Willard InterContinental

Directions to the Willard InterContinental

The Willard InterContinental is located in the heart of the Nation’s Capital, just blocks from the government and business districts, one block from the White House, and two blocks from the underground Metro Center station. The Metro Center station is serviced by the Red, Blue, and Orange Lines. When one gets off of the train, look for the exit marked “12th & F Sts.” As you exit to the street you will be on F St. Continue straight two blocks to 14th St. Cross 14th and the Willard InterContinental entrance is next to the jewelry store. The Pennsylvania Ave. entrance would be to your left down the hill one block away.

Directions from Washington National Airport

Exit from the airport onto George Washington (GW) Parkway towards Washington. Take the GW Parkway to I-395 North. This will bring you into Washington across the 14th Street Bridge. Stay in the left lane while crossing the bridge and follow the signs for US Route 1, which will be straight ahead. This will put you on 14th Street. Follow 14th Street past the Washington Monument. At Pennsylvania Avenue, turn left and the Willard is on your immediate right.

Directions from Washington Dulles International Airport

Follow I-66 across the Potomac River via the Roosevelt Bridge. While crossing the bridge, stay in the center lane, which becomes Constitution Avenue. Follow Constitution Avenue about eight blocks until 15th Street. Turn left onto 15th Street. Continue on 15th Street to F Street. Turn right onto F Street and turn right at the next corner onto 14th Street. Turn right again at the next corner onto Pennsylvania Avenue and the Willard is on your immediate right.

Directions from Baltimore/Washington International Airport

Follow I-95 South to the Washington Metropolitan area. Exit I-95 South at I-495 West (the Capitol Beltway) toward Silver Spring. Proceed on the Beltway to exit 33, Connecticut Avenue (Route 185). At the stoplight at the end of the off-ramp, turn left and follow Connecticut Avenue approximately seven miles. Turn left onto H Street and follow H Street to 14th Street and turn right. Proceed to the third traffic light (Pennsylvania Avenue) and the Willard is on your immediate right.

Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday May 5, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday May 5, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report and Proxy Statement at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M52550-P34302 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOTOROLA SOLUTIONS, INC.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL NOMINEES LISTED BELOW:		For	Against	Abstain	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE		For	Against	Abstain
					FOR THE FOLLOWING PROPOSALS:
1.	Election of Directors for a One-Year Term
	1a. Gregory Q. Brown	☐	☐	☐	2.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

	1b. William J. Bratton 1c. Kenneth C. Dahlberg	☐ ☐	☐ ☐	☐ ☐	3.	Ratification of the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2013.	☐	☐	☐

	1d. David W. Dorman	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST THE FOLLOWING PROPOSALS:

	1e. Michael V. Hayden	☐	☐	☐	4.	Stockholder Proposal re: Encourage Supplier(s) to Publish an Annual Sustainability Report.	☐	☐	☐

	1f. Judy C. Lewent 1g. Anne R. Pramaggiore	☐ ☐	☐ ☐	☐ ☐	5.	Stockholder Proposal re: Political Disclosure and Accountability.	☐	☐	☐

	1h. Samuel C. Scott, III 1i. Bradley E. Singer 1j. John A. White	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

ADMISSION TICKET TO MOTOROLA SOLUTIONS’

2013 ANNUAL MEETING OF STOCKHOLDERS

This is your admission ticket to gain access to Motorola Solutions’ 2013 Annual Meeting of Stockholders. Please present this ticket at one of the registration stations. Please note that seating is on a first-come, first-served basis.

THIS TICKET IS NOT TRANSFERABLE

Location for the Annual Meeting of Stockholders:

Willard InterContinental

1401 Pennsylvania Ave. NW

Washington, DC 20004

May 6, 2013 at 5:00 p.m., EDT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M52551-P34302

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Annual Meeting of Stockholders, May 6, 2013

The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Gregory Q. Brown, Edward J. Fitzpatrick, Lewis A. Steverson and John K. Wozniak, or any one of them, as proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola Solutions, Inc. which the stockholder(s) would be entitled to vote, at the Annual Meeting of Stockholders of Motorola Solutions, Inc. to be held on May 6, 2013, and at any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED,

THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR PROPOSAL 2, FOR PROPOSAL 3,

AGAINST PROPOSAL 4, AND AGAINST PROPOSAL 5.

IMPORTANT - Please vote, date and sign on the reverse side and mail this proxy card promptly in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.